AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1996

                                                       REGISTRATION NO. 333-6795
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                                 PRE-EFFECTIVE

                              AMENDMENT NO. 2
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------

                          CUBIST PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         CUBIST PHARMACEUTICALS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     2834                    22-3192085
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                                24 EMILY STREET
                              CAMBRIDGE, MA 02139
                                 (617) 576-1999
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                            SCOTT M. ROCKLAGE, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CUBIST PHARMACEUTICALS, INC.
                                24 EMILY STREET
                              CAMBRIDGE, MA 02139
                                 (617) 576-1999
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------

                                WITH COPIES TO:
       JUSTIN P. MORREALE, ESQ.                STEVEN D. SINGER, ESQ.
          JULIO E. VEGA, ESQ.                VIRGINIA H. KINGSLEY, ESQ.
       BINGHAM, DANA & GOULD LLP                    HALE AND DORR
          150 FEDERAL STREET                       60 STATE STREET
           BOSTON, MA 02110                       BOSTON, MA 02109
            (617) 951-8000                         (617) 526-6000
                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 426(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                      CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                              PROPOSED        PROPOSED
                                AMOUNT        MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE     AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(2) REGISTRATION FEE(3)
- -----------------------------------------------------------------------------------------------
Common Stock, $.001 par
 value.................        2,300,000       $12.00        $27,600,000          $9,517

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) Includes up to 300,000 shares of Common Stock which the Underwriters have the option to purchase from the Company to cover over-allotments, if any.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(3) Previously paid in connection with the initial filing of the Registration Statement.

                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          CUBIST PHARMACEUTICALS, INC.

  CROSS REFERENCE SHEET BETWEEN ITEMS IN PART I OF FORM S-1 AND THE PROSPECTUS

      REGISTRATION STATEMENT
      ITEM NUMBER AND CAPTION                  CAPTION IN PROSPECTUS
      -----------------------                  ---------------------
 1.Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus...... Outside Front Cover Page of Prospectus
 2.Inside Front and Outside Back
     Cover Pages of Prospectus..... Inside Front and Outside Back Cover Pages
                                     of Prospectus
 3.Summary Information and Risk
     Factors....................... Prospectus Summary; Risk Factors
 4.Use of Proceeds................. Prospectus Summary; Use of Proceeds
 5.Determination of Offering        Outside Front Cover Page of Prospectus;
     Price.........................  Risk Factors; Underwriting
 6.Dilution........................ Risk Factors; Dilution
 7.Selling Security Holders........ Not Applicable
 8.Plan of Distribution............ Outside Front and Inside Front Cover Page
                                     of Prospectus; Underwriting
 9.Description of Securities to be
     Registered.................... Outside Front Cover Page of Prospectus;
                                     Prospectus Summary; Dividend Policy;
                                     Capitalization; Description of Capital
                                     Stock
10.Interests of Named Experts and
     Counsel....................... Legal Matters; Experts
11.Information with Respect to
     Registrant....................  Outside Front and Inside Front Cover Pages;
                                     Prospectus Summary; Risk Factors; Dividend
                                     Policy; Capitalization; Selected Financial
                                     Data; Management's Discussion and Analysis
                                     of Financial Condition and Result of
                                     Operations; Business; Management; Certain
                                     Transactions; Principal Stockholders;
                                     Description of Capital Stock; Shares
                                     Eligible for Future Sale; Experts;
                                     Financial Statements
12.Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities................... Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              Subject to Completion, Dated September 17, 1996

PROSPECTUS

                             2,000,000 SHARES

                                   LOGO

                          CUBIST PHARMACEUTICALS, INC.

                                  COMMON STOCK

                                 -------------

  All of the 2,000,000 shares of Common Stock offered hereby are being sold by Cubist Pharmaceuticals, Inc. ("Cubist" or the "Company"). Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "CBST."

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 6.

                                 -------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY OTHER  STATE SECURITIES COMMISSION NOR HAS  THE
    SECURITIES AND  EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                   Price to   Underwriting Discounts Proceeds to
                                    Public      and Commissions(1)   Company(2)
- --------------------------------------------------------------------------------
Per Share.......................    $                $                 $
- --------------------------------------------------------------------------------
Total(3)........................  $                 $                $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated at $600,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to 300,000 additional shares of Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to
    Public will be $   , the Underwriting Discounts and Commissions will be
    $   , and the Proceeds to Company will be $   . See "Underwriting."

                                 -------------

  The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and to certain other conditions. It is expected that delivery of the shares of Common Stock will be made through the offices of UBS Securities LLC, 299 Park Avenue, New York, New
York on or about       , 1996.

                                 -------------

UBS SECURITIES

                  HAMBRECHT & QUIST

                                                   PACIFIC GROWTH EQUITIES, INC.

    , 1996

Current antiinfective drugs are           Protein synthesis is a sequential
categorized  according to the four        process essential to the life of the
types of essential cell functions         cell whereby amino acids are
they inhibit:  (i) protein synthesis,     incorporated into proteins.  Cubist
(ii) cell metabolism, (iii) cell wall     focuses on discovering novel anti-
synthesis and (iv) nucleic acid           infective drugs that inhibit new
synthesis.                                targets essential to protein
                                          synthesis.  These targets are shown
                       (i) Protein        in the boxes below.
                           Synthesis

                 (ii) Cell                     Ribonuclease P
                      Metabolism

       (iii) Cell Wall                    [PICTURE OF RIBONUCLEASE
             Synthesis      Ribosomes      P AND tRNA APPEARS HERE]

(iv) Nucleic Acid       [PICTURE OF
     Synthesis       CELL AND             Immature             Mature
                  CELL FUNCTION           tRNA                 tRNA
               APPEARS HERE]

           Enzyme
                                                Ribonuclease P (RNase P)
        DNA                                     binds to and cleaves immature
                                                tRNA molecules to produce
                                                mature tRNAs.


mRNA        Synthetase      Amino                    Amidotransferase
                            Acid                             Glutamine

    [PICTURE OF AMINOACYL tRNA                  [PICTURE OF AMIDOTRANSFERASE
    SYNTHETASE CHARGING APPEARS                 MODIFYING GLUTAMATE tRNA
    HERE]                                       APPEARS HERE]
                        Charged                                        Glutamine
                        tRNA
                                                Certain bacteria lack glutamine
Aminoacyl tRNA synthetase binds to              tRNA synthetase and require
mature tRNA and charges it with a               amidotransferase (AdTase) to
specific amino acid.                            bind to an inappropriately
                                                charged tRNA and modify the
         EF-Tu                                  amino acid glutamate to
                                                glutamine.




[PICTURE OF ELONGATION FACTOR                                       Protein
Tu AND CHARGED tRNA APPEARS HERE]
                                                 [PICTURE OF CHARGED tRNA,
                                                 RIBOSONE,mRNA, AND PROTEIN
Elongation factor EF-Tu binds to                 CHAIN APPEARS HERE]
charged tRNA and transports it to
the ribosome for protein synthesis.                                 mRNA
                                              Ribosome

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors." This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors."

                                  THE COMPANY

  Cubist Pharmaceuticals, Inc. ("Cubist" or the "Company") is a biopharmaceutical company engaged in the research, development and commercialization of novel antiinfective drugs to treat infectious diseases caused by bacteria and fungi, primarily those resistant to existing antiinfective drugs. The increasing prevalence of drug-resistant bacterial and fungal pathogens has led to significantly higher mortality rates from infectious diseases and currently presents a serious crisis worldwide. Cubist's strategy for combating antiinfective drug resistance is to identify novel intracellular targets essential for cell function in bacteria and fungi, such as proteins, RNA or DNA, which if inhibited by a drug would kill or attenuate the growth of the pathogen. Cubist selects these targets based on a thorough understanding of their function, thereby providing a foundation for assay development and identification of leads for drug discovery.

  Cubist believes that its rational, target-based, drug discovery strategy represents a distinct departure from and offers significant advantages over traditional drug discovery strategies to counter drug resistance. These traditional strategies have generally involved (i) whole-cell screening methodologies which provide only limited knowledge of target function, (ii) chemical modifications of existing antiinfective drugs, such as penicillin, or
(iii) the combination of existing antiinfective drugs with another agent (an "antibiotic potentiator") to block drug resistance. For decades, antiinfective drug discovery research has utilized only a fixed number of targets and chemical structures, thereby limiting the ability of these approaches to identify new classes of drugs effective against drug-resistant bacteria and fungi. Cubist believes that the identification of new drug classes inhibiting new targets will provide a compelling solution to drug resistance. The Company has identified over 100 proprietary targets and related assays for the discovery of new drugs. The Company expects that drugs inhibiting these new targets will be immediately effective against drug-resistant bacteria and fungi since these pathogens have not had an opportunity to evolve resistance specific to these new drugs. Furthermore, Cubist's most advanced drug discovery program could identify a drug which inhibits more than one essential target for a given pathogen, which would significantly decrease the rate of emergence of drug resistance.

  The increasing prevalence of and rise in mortality rates from infectious diseases places additional stress on the already overburdened U.S. health care system. According to estimates from the U.S. Centers for Disease Control and Prevention (the "CDC"), infectious diseases ranked as the third leading cause of death in 1992, with mortality rates increasing by 58% during the period from 1980 to 1992, in contrast to mortality rates due to all causes which decreased by 3% during this period. Based on CDC estimates, approximately two million hospital-acquired infections occur each year, causing more than eight million days of extended hospital stay and resulting in more than $4.5 billion in additional health care costs each year.

  According to 1995 sales data compiled by IMS International, an independent pharmaceutical research firm, antiinfective drugs generated $26 billion in sales and constituted the third largest pharmaceutical market worldwide, behind only gastrointestinal and cardiovascular drugs. The growth of the worldwide antiinfective drug market from 1994 to 1995 was 13%. Of the 100 best-selling brand name drugs worldwide, 19 are antiinfective drugs addressing bacterial and fungal infections. In the United States, sales of antiinfective drugs totaled over $7 billion in 1995, and brand name antiinfective drugs accounted for 15 of the leading 100 prescription drugs.

  Cubist's initial focus is on the identification and development of antiinfective drugs to inhibit selected targets involved in the essential process of protein synthesis. Cubist's programs are based on targets that are responsible for the: (i) addition or charging of amino acids to tRNA molecules by enzymes known as aminoacyl-tRNA synthetases (the "Synthetase Program"), (ii) cleavage of immature tRNA to form mature tRNA prior to its charging with amino acids by the enzyme ribonuclease P (the "Ribonuclease P Program"), (iii) modification of the amino acid glutamate to glutamine on incorrectly charged tRNAs by the enzyme amidotransferase (the "Amidotransferase Program") and (iv) transport of amino acid-charged tRNA molecules to the site of protein synthesis by elongation factors (the "Elongation Factors Program"). The Company believes that its target-based programs will enable the development of clinically effective drugs to treat infectious diseases caused by pathogens such as staphylococci, enterococci, streptococci and candida. To date, the Company has identified lead candidates targeting certain aminoacyl-tRNA synthetases, which demonstrate potency and selectivity and inhibit the growth of bacteria or fungi. Cubist expects to complete optimization of these lead candidates and select its first drug candidate for pre-clinical development by the end of 1996. Assuming successful pre-clinical development, the Company expects to file an Investigational New Drug ("IND") application by the end of 1997.

  A key element of the Company's strategy is to enhance certain of its drug discovery and development programs and to fund its capital requirements, in part, by entering into collaborative agreements with major pharmaceutical companies. To date, the Company has entered into agreements based on certain targets within the Synthetase Program with Bristol-Myers Squibb Company, Merck & Co., Inc. and Pfizer Inc. Assuming that these collaborative agreements continue until their scheduled expirations, and that a separate drug is successfully developed and commercialized from each of the five research programs to be conducted pursuant to these agreements, Cubist will be entitled to receive a total of $98.5 million in research support payments, technology licensing fees, milestone payments and equity investments. In addition, the Company will be entitled to receive royalties on worldwide sales of any drug developed and commercialized from the collaborations.

  Bristol-Myers Squibb. Cubist is collaborating with Bristol-Myers Squibb Company ("Bristol-Myers Squibb") to discover antibacterial, antimycobacterial and antifungal drug candidates from leads detected in the screening of Bristol-Myers Squibb's compound library against six of Cubist's aminoacyl-tRNA synthetase targets. If a separate drug is successfully developed and commercialized through each of the bacterial, mycobacterial and fungal programs within this collaboration, Cubist will be entitled to receive a total of $56.5 million in research support payments, technology licensing fees, milestone payments and other payments from Bristol-Myers Squibb, including an equity investment of $4.0 million made in June 1996. In addition, the Company will be entitled to receive royalties on worldwide sales of any drug developed and commercialized from this collaboration.

  Merck. Cubist is collaborating with Merck & Co., Inc. ("Merck") to discover antibacterial drug candidates from leads detected in the screening of Merck's compound library against three of Cubist's aminoacyl-tRNA synthetase targets. If a drug is successfully developed and commercialized through this collaboration, Cubist will be entitled to receive a total of $20.5 million in research support payments, technology licensing fees, milestone payments and other payments from Merck. In addition, the Company will be entitled to receive royalties on worldwide sales of any drug developed and commercialized from this collaboration.

  Pfizer. Cubist is collaborating with Pfizer Inc ("Pfizer") to discover antibacterial drug candidates from leads detected in the screening of Pfizer's compound library against six of Cubist's aminoacyl-tRNA synthetase targets. If a drug is successfully developed and commercialized through this collaboration, Cubist will be entitled to receive a total of $21.5 million in research support payments, technology licensing fees, milestone payments and other payments from Pfizer, including a $5.0 million equity investment. In addition, the Company will be entitled to receive royalties on worldwide sales of any drug developed and commercialized from this collaboration.

  Apart from these collaborations, Cubist has retained rights to internally develop and commercialize certain proprietary products which will enable the Company either to commercialize certain drug candidates independently, or to enter into future drug development and commercialization alliances with third parties at a later stage in the development process.

  The Company was incorporated under the laws of the State of Delaware on May 1, 1992. The Company's principal executive offices are located at 24 Emily Street, Cambridge, Massachusetts 02139, and its telephone number is (617) 576-1999.

                                --------------

  Cubist(TM), Cubist Pharmaceuticals(TM) and the Cubist logo are trademarks of the Company. All other trademarks and trade names referenced in this Prospectus are the property of their respective owners.

                                  THE OFFERING

Common Stock Offered............................ 2,000,000 shares
Common Stock Outstanding after this Offering.... 8,373,023 shares(1)
Use of Proceeds................................. To fund research and development and working capital and for general corporate purposes.
Proposed Nasdaq National Market Symbol.......... CBST
Risk Factors.................................... The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                                 SIX MONTHS
                                  YEARS ENDED DECEMBER 31,     ENDED JUNE 30,
                                 ----------------------------  ----------------
                                   1993      1994      1995     1995     1996
                                 --------  --------  --------  -------  -------
STATEMENTS OF OPERATIONS DATA:
Sponsored research revenues....  $    --   $    --   $  1,271  $   100  $ 2,047
Total operating expenses.......     1,716     4,758     6,673    3,414    4,056
Net interest income (expense)..        28       (55)        6      (10)     (64)
                                 --------  --------  --------  -------  -------
Net loss.......................   $(1,688)  $(4,813)  $(5,396) $(3,324) $(2,073)
                                 ========  ========  ========  =======  =======
Pro forma net loss per
 share(2)......................                      $  (0.91)          $ (0.32)
                                                     ========           =======
Pro forma weighted average
 shares used in computing
 pro forma net loss per
 share(2)......................                         5,898             6,449

                                                           JUNE 30, 1996
                                                      ------------------------
                                                       ACTUAL   AS ADJUSTED(3)
                                                      --------  --------------
BALANCE SHEET DATA:
Cash, cash equivalents and investments............... $  4,732     $ 24,592
Working capital......................................    5,023       24,883
Total assets.........................................   10,355       30,215
Long-term debt and capital lease obligations, less
 current portion.....................................    1,206        1,206
Accumulated deficit..................................  (14,005)     (14,005)
Total stockholders' equity...........................    6,790       26,650

- -------

(1) Based on the number of shares outstanding as of June 30, 1996. Excludes (i) an aggregate of 520,660 shares of Common Stock issuable pursuant to stock options outstanding as of June 30, 1996, at a weighted average exercise price per share of $1.37, (ii) 86,619 shares of Common Stock issuable pursuant to warrants outstanding as of June 30, 1996, at a weighted average exercise price per share of $4.04, and (iii) Common Stock that may be issued after the closing of this Offering to Bristol-Myers Squibb pursuant to certain antidilution rights of Bristol-Myers Squibb.

(2) Computed on the basis described in Note B of the Notes to Financial Statements.

(3) As adjusted to reflect the sale of 2,000,000 shares of Common Stock offered hereby and receipt by the Company of the estimated net proceeds therefrom, based upon an assumed initial public offering price of $11.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                                --------------

  Unless otherwise indicated, all information in this Prospectus (i) assumes the Underwriters' over-allotment option is not exercised, (ii) reflects a one-for-seven reverse stock split of the Common Stock to be effected prior to the date of this Prospectus, (iii) reflects the conversion upon the closing of this Offering of all outstanding shares of the Company's Preferred Stock into an aggregate of 5,366,869 shares of Common Stock and of all outstanding warrants to purchase shares of Preferred Stock into warrants to purchase 86,619 shares of Common Stock, (iv) excludes Common Stock that may be issued after the closing of this Offering to Bristol-Myers Squibb pursuant to certain antidilution rights of Bristol-Myers Squibb, (v) reflects the amendment and restatement of the Company's Amended and Restated 1993 Stock Option Plan effective upon the closing of this Offering, (vi) reflects the amendment and restatement of the Company's Amended and Restated By-Laws effective upon the closing of this Offering and (vii) reflects the amendment of the Company's Restated Certificate of Incorporation prior to the date of this Prospectus. See "Capitalization," "Description of Capital Stock" and "Underwriting."

                                 RISK FACTORS

  Prospective investors in the shares offered hereby should carefully consider the following risk factors, in addition to the other information appearing in this Prospectus.

  Early Stage of Product Development; No Assurance of Successful Commercialization. Since inception, the Company has generated no revenue from product sales. The Company's research and development programs are at an early stage, and the Company does not expect that any drugs resulting from its research and development efforts, or from the joint efforts of the Company and its collaborative partners, will be commercially available for a significant number of years, if at all. The Company is currently in the process of optimizing lead candidates to select drug candidates for pre-clinical development; however, to date, the Company has not, independently or with its collaborative partners, completed the optimization of any lead candidates or selected any drug candidates. Any future drug candidates developed by the Company will require significant additional research and development efforts, including extensive pre-clinical (animal and in vitro data) and clinical testing and regulatory approval, prior to commercial sale. None of the Company's potential drug candidates have advanced to any phase of pre-clinical or clinical trials. There can be no assurance that the Company's approach to drug discovery, acting independently or with the efforts of any collaborative partner of the Company, will be effective or will result in the development of any drug. The Company's potential drug candidates will be subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the possibilities that any or all of the Company's drug candidates will be found to be unsafe, ineffective or toxic or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances; that these drug candidates, if safe and effective, will be difficult to develop into commercially viable drugs or to manufacture on a large scale or will be uneconomical to market; that proprietary rights of third parties will preclude the Company from marketing such drugs; or that third parties will market superior or equivalent drugs. The failure to develop safe, commercially viable drugs would have a material adverse effect on the Company's business, operating results and financial condition.

  Uncertainty Due To Unproven Technology. The Company's drug discovery approach faces technical issues which have not been resolved and requires the development of multiple novel technologies to create a successful drug candidate. While the Company has demonstrated that certain compounds have the ability to inhibit the activity of certain aminoacyl-tRNA synthetases, the Company has not proven that this activity can be utilized clinically as a therapeutic. Furthermore, there can be no assurance that the inhibitory activity already demonstrated in primary screening will continue to be encouraging in further screening or drug discovery studies. The Company has not tested any drug candidates in humans, and there can be no assurance that there will be clinical benefits associated with any such drug candidates. Furthermore, there can be no assurance that the Company will successfully address these technological challenges or others that may arise in the course of development. Any failure of the Company to anticipate or respond adequately to technological developments will have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the study of antiinfectives will lead to the discovery and development of any drug candidates in the future or that the Company will be able to employ its drug discovery approach successfully.

  Dependence on Collaborative Partners and Others. A key element of the Company's strategy is to enhance certain of its drug discovery and development programs and to fund its capital requirements, in part, by entering into collaborative agreements with major pharmaceutical companies. In December 1995, the Company entered into a Research Collaboration Agreement with Pfizer (the "Pfizer Agreement"), and in June 1996, the Company entered into a Collaborative Research and License Agreement with Bristol-Myers Squibb (the "Bristol-Myers Squibb Agreement") and a Collaborative Research and License Agreement with Merck (the "Merck Agreement" and, together with the Pfizer Agreement and the Bristol-Myers Squibb Agreement, the "Collaborative Agreements"). Under the Collaborative Agreements, each of Bristol-Myers Squibb, Merck and Pfizer is responsible for (i) providing libraries of compounds for screening against certain of the Company's aminoacyl-tRNA synthetase targets, (ii) selecting, in collaboration with Cubist, compounds determined to be leads in the screening for subsequent development, (iii) conducting preclinical and clinical trials and obtaining required regulatory approvals of drug candidates, and (iv) manufacturing and commercializing resulting drugs. As a result, the Company's receipt of revenues (whether in the form of continued research funding, drug development milestones or royalties on sales) under the Collaborative Agreements is dependent upon the decisions made by and the manufacturing and marketing resources of its collaborative partners. The Company's collaborative partners are not obligated to develop or commercialize any drug candidates resulting from the Collaborative Agreements. The amount and timing of resources dedicated by the Company's collaborative partners to their respective collaborations with the Company is not within the Company's control. Moreover, certain drug candidates discovered by the Company may be viewed by the Company's collaborative partners as competitive with such partners' drugs or drug candidates. Accordingly, there can be no assurance that the Company's collaborative partners will elect to proceed with the development of drug candidates which the Company believes to be promising or that they will not pursue their existing or alternative technologies in preference to such drug candidates. There can be no assurance that the interests of the Company will continue to coincide with those of its collaborative partners, that some of the Company's collaborative partners will not develop independently or with third parties drugs that could compete with drugs of the types contemplated by the Collaborative Agreements, or that disagreements over rights or technology or other proprietary interests will not occur.

  If any of the Company's collaborative partners breaches or terminates its agreement with the Company, or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of any drug candidate or research program under these Collaborative Agreement may be delayed, the Company may be required to undertake unforeseen additional responsibilities or to devote unforeseen additional resources to such development or commercialization, or such development or commercialization could be terminated. Any such event could materially adversely affect the Company's financial condition, intellectual property position and operations. In addition, there have been a significant number of recent consolidations among pharmaceutical companies. Such consolidations among the companies with which the Company is collaborating could result in the diminution or termination of, or delays in, the development or commercialization of drug candidates or research programs under one or more of the Collaborative Agreements.

  Additional Financing Requirements; Uncertainty of Available Funding. The Company will require substantial additional funds for its drug discovery and development programs, for operating expenses, for pursuing regulatory clearances, for the development of manufacturing, marketing and sales capabilities and for prosecuting and defending its intellectual property rights before it can expect to realize significant revenues from commercial sales. The Company believes that the net proceeds of this Offering, together with its existing capital resources, interest income and revenue from the Collaborative Agreements, will be sufficient to fund its operating expenses and capital requirements as currently planned through mid-1998. However, there can be no assurance that such funds will be sufficient to fund its operating expenses and capital requirements during such period. The Company's actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the results of the Company's research and development and collaboration programs, the timing and results of pre-clinical and clinical trials, the timing and costs of obtaining regulatory approvals, the level of resources that the Company commits to the development of manufacturing, marketing and sales capabilities, the ability of the Company to maintain existing and establish new collaborative agreements with other companies to provide funding to the Company, the technological advances and activities of competitors and other factors. Thereafter, the Company will need to raise substantial additional capital to fund its operations. The Company intends to seek such additional funding through public or private financing or collaborative or other arrangements with corporate partners. If additional funds are raised by issuing equity securities, further dilution to existing stockholders may result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available from any of these sources or, if available, will be available on acceptable or affordable terms. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research and development programs or to obtain funds by entering into arrangements with collaborative partners or others that require the Company to issue additional equity securities or to relinquish rights to certain technologies or drug candidates that the Company would not otherwise issue or relinquish in order to continue independent operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  History of Losses and Expectation of Future Losses; Uncertainty of Future Profitability. The Company has incurred a cumulative operating loss of approximately $14.0 million through June 30, 1996. Losses have resulted principally from costs incurred in research and development activities related to the Company's efforts to develop target candidates and from the associated administrative costs. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to expanded research and development efforts, pre-clinical and clinical trials and development of manufacturing, marketing and sales capabilities. In the next few years, the Company's revenues may be limited to research support payments under the Collaborative Agreements and any amounts received under other research or drug development collaborations that the Company has established or will establish. There can be no assurance, however, that the Company will be able to establish any additional collaborative relationships on terms acceptable to the Company or maintain in effect the current Collaborative Agreements. The Company's ability to achieve significant revenue or profitability is dependent on its or its collaborative partners' ability to successfully complete the development of drug candidates, to develop and obtain patent protection and regulatory approvals for the drug candidates and to manufacture and commercialize the resulting drugs. The Company will not receive revenues or royalties from commercial sales for a significant number of years, if at all. Failure to receive significant revenues or achieve profitable operations would impair the Company's ability to sustain operations. There can be no assurance that the Company will ever successfully identify, develop, commercialize, patent, manufacture and market any products, obtain required regulatory approvals or achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Uncertainty of Patents and Proprietary Rights. The Company's success will depend in part on its ability to obtain U.S. and foreign patent protection for its drug candidates and processes, preserve its trade secrets and operate without infringing the proprietary rights of third parties. Because of the length of time and expense associated with bringing new drug candidates through the development and regulatory approval process to the marketplace, the pharmaceutical industry has traditionally placed considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes. There can be no assurance that any additional patents will issue from any of the patent applications owned by, or licensed to, the Company. Further, there can be no assurance that any rights the Company may have under issued patents will provide the Company with significant protection against competitive products or otherwise be commercially viable. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions. There can be no assurance that any existing or future patents issued to, or licensed by, the Company will not subsequently be challenged, infringed upon, invalidated or circumvented by others. In addition, patents may have been granted, or may be granted, covering products or processes that are necessary or useful to the development of the Company's drug candidates. If the Company's drug candidates or processes are found to infringe upon the patents, or otherwise impermissibly utilize the intellectual property of others, the Company's development, manufacture and sale of such drug candidates could be severely restricted or prohibited. In such event, the Company may be required to obtain licenses from third parties to utilize the patents or proprietary rights of others. There can be no assurance that the Company will be able to obtain such licenses on acceptable terms, or at all. There has been significant litigation in the industry regarding patents and other proprietary rights. If the Company becomes involved in litigation regarding its intellectual property rights or the intellectual property rights of others, the potential cost of such litigation and the potential damages that the Company could be required to pay could be substantial.

  In addition to patent protection, the Company relies on trade secrets, proprietary know-how and technological advances which it seeks to protect, in part, by confidentiality agreements with its collaborative partners, employees and consultants. There can be no assurance that these confidentiality agreements will not be breached, that the Company would have adequate remedies for any such breach, or that the Company's trade secrets, proprietary know-how and technological advances will not otherwise become known or be independently discovered by others. See "Business--Patents and Proprietary Technology."

  Uncertainty Associated with Pre-clinical and Clinical Testing. Before obtaining regulatory approvals for the commercial sale of any of the Company's potential drugs, the drug candidates will be subject to extensive pre-clinical and clinical trials to demonstrate their safety and efficacy in humans. The Company is dependent on its collaborative partners to conduct clinical trials for the drug candidates resulting from the Collaborative Agreements and may become dependent on other third parties to conduct future clinical trials of its internally developed drug candidates. The Company has no experience in conducting pre-clinical or clinical trials, and no pre-clinical or clinical trials have been commenced with respect to any of the Company's potential drug candidates or any drug candidate being developed jointly by the Company and its collaborative partners. Furthermore, there can be no assurance that pre-clinical or clinical trials of any future drug candidates will demonstrate the safety and efficacy of such drug candidates at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a drug candidate under development could delay or prevent regulatory approval of the drug candidate and would have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Government Regulation."

  No Assurance of Market Acceptance. There can be no assurance that any drugs successfully developed by the Company, independently or with its collaborative partners, if approved for marketing, will achieve market acceptance. The antiinfective drugs which the Company is attempting to develop will compete with a number of well-established antiinfective drugs manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any drugs developed by the Company will depend on a number of factors, including the establishment and demonstration of the clinical efficacy and safety of the Company's drug candidates, their potential advantage over existing therapies and reimbursement policies of government and third-party payors. There is no assurance that physicians, patients or the medical community in general will accept and utilize any drugs that may be developed by the Company independently or with its collaborative partners.

  Intense Competition. The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Competitors of the Company in the United States and elsewhere are numerous and include, among others, major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors employ greater financial and other resources, including larger research and development staffs and more effective marketing and manufacturing organizations, than the Company or its collaborative partners. Acquisitions of competing companies and potential competitors by large pharmaceutical companies or others could enhance financial, marketing and other resources available to such competitors. As a result of academic and government institutions becoming increasingly aware of the commercial value of their research findings, such institutions are more likely to enter into exclusive licensing agreements with commercial enterprises, including competitors of the Company, to market commercial products. There can be no assurance that the Company's competitors will not succeed in developing technologies and drugs that are more effective or less costly than any which are being developed by the Company or which would render the Company's technology and future drugs obsolete and noncompetitive.

  In addition, some of the Company's competitors have greater experience than the Company in conducting pre-clinical and clinical trials and obtaining U.S. Food and Drug Administration ("FDA") and other regulatory approvals. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than the Company. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, including certain patent and FDA marketing exclusivity rights that would delay the Company's ability to market certain products. There can be no assurance that drugs resulting from the Company's research and development efforts, or from the joint efforts of the Company and its collaborative partners, will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere.

  Impact of Extensive Government Regulation. The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of pharmaceutical products through lengthy and detailed pre-clinical, laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures to establish their safety and efficacy. All of the Company's drug candidates will require governmental approvals for commercialization, none of which have been obtained. Pre-clinical and clinical trials and manufacturing of the Company's drug candidates will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. Satisfaction of these requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the product. There can be no assurance as to when Cubist, independently or with its collaborative partners, might first submit an IND for FDA or other regulatory review. Government regulation also affects the manufacturing and marketing of pharmaceutical products. See "Business--The Cubist Programs."

  The effect of government regulation may be to delay marketing of the Company's potential drugs for a considerable or indefinite period of time, impose costly procedural requirements upon the Company's activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect the Company's marketing as well as the Company's ability to generate significant revenues from commercial sales. There can be no assurance that FDA or other regulatory approvals for any drug candidates developed by the Company will be granted on a timely basis or at all. Moreover, if regulatory approval of a drug candidate is granted, such approval may impose limitations on the indicated use for which such drug may be marketed. Even if initial regulatory approvals for the Company's drug candidates are obtained, the Company, its drugs and its manufacturing facilities would be subject to continual review and periodic inspection, and later discovery of previously unknown problems with a drug, manufacturer or facility may result in restrictions on such drug or manufacturer, including withdrawal of the drug from the market. The regulatory standards are applied stringently by the FDA and other regulatory authorities and failure to comply can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution.

  The FDA has developed two "fast track" policies for certain new drugs (including antibiotics), one policy for expedited development and review and one policy for accelerated approval. The expedited development and review policy applies to new drug therapies that are intended to treat persons with life-threatening and severely-debilitating illnesses, especially where no satisfactory alternative therapy exists. The accelerated approval policy applies to certain new drugs that are intended to treat persons with serious or life-threatening illnesses that provide a meaningful therapeutic benefit to patients over existing treatments. See "Business--Government Regulation." There can be no assurance that any drug candidate contemplated by the Company will qualify for the FDA's various fast track or priority approval policies. Nor can there be any assurance that such policies will remain as currently implemented by the FDA.

  As with many biotechnology and pharmaceutical companies, the Company is subject to numerous environmental and safety laws and regulations. Any violation of, and the cost of compliance with, these regulations could materially adversely affect the Company's business, operating results and financial condition. The Company is subject to periodic inspections and has not received notice of any material violations of any environmental or safety law or regulation. See "Business--Government Regulation."

  Dependence on Key Personnel. The Company is highly dependent upon the efforts of its senior management and scientific team, including its President and Chief Executive Officer. Although Dr. Rocklage has entered into an employment agreement with the Company, the terms of the employment agreement provide that Dr. Rocklage may terminate his employment with the Company at any time upon thirty days' written notice. None of the Company's other executive officers or key employees has entered into an employment agreement with the Company. The loss of the services of one or more of these individuals might impede the achievement of the Company's development objectives. Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of the Company's activities. There can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel could adversely affect the Company's business, operating results and financial condition. See "Business--Employees" and "Management-- Executive Officers, Key Employees and Directors."

  Lack of Manufacturing, Marketing and Sales Capability and Experience. Cubist has not yet invested in the development of manufacturing, marketing or sales capabilities. The Company has no experience in, and currently lacks the facilities and personnel to, manufacture products in accordance with Good Manufacturing Practices ("GMP") as prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for clinical trials. If the Company is unable to develop or contract for manufacturing capabilities on acceptable terms, the Company's ability to conduct pre-clinical and clinical trials with the Company's drug candidates, if any, will be adversely affected, resulting in delays in the submission of drug candidates for regulatory approvals and in the initiation of new development programs, which in turn could materially impair Cubist's competitive position and the possibility of achieving profitability.

  The Company has no experience in marketing drugs. The Company has granted marketing rights to its collaborative partners with respect to drugs developed through the Collaborative Agreements. The Company may seek to collaborate with a third party to market those drugs for which it has retained marketing rights or may seek to market and sell such drugs directly. If the Company seeks to collaborate with a third party, there can be no assurance that a collaborative agreement can be reached on acceptable terms. If the Company seeks to market and sell such drugs directly, the Company will need to hire additional personnel skilled in marketing and sales as it develops drugs with commercial potential. There can be no assurance that the Company will be able to acquire, or establish third-party relationships to provide, any or all of these capabilities.

  Reimbursement and Drug Pricing Uncertainty. The successful commercialization of, and the interest of potential collaborative partners to invest in, the development of the Company's drug candidates will depend substantially on reimbursement of the costs of the resulting drugs and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). There can be no assurance that reimbursement in the United States or elsewhere will be available for any drugs the Company may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, the Company's drugs, thereby adversely affecting the Company's business. If reimbursement is not available or is available only to limited levels, there can be no assurance that the Company will be able to obtain collaborative partners to manufacture and commercialize its drugs, or would be able to obtain a sufficient financial return on its own manufacture and commercialization of any future drugs.

  Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which can control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for pharmaceutical products. The cost containment measures that health care providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any health care reform, could materially adversely affect the Company's ability to sell any of its drugs if successfully developed and approved. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on the Company's business.

  Potential Product Liability and Availability of Insurance. The Company's business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. The use of the Company's drug candidates in clinical trials may expose the Company to product liability claims and possible adverse publicity. These risks will expand with respect to the Company's drug candidates, if any, that receive regulatory approval for commercial sale. Product liability insurance for the biotechnology industry is generally expensive, if available at all. The Company does not have product liability insurance but intends to obtain such coverage if and when its drug candidates are tested in clinical trials. However, such coverage is becoming increasingly expensive and there can be no assurance that the Company will be able to obtain insurance coverage at acceptable costs or in a sufficient amount, if at all, or that a product liability claim would not adversely affect the Company's business, operating results or financial condition.

  Control by Existing Stockholders. Upon completion of this Offering, the Company's officers, directors and principal stockholders and their affiliates will own or control approximately 71% of the Company's outstanding Common Stock. As a result, these stockholders, acting together, will have the ability to control most matters requiring approval by the stockholders of the Company, including the election of the Company's Board of Directors.

  No Prior Public Market; Stock Price Volatility. Prior to this Offering there has been no public market for any of the Company's securities. Accordingly, there can be no assurance that an active trading market will develop after this Offering or that the Common Stock offered hereby will not decline below the initial public offering price. The initial public offering price will be determined by negotiations between the Company and the Representatives. See "Underwriting." The market price of the Company's securities is likely to be highly volatile. Factors such as announcements of technological innovations, new commercial products, preclinical and clinical trials by the Company or its competitors, other evidence of the safety or efficacy of products of the Company or its competitors, governmental regulations and developments, health care legislation, developments relating to patents or proprietary rights of the Company or its competitors, including litigation, fluctuations in the Company's operating results, market conditions for biotechnology stocks in general and other factors may have a significant effect on the market price of the Company's Common Stock. There has also been a history of significant volatility in the market price for shares of other companies in the biotechnology field.

  Possible Adverse Impact of Shares Available for Future Sale. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market after this Offering or the prospect of such sales could adversely affect the market price of the Common Stock and may have a material adverse effect on the Company's ability to raise any necessary capital to fund its future operations. Upon completion of this Offering, the Company will have 8,373,023 shares of Common Stock outstanding. The 2,000,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares held by "affiliates" of the Company within the meaning of the Securities Act which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). The remaining 6,373,023 shares are "restricted" securities that may be sold only if registered under the Securities Act, or sold in accordance with an applicable exemption from registration, such as Rule 144. The officers, directors, employees and other stockholders, who together hold 6,373,023 shares of Common Stock, and options to purchase an additional 520,660 shares of Common Stock, have agreed not to sell directly or indirectly, any Common Stock without the prior written consent of UBS Securities LLC for a period of 180 days from the date of this Prospectus (the "Lock-up Agreements"). Commencing on the expiration of the Lock-up Agreements, 3,825,164 shares of Common Stock will be eligible for sale in the public market, subject to compliance with Rule 144. In addition, holders of 5,453,488 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price of the Common Stock. In addition, any demand of such holders to include such shares in Company-initiated registration statements could have an adverse effect on the Company's ability to raise needed capital. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

  Potential Anti-Takeover Effect of Certain Charter and By-Law
Provisions. Pursuant to the Company's Restated Certificate of Incorporation, to be effective upon the closing of this Offering (the "Restated Certificate of Incorporation"), special meetings of stockholders may be called only by the Chairman of the Board, the President or a majority of the Board of Directors of the Company. In addition, the Restated Certificate of Incorporation authorizes the Board of Directors to issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The Company has no present plans to issue any shares of preferred stock. The Restated Certificate of Incorporation also provides for staggered elections of the Company's Board of Directors and specific procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law (the "DGCL"), which prohibits a Delaware corporation from engaging in any business combination with any stockholder owning 15% or more of Company's outstanding voting stock ("interested stockholder") for a period of three years from the date a stockholder becomes an interested stockholder unless certain conditions are met. These provisions could also limit the price that investors might be willing to pay in the future for shares of Common Stock. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."

  Dilution. The initial public offering price is substantially higher than the net tangible book value per share of the currently outstanding Common Stock. Investors purchasing shares of Common Stock in this Offering will therefore suffer immediate dilution in net tangible book value of $7.82 per share. The dilution will be increased to the extent that the holders of outstanding options or warrants to purchase Common Stock at prices below the initial public offering price exercise such options or warrants. See "Dilution."

  Absence of Dividends. The Company has never declared or paid cash dividends and does not intend to declare or pay any cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company hereby are estimated to be approximately $19,860,000 ($22,929,000 if the Underwriters' over-allotment option is exercised in full), based on an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.

  The Company intends to use the net proceeds for research and development, working capital and general corporate purposes. The Company may also use a portion of the net proceeds to acquire or license products or technologies complementary to the Company's business, although the Company has no agreements or commitments for any such acquisition or license. Pending such use, the Company intends to invest the net proceeds in interest-bearing, investment-grade securities.

  The Company believes that the net proceeds of this Offering, together with its existing capital resources, interest income and revenue from the Collaborative Agreements, will be sufficient to fund its operating expenses and capital requirements as currently planned through mid-1998. However, there can be no assurance that such funds will be sufficient to fund its operating expenses and capital requirements during such period. The Company's actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the results of the Company's research and development and collaboration programs, the timing and results of pre-clinical and clinical trials, the timing and costs of obtaining regulatory approvals, the level of resources that the Company commits to the development of manufacturing, marketing and sales capabilities, the ability of the Company to maintain existing and establish new collaborative arrangements with other companies to provide funding to the Company, the technological advances and activities of competitors, and other factors. See "Risk Factors--Additional Financing Requirements; Uncertainty of Available Funding."


                                DIVIDEND POLICY

  The Company has not declared or paid any cash dividends on its capital stock since its inception and does not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

  The following table sets forth at June 30, 1996 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company, as described in Note 1 below, and (iii) the pro forma capitalization of the Company as adjusted to reflect the receipt of the estimated proceeds from the sale of 2,000,000 shares of Common Stock being offered by the Company hereby after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. This table should be read in conjunction with the Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.

                                                    JUNE 30, 1996
                                      ------------------------------------------
                                                                   PRO FORMA
                                       ACTUAL    PRO FORMA(1)  AS ADJUSTED(1)(2)
                                      --------  -------------- -----------------
                                                (in thousands)
Long-term debt and capital lease ob-
 ligations, less current portion....  $  1,206     $  1,206        $  1,206
Stockholders' equity:
  Preferred Stock, par value $.001
   per share; 43,000,000 shares
   authorized and 37,568,085 shares
   issued and outstanding, actual;
   5,000,000 shares authorized and
   no shares issued and outstanding,
   pro forma and pro forma as
   adjusted.........................        38          --              --
  Common Stock, par value $.001 per
   share; 52,000,000 shares
   authorized and 1,006,154 shares
   issued and outstanding, actual;
   25,000,000 shares authorized, pro
   forma and pro forma as adjusted;
   6,373,023 issued and outstanding,
   pro forma and 8,373,023 shares
   issued and outstanding, pro forma
   as adjusted(3)...................         1            6               8
  Additional paid-in capital........    20,756       20,789          40,647
  Accumulated deficit...............   (14,005)     (14,005)        (14,005)
                                      --------     --------        --------
   Total stockholders' equity.......     6,790        6,790          26,650
                                      --------     --------        --------
   Total capitalization.............  $  7,996     $  7,996        $ 27,856
                                      ========     ========        ========

- --------
(1) Presented on a pro forma basis to give effect to (i) the conversion upon the closing of this Offering of all outstanding shares of the Company's Preferred Stock into an aggregate of 5,366,869 shares of Common Stock and
    (ii) the amendment of the Company's Restated Certificate of Incorporation prior to the date of this Prospectus.

(2) Adjusted to reflect the sale of 2,000,000 shares of Common Stock offered hereby and receipt by the Company of the estimated net proceeds therefrom, based upon an assumed initial public offering price of $11.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company. See "Use of Proceeds."

(3) Excludes (i) an aggregate of 520,660 shares of Common Stock issuable pursuant to stock options outstanding as of June 30, 1996, at a weighted average exercise price per share of $1.37, (ii) 86,619 shares of Common Stock issuable pursuant to warrants outstanding as of June 30, 1996, at a weighted average exercise price per share of $4.04, and (iii) Common Stock that may be issued after the closing of this Offering to Bristol-Myers Squibb pursuant to certain antidilution rights of Bristol-Myers Squibb.

                                    DILUTION

  As of June 30, 1996, the Company had a net tangible book value of $6,790,000, or $1.07 per share. Net tangible book value per share is determined by dividing the net tangible book value (tangible assets less liabilities) of the Company by 6,373,023 shares of Common Stock outstanding at such date, after giving effect to the conversion upon the closing of this Offering of all outstanding shares of the Company's Preferred Stock into an aggregate of 5,366,869 shares of Common Stock. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of Common Stock in this Offering and the net tangible book value per share of Common Stock immediately after the completion of this Offering. Without taking into account any changes in net tangible book value after June 30, 1996 other than as described above and to give effect to the sale by the Company of the 2,000,000 shares of Common Stock offered hereby and the receipt by the Company of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1996 would have been $3.18 per share. This represents an immediate increase in the pro forma net tangible book value of $2.11 per share to existing investors and an immediate dilution in net tangible book value of $7.82 per share to new investors purchasing shares of Common Stock in this Offering.

  The following table illustrates this per share dilution:

     Assumed initial public offering price per share.............       $11.00
     Pro forma net tangible book value per share as of June 30,
      1996....................................................... $1.07
     Increase per share attributable to this Offering............  2.11
                                                                  -----
     Pro forma net tangible book value per share after this
      Offering...................................................         3.18
                                                                        ------
     Dilution per share to new investors.........................       $ 7.82
                                                                        ======

  The following table summarizes as of June 30, 1996, the total number of shares of Common Stock purchased from the Company (adjusted to give effect to the automatic conversion of all outstanding shares of Preferred Stock into 5,366,869 shares of Common Stock upon the closing of this Offering), the total consideration paid, and the average price per share paid by existing stockholders and by new investors:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
Existing stockholders........... 6,373,023   76.1% $21,083,536   48.9%  $ 3.31
New investors................... 2,000,000   23.9   22,000,000   51.1    11.00
                                 ---------  -----  -----------  -----
    Total....................... 8,373,023  100.0% $43,083,536  100.0%
                                 =========  =====  ===========  =====

  The foregoing table assumes no exercise of outstanding options or warrants to purchase Common Stock after June 30, 1996, and excludes Common Stock that may be issued after the closing of this Offering to Bristol-Myers Squibb pursuant to certain antidilution rights of Bristol-Myers Squibb. At June 30, 1996, there were outstanding options granted under the Amended and Restated 1993 Stock Option Plan (the "Plan"), exercisable for an aggregate of 520,660 shares of Common Stock at a weighted average exercise price of $1.37 per share. In addition, at June 30, 1996 there were outstanding warrants to purchase 86,619 shares of Common Stock at a weighted average exercise price per share of $4.04. The exercise of these options and warrants and the issuance of Common Stock to Bristol-Myers Squibb after the closing of this Offering would result in further dilution to new investors. See "Management--Amended and Restated 1993 Stock Option Plan," "Certain Transactions" and "Description of Capital Stock-- Warrants."

                            SELECTED FINANCIAL DATA

  The following Selected Financial Data should be read in conjunction with the Company's Financial Statements and the Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Prospectus. The data set forth below, as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, are derived from the Company's financial statements which have been audited by Coopers & Lybrand L.L.P., independent accountants, and which are included elsewhere in this Prospectus. The selected financial data as of December 31, 1992 and 1993 and for the period from inception (May 1, 1992) to December 31, 1992 are derived from and are qualified by reference to, the Company's financial statements not included in this Prospectus, all of which have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected financial data at June 30, 1996 and for the six months ended June 30, 1995 and 1996 are derived from the Company's unaudited financial statements included elsewhere in this Prospectus and include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position at that date and results of operations for those periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results for any future period.

                            PERIOD FROM
                             INCEPTION                                    SIX MONTHS
                           (MAY 1, 1992)   YEARS ENDED DECEMBER 31,     ENDED JUNE 30,
                          TO DECEMBER 31, ----------------------------  ----------------
                               1992         1993      1994      1995     1995     1996
                          --------------- --------  --------  --------  -------  -------
                                    (in thousands, except per share data)
STATEMENTS OF OPERATIONS
 DATA:
Sponsored research
 revenues...............       $--        $    --   $    --   $  1,271  $   100  $ 2,047
Operating expenses......
 Research and
  development...........         32          1,169     3,309     4,965    2,595    3,183
 General and
  administrative........          6            547     1,449     1,708      819      873
                               ----       --------  --------  --------  -------  -------
 Total operating
  expenses..............         38          1,716     4,758     6,673    3,414    4,056
                               ----       --------  --------  --------  -------  -------
Interest income.........          3             45       113       239       90       43
Interest expense........        --             (17)     (168)     (233)    (100)    (107)
                               ----       --------  --------  --------  -------  -------
 Net loss...............       $(35)      $ (1,688) $ (4,813) $ (5,396) $(3,324) $(2,073)
                               ====       ========  ========  ========  =======  =======
Pro forma net loss per
 share(1)...............                                      $  (0.91)          $ (0.32)
                                                              ========           =======
Pro forma weighted
 average common and
 common equivalent
 shares outstanding(1)..                                         5,898             6,449

                                        DECEMBER 31,
                                  --------------------------  JUNE 30,
                                   1993     1994      1995      1996
                                  -------  -------  --------  --------
                                             (in thousands)
BALANCE SHEET DATA:
Cash, cash equivalents and
 investments....................  $ 4,457  $ 1,221  $  3,056  $  4,732
Working capital.................    3,937      (92)    3,215     5,023
Total assets....................    7,241    4,250     7,048    10,355
Long-term debt and capital lease
 obligations, less current
 portion........................    1,164    2,032     1,257     1,206
Accumulated deficit.............   (1,723)  (6,536)  (11,932)  (14,005)
Total stockholders' equity......    5,488      823     4,895     6,790

- --------
(1) Computed on the basis described in Note B of the Notes to the Financial Statements.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and the related Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risk and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  Since its incorporation on May 1, 1992 and commencement of operations in February 1993, Cubist has been engaged in the research, development and commercialization of novel antiinfective drugs to treat infectious diseases caused by bacteria and fungi, primarily those resistant to existing antiinfective drugs. To date, the Company has raised over $23.0 million in funding primarily through the sale of preferred stock. Additionally, the Company has received several SBIR grants from the National Institutes of Health. The Company has a limited history of operations and has experienced significant operating losses since inception. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to expanded research and development efforts, pre-clinical and clinical trials and development of manufacturing, marketing and sales capabilities.

  A key element of the Company's strategy is to enhance certain of its drug discovery and development programs and to fund its capital requirements, in part, by entering into collaborative agreements with major pharmaceutical companies. To date, the Company has entered into agreements based specifically on the Synthetase Program with Bristol-Myers Squibb, Merck and Pfizer. Assuming that the Collaborative Agreements continue until their scheduled expirations, and that a separate drug is successfully developed and commercialized from each of the five research programs to be conducted pursuant to these agreements, Cubist will be entitled to receive a total of $98.5 million in research support payments, technology licensing fees, milestone payments and equity investments. In addition, the Company will be entitled to receive royalties on worldwide sales of any drug developed and commercialized from the collaborations.

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1996 and 1995

  Revenues. Total revenues in the six months ended June 30, 1996, were $2,046,653 compared to $100,000 in the six months ended June 30, 1995. The Company received $16,666 relating to Bristol-Myers Squibb research funding, $1,915,000 relating to Merck license fees and research funding, $37,000 relating to Pfizer research funding, and $77,987 relating to revenues from SBIR grants. In the six months ended June 30, 1995, the Company recognized $100,000 relating to revenues from SBIR grants.

  Research and Development Expenses. Total research and development expenses were $3,182,609 in the six months ended June 30, 1996 compared to $2,594,884 in the six months ended June 30, 1995, an increase of $587,725 or 22.6%. The increase was largely due to increased costs related to additional personnel, laboratory research supplies and compound purchases to expand the Company's compound collection.

  General and Administrative Expenses. General and administrative expenses were $873,586 in the six months ended June 30, 1996 compared to $818,977 in the six months ended June 30, 1995, an increase of $54,609 or 6.7%. The increase is primarily due to increased legal expenses related to the three collaborations in the six months ended June 30, 1996 as compared to the six months ended June 30, 1995.

  Interest Income and Expense. Interest income was $43,232 in the six months ended June 30, 1996, compared to $90,312 in the six months ended June 30, 1995, a decrease of $47,080 or 52.1%. The decrease is primarily due to a decrease in the average cash balance in the six months ended June 30, 1996, as compared to the six months ended June 30, 1995. Interest expense was $106,903 in the six months ended June 30, 1996 compared to $100,806 in the six months ended June 30, 1995, an increase of $6,097 or 6.0%.

  Net Loss. The net loss was $2,073,213 during the six months ended June 30, 1996 and $3,324,355 during the six months ended June 30, 1995, a decrease of $1,251,142 or 37.6% primarily as a result of the revenues and other items discussed above.

 Years ended December 31, 1995 and 1994

  Revenues. Total revenues in 1995 were $1,271,333. No revenues were received in 1994. The Company recognized $283,000 relating to three SBIR Phase I grants awarded during 1995. In addition, sponsored research revenues were recognized upon the signing of the Pfizer Agreement in December 1995. Revenues included $500,000 in license fees and $488,000 in research funding.

  Research and Development Expenses. Total research and development expenses were $4,964,876 in 1995 compared to $3,309,161 in 1994, an increase of $1,655,715 or 50.0%. The increase was largely due to increased costs related to additional personnel, increased facility-related expenses reflecting the construction of 6,500 square feet of additional laboratory space and increased license and collaboration expenses.

  General and Administrative Expenses. General and administrative expenses were $1,708,513 in 1995 compared to $1,448,928 in 1994, an increase of $259,585 or 17.9%. The increase is primarily due to increased compensation expenses reflecting a full year of executive compensation and increased patent application expenses offset by decreased relocation expenses.

  Interest Income and Expense. Interest income was $239,030 in 1995 compared to $113,338 in 1994, an increase of $125,692 or 110.9%. This increase was due to an increase in the average cash balance from two equity financings during 1995 raising approximately $9,000,000. Interest expense was $232,980 in 1995 compared to $168,284 in 1994, an increase of $64,696 or 38.4%. This increase was due to additional capital lease obligations entered into during 1995.

  Net Loss. The net loss was $5,396,006 during 1995 and $4,813,035 during 1994, an increase of $582,971 or 12.1%. The increase was primarily due to additional expenses incurred to support the advancement of the Company's internal research programs. Offsetting these additional expenses were revenues associated with the Pfizer Agreement and SBIR Phase I grants.

 Years ended December 31, 1994 and 1993

  Revenues. No revenues were received during these periods.

  Research and Development Expenses. Total research and development expenses were $3,309,161 in 1994 compared to $1,169,168 in 1993, an increase of $2,139,993 or 183.0%. The increase was largely due to increased costs related to additional personnel, as well as increased laboratory research supplies supporting the advancement of the Company's internal research programs.

  General and Administrative Expenses. General and administrative expenses were $1,448,928 in 1994 compared to $546,843 in 1993, an increase of $902,085 or 165.0%. The increase is primarily due to increased compensation and recruiting expenses and legal expenses associated with patent filings.

  Interest Income and Expense. Interest income was $113,338 in 1994 compared to $45,028 in 1993, an increase of $68,310 or 151.7%. This increase was due to an increase in the average cash balance due to an equity infusion during August 1993 raising approximately $7,100,000. Interest expense was $168,284 in 1994 compared to $16,911 in 1993, an increase of $151,373 or 895.1%. This increase was due to capital lease obligations entered into during 1994 and a full year of interest expense incurred in 1994 for debt entered into by the Company relating to the facility renovation in September 1993.

  Net Loss. The net loss was $4,813,035 during 1994 and $1,687,894 in 1993, an increase of $3,125,141 or 185.2%. The increase was primarily due to additional expenses incurred to support the advancement of the Company's internal research programs.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations through the sale of equity securities, equipment financing, sponsored research revenues, license revenues and interest earned on invested capital. The Company's total cash, cash equivalent and investments balance at June 30, 1996 was $4,732,273 compared to $3,056,124 at December 31, 1995. The Company raised approximately $8,468,000 in equity financings, $488,000 in sponsored research revenues, $283,000 in SBIR grants and $500,000 in licensing revenues during 1995.

  Net cash used in operating activities was $6,514,231 in 1995 compared to $3,753,728 and $1,390,476 in 1994 and 1993, respectively. The cash used in operations was primarily to fund research and development and for general and administrative expenses.

  The Company has entered into Collaborative Agreements with Bristol-Myers Squibb, Merck and Pfizer. Assuming that the Collaborative Agreements continue until their scheduled expirations, and that a separate drug is successfully developed and commercialized from each of the five research programs to be conducted pursuant to these agreements, Cubist will be entitled to receive a total of $98.5 million in research support payments, technology licensing fees, milestone payments and equity investments. In addition, the Company will be entitled to receive royalties on worldwide sales of drugs resulting from these collaborations. Through July 1996, the Company's collaborative partners have provided the Company with $3.8 million of research support payments and a technology licensing fee and $4.0 million in equity investments. There can be no assurance that the Company will receive any additional funding from the Collaborative Agreements. See "Risk Factors--Dependence on Collaborative Partners and Others" and "Business--Collaborative Agreements."

  As of June 30, 1996, the Company had invested $4,171,086 in property and equipment, primarily in facility renovations and laboratory equipment under capital leases. The present value of obligations under capital leases at June 30, 1996 was $1,266,596. Minimum annual principal payments due under capital leases total $520,060 in 1996 and 1997. Principal payments decline each year thereafter until expiration in 1999. The Company made principal payments under capital lease obligations in 1995 and 1994 of $318,272 and $212,428, respectively. The Company expects its capital expenditures in 1996 to be approximately $1,000,000, consisting of $300,000 in leasehold improvements and $700,000 of laboratory and other equipment purchases.

  The Company believes that the net proceeds of this Offering, together with its existing capital resources, interest income and revenue from the Collaborative Agreements, will be sufficient to fund its operating expenses and capital requirements as currently planned through mid-1998. These funding requirements include continued expenditures for research and development activities, as well as expenditures related to leasehold improvements and the purchase of additional laboratory and other equipment. The Company has not entered into any formal commitments to use the proceeds from the Offering for increased personnel, capital expenditures or any other purpose. The Company's actual cash requirements may vary materially from those now planned and will depend upon numerous factors. There can be no assurance that the net proceeds of this Offering, together with the Company's existing capital resources, interest income and revenue from the Collaborative Agreements, will be sufficient to fund the Company's operating expenses and capital requirements during such period. Thereafter, the Company will need to raise substantial additional capital to fund its operations. The Company intends to seek such additional funding through public or private financing or collaborative or other arrangements with corporate partners. See "Use of Proceeds" and "Risk Factors--Additional Financing Requirements; Uncertainty of Available Funding."

RECENT ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This standard is effective for financial statements for fiscal years beginning after December 15, 1995. The Company's analysis of this new standard indicates that it will not have a material effect on the Company's financial position or results of operations.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which encourages companies to recognize compensation expense in the income statement based on the fair value of the underlying common stock at the date of the awards are granted. However, it will permit continued accounting under APB Opinion 25, "Accounting for Stock Issued to Employees," accompanied by a disclosure of the pro forma effects on net income and earnings per share had the new accounting rules been applied. The statement is effective for fiscal year 1996. The Company has determined that it will elect the disclosure-only alternative permitted under SFAS No. 123. The Company will be required to disclose pro forma net income and pro forma earnings per share in the footnotes using the fair value based method beginning in 1996 with comparable disclosures for 1995. The Company has not determined the impact of the pro forma adjustments to its net income or earnings per share.

                                   BUSINESS

THE COMPANY

  Cubist Pharmaceuticals, Inc. ("Cubist" or the "Company") is a biopharmaceutical company engaged in the research, development and commercialization of novel antiinfective drugs to treat infectious diseases caused by bacteria and fungi, primarily those resistant to existing antiinfective drugs. The increasing prevalence of drug-resistant bacterial and fungal pathogens has led to significantly higher mortality rates from infectious diseases and currently presents a serious crisis worldwide. Cubist's strategy for combating antiinfective drug resistance is to identify novel intracellular targets essential for cell function in bacteria and fungi, such as proteins, RNA or DNA, which if inhibited by a drug would kill or attenuate the growth of the pathogen. Cubist selects these targets based on a thorough understanding of their function, thereby providing a foundation for assay development and identification of leads for drug discovery.

  Cubist believes that its rational, target-based, drug discovery strategy represents a distinct departure from and offers significant advantages over traditional drug discovery strategies to counter drug resistance. These traditional strategies have generally involved (i) whole-cell screening methodologies which provide only limited knowledge of target function, (ii) chemical modifications of existing antiinfective drugs, such as penicillin, or
(iii) the combination of existing antiinfective drugs with an antibiotic potentiator to block drug resistance. For decades, antiinfective drug discovery research has utilized only a fixed number of targets and chemical structures thereby limiting the ability of these approaches to identify new classes of drugs effective against drug-resistant bacteria and fungi. Cubist believes that the identification of new drug classes inhibiting new targets will provide a compelling solution to drug resistance. The Company has identified over 100 proprietary targets and related assays for the discovery of new drugs. The Company expects that drugs inhibiting these new targets will be immediately effective against drug-resistant bacteria and fungi since these pathogens have not had an opportunity to evolve resistance specific to these new drugs. Furthermore, Cubist's most advanced drug discovery program could identify a drug which inhibits more than one essential target for a given pathogen, which would significantly decrease the rate of emergence of drug resistance.

  Cubist's initial focus is on the identification and development of antiinfective drugs to inhibit selected targets involved in the essential process of protein synthesis. Cubist's programs are based on targets that are responsible for the: (i) addition or charging of amino acids to tRNA molecules by enzymes known as aminoacyl-tRNA synthetases, (ii) cleavage by the enzyme ribonuclease P of immature tRNA to form mature tRNA prior to its charging with amino acids by the enzyme ribonuclease P, (iii) modification of the amino acid glutamate into glutamine on incorrectly charged tRNAs by the enzyme amidotransferase and (iv) transport of amino acid-charged tRNA molecules to the site of protein synthesis by elongation factors. The Company believes that its target-based programs will enable the development of clinically effective drugs to treat infectious diseases caused by pathogens such as staphylococci, enterococci, streptococci and candida. To date, the Company has identified lead candidates targeting certain aminoacyl-tRNA synthetases, which demonstrate potency and selectivity and inhibit the growth of bacteria or fungi. Cubist expects to complete optimization of these lead candidates and select its first drug candidate for pre-clinical development by the end of 1996. Assuming successful pre-clinical development, the Company expects to file an IND application by the end of 1997.

  A key element of the Company's strategy is to enter into collaborations with major pharmaceutical companies to develop its initial products. These collaborations are expected to provide the Company with funding, research and development resources, and access to libraries of diverse compounds and clinical development, manufacturing and commercialization capabilities. To date, the Company has entered into collaborative agreements based on certain targets within the Synthetase Program with Bristol-Myers Squibb, Merck and Pfizer to screen the collaborators' respective compound libraries against certain aminoacyl-tRNA synthetase targets. Assuming that the Collaborative Agreements continue until their scheduled expirations, and that a separate drug is successfully developed and commercialized from each of the five research programs to be conducted pursuant to these agreements, Cubist will be entitled to receive a total of $98.5 million in research support payments, technology licensing fees, milestone payments and equity investments. In addition, the Company will be entitled to receive royalties on worldwide sales of drugs resulting from these collaborations. Through July 1996, the Company's collaborative partners have provided the Company with $3.8 million of research support payments and a technology licensing fee and $4.0 million in equity investments.

  Apart from these collaborations, Cubist has retained rights to internally develop and commercialize certain proprietary products which will enable the Company either to commercialize certain drug candidates independently or to enter into future drug development and commercialization alliances with third parties at a later stage in the development process.

OVERVIEW OF INFECTIOUS DISEASE AND DRUG RESISTANCE

  Infectious diseases are caused by bacteria and fungi present in the environment that enter the body through the skin or mucous membranes of the lungs, nasal passages and gastrointestinal tract, and overwhelm the body's immune system. These pathogens then establish themselves in various tissues and organs throughout the body and cause a number of serious and, in some cases, lethal infections, including those of the bloodstream, heart, lung, liver and urinary tract.

  The increasing prevalence of and rise in mortality rates from infectious diseases places additional stress on the already overburdened U.S. health care system. According to estimates from the CDC, approximately two million hospital-acquired infections occur each year, causing more than eight million days of extended hospital stay and resulting in more than $4.5 billion in additional health care costs each year. Based on CDC estimates, infectious diseases ranked as the third leading cause of death in 1992, with mortality rates increasing by 58% during the period from 1980 to 1992, in contrast to mortality rates due to all causes which decreased by 3% during this period, as shown in the following table:

           LEADING CAUSES OF MORTALITY BY INFECTIOUS DISEASE (U.S.)

                                                NO. OF    MORTALITY
                                               DEATHS IN PER 100,000 % INCREASE
   INFECTIOUS DISEASE                            1992      IN 1992   1980-1992
   -------------------                         --------- ----------- ----------
   Respiratory tract..........................    77,336     30.3         21 %
   HIV/AIDS(1)................................    33,581     13.2        N/A (2)
   Bloodstream................................    19,667      7.7         83
   Kidney/Urinary tract.......................    12,399      4.9         40
   Heart......................................     3,950      1.5         36
   Gall bladder...............................     2,494      1.0        100
   Fungal.....................................     2,298      0.9        200
   Other......................................    14,322      5.5        N/A (2)
                                               ---------    -----       ----
   All infectious diseases....................   166,047     65.0         58 %
   All deaths................................. 2,175,613    852.0         (3)%

  --------
  (1) Although the HIV virus is known to be the underlying cause of AIDS, the majority of patients infected with AIDS die of opportunistic bacterial or fungal infections such as pneumonia.
  (2) N/A--data not available.
  Source: Journal of the American Medical Association estimates (1996).

  Antiinfective drugs have, in many cases, proven highly successful in controlling the serious morbidity and mortality that accompany these infections. These drugs work by chemically binding to specific targets in a bacterial or fungal pathogen, thereby inhibiting a cell function essential to its survival. Currently available antiinfective drugs can be divided into the following four broad categories, according to the type of essential cell function they inhibit: (i) protein synthesis (e.g., tetracyclines, macrolides and aminoglycosides), (ii) cell wall and membrane synthesis (e.g., penicillins, cephalosporins, carbapenems, glycopeptides and polyenes), (iii) nucleic acid synthesis (e.g., fluoroquinolones) and (iv) cell metabolism (e.g., trimethoprim, sulfonamides, azoles and allylamines).

  Recently, there has been a rise in the incidence of infectious diseases caused by bacteria and fungi that have developed resistance to existing antiinfective drugs. This phenomenon has been well documented in medical literature. A number of serious pathogens such as Staphylococcus aureus, Streptococcus pneumoniae, Enterococcus faecalis, Enterococcus faecium, Escherichia coli, Haemophilus influenzae, Pseudomonas aeruginosa, Mycobacterium tuberculosis, Candida albicans, Aspergillus fumigatus and Aspergillus flavus have shown significant evidence of drug resistance. The figure below shows the increase in the incidence of hospital-acquired infections caused by drug-resistant strains of Staphylococcus aureus and enterococci bacteria as documented by the CDC, indicating significant and increasing levels of drug resistance prevalent in these common, often lethal, pathogens.



       [LINE AND BAR CHARTS INDICATING INCIDENCE OF DRUG RESISTANCE IN
                         HOSPITAL-ACQUIRED INFECTIONS]


  The increasing prevalence of drug-resistant pathogens has contributed to higher mortality rates from infectious diseases, particularly those caused by Staphylococcus aureus and Streptococcus pneumoniae. Staphylococcus aureus is the most common pathogen to cause blood-borne infections and the most frequently isolated pathogen in skin and soft tissue infections. Recent data show that methicillin-resistant strains of Staphylococcus aureus have been found in approximately 24% of the patient population in U.S. nursing homes. During the years 1990 to 1993, the mortality rate for individuals with blood-borne methicillin-resistant Staphylococcus aureus was 42%, as compared to 22% for individuals infected with methicillin-susceptible strains. Streptoccocus pneumoniae is the most frequently isolated pathogen in children with otitis media (middle ear infections) and in adults with sinusitis. In the 1990's, penicillin-resistant Streptococcus pneumoniae has accounted for 10% to 50% (depending on geographic location) of all pediatric infections in day care centers. During the years 1991 to 1994, the mortality rate in patients with blood-borne strains of vancomycin-resistant enterococci was 57%, as compared to approximately 35% for individuals infected with vancomycin--susceptible strains.

  The increasing prevalence of antiinfective drug resistance is a natural outcome of the use and overuse of antiinfective drugs. When bacteria or fungi are exposed to an antiinfective drug, the drug kills or attenuates the growth of the susceptible pathogen. However, any variant in the bacterial population that has spontaneously undergone a genetic change that confers drug resistance will have a selective growth advantage, which is known in evolutionary terms as natural selection. Thus, the antiinfective drug does not technically cause the resistance but creates a situation in which the resistant pathogen can multiply in the presence of the drug, increasing the population approximately a millionfold in a day and quickly becoming the predominant microorganism. These resistant bacteria can then spread rapidly from the infected patient to healthy individuals.

  Certain medical practices and sociological factors have facilitated and accelerated the process of natural selection of drug-resistant bacteria and fungi and help explain the increase in the rate at which pathogens are becoming resistant to antiinfective drugs. These practices and factors include: (i) the use of antibacterial drugs to treat non-bacterial infections,
(ii) the prophylactic use of antiinfective drugs to prevent potential but unconfirmed infections, (iii) the use of antiinfective drugs active against multiple pathogens (broad spectrum drugs) to treat an infection before the specific disease-causing pathogen has been identified, (iv) the lack of patient compliance with the prescribed course of antiinfective therapy and (v) long-term antiinfective therapy for patients who are unable to clear infections due to other conditions such as immunosuppression as a consequence of organ transplants or cancer chemotherapy, or diseases such as AIDS.

  Bacteria and fungi have evolved multiple resistance mechanisms against currently available categories of antiinfective drugs. These mechanisms include: (i) utilization of an enzyme to alter the drug's structure by creating or destroying chemical bonds, (ii) modification of the cell membrane to block entry of the drug, (iii) utilization of a protein to pump the drug out of their cells before the drug binds to the target and (iv) alteration of the target to significantly limit the ability of the antiinfective drug to bind to the target. Bacteria and fungi change the target by mutation of the target's protein sequence, chemical modification of the target structure or the acquisition of a new gene from another pathogen that substitutes for the target function.

  Traditional drug discovery approaches have not met the challenge posed by drug-resistant pathogens. To date, biology-based approaches have attempted to identify compounds that kill or attenuate the growth of the pathogen using whole-cell screening assays. This approach is limited because compounds that could effectively inhibit a target function inside the cell, but are unable to penetrate cell membranes, are not identified by whole-cell screening assays. Thus, entire classes of effective inhibitors of intracellular targets, which could be modified by medicinal chemistry to penetrate cell membranes, have potentially been overlooked. Chemistry-based approaches have focused on chemically modifying the molecular structure of existing antiinfective drugs or combining existing antiinfective drugs with another agent (an antibiotic potentiator) to circumvent established drug resistance mechanisms. Despite the introduction of second and third generation antiinfective drugs, certain pathogens, such as vancomycin-resistant strains of Enterococcus faecium, have developed resistance to all currently available drugs. During the past 20 years, these traditional approaches have identified only one new chemical class of antiinfective drugs to meet the challenge posed by drug-resistant pathogens.

THE CUBIST SOLUTION

  Cubist is combating antiinfective drug resistance by identifying new targets in bacteria or fungi which if inhibited by a drug would disrupt an essential cell function and thereby kill or attenuate the growth of the pathogen, allowing it to be cleared by the immune system. This rational, target-based approach represents a distinct departure from traditional strategies to develop drugs that only counter drug resistance. The Company has identified over 100 proprietary targets and related assays for the discovery of new drugs. The Company expects that drugs inhibiting these new targets would be immediately effective against currently drug-resistant bacteria and fungi since these pathogens have not had an opportunity to evolve resistance specific to these new drugs. Furthermore, Cubist's most advanced drug discovery program could identify a drug which inhibits more than one essential target for a given pathogen, which would significantly decrease the rate of emergence of drug resistance.

MARKET OPPORTUNITY

 Potential Market

  According to 1995 sales data compiled by IMS International, antiinfective drugs generated $26 billion in sales and constituted the third largest pharmaceutical market worldwide, behind only gastrointestinal and cardiovascular drugs. The growth of the worldwide antiinfective drug market from 1994 to 1995 was 13%. Of the 100 best-selling brand name drugs worldwide, 19 are antiinfective drugs addressing bacterial and fungal infections. In the United States, sales of antiinfective drugs totaled over $7 billion in 1995, and brand name antiinfective drugs accounted for 15 of the leading 100 prescription drugs.

  Antiinfective drugs are segmented into distinctive chemical classes, as shown in the following table:

                         1995 ANTIINFECTIVE DRUG SALES

     CHEMICAL CLASS      WORLDWIDE SALES    SELECTED EXAMPLES          INDICATED USE
- ------------------------ --------------- ------------------------ ------------------------
                          ($ millions)
ANTIBACTERIAL
 Beta Lactams
  Cephalosporins........     $8,540      Ceclor, Ceftriaxone,     Bronchitis, pneumonia,
                                         Cefuroxime               meningitis
  Penicillins...........      4,460      Ampicillin, Amoxicillin, Pneumonia, bronchitis,
                                         Amoxicillin/Clavulanate  otitis media, sinusitis
  Carbapenems...........        550      Imipenem                 Bacteremia, pneumonia,
                                                                  abdominal infections
 Fluoroquinolones.......      3,310      Ciprofloxacin, Ofloxacin Urinary tract
                                                                  infections,
                                                                  gastroenteritis,
                                                                  meningitis
 Macrolides.............      3,115      Clarithromycin,          Otitis media, sinusitis,
                                         Azithromycin,            skin and soft tissue
                                         Erythromycin             infections, meningitis
 Tetracyclines..........        743      Minocycline, Doxycycline Acne, pelvic
                                                                  inflammatory disease
 Aminoglycosides........        712      Gentamicin, Amikacin     Pneumonia, bacteremia,
                                                                  abdominal and urinary
                                                                  tract infections
 Glycopeptides..........        533      Vancomycin               Intestinal infections,
                                                                  Staphylococcus aureus
                                                                  infections
 Aminopyrimidines.......        380      Trimethoprim/Sulfonamide Bronchitis, urinary
                                                                  tract infections
ANTIFUNGAL
 Azoles.................      1,430      Fluconazole,             Vaginitis, skin and oral
                                         Itraconazole             infections, systemic
                                         Ketoconazole             infections
 Allylamines............        190      Terbinafine              Vaginitis, skin and oral
                                                                  infections, systemic
                                                                  infections
 Polyenes...............        190      Amphotericin B, Nystatin Meningitis, pneumonia,
                                                                  fungemia

- --------
Source: IMS International (1996).

  Currently, several antiinfective drug classes generate over $1 billion in annual worldwide sales. Within the cephalosporin class alone, there are six drugs each with worldwide sales of between $300 million and $1.2 billion annually. In addition, at least three drugs have individually reached worldwide sales of over $1 billion annually: Augmentin (amoxicillin/clavulanate) sold by SmithKline Beecham, Cipro (ciprofloxacin) sold by Bayer Corp. and Rocephin (ceftriaxone) sold by Hoffmann-La Roche Inc. Each of these drugs replaced previously prescribed drugs (such as penicillin, tetracycline and erythromycin) whose effectiveness has greatly diminished as a consequence of bacterial drug resistance. The clinical efficacy of these new drugs, however, is similarly being threatened by emerging strains of drug-resistant pathogens.

  Cubist is focusing its drug discovery programs on pathogens that have a high annual incidence rate worldwide and that have become resistant to all but a few available antiinfective drugs. The CDC has reported that 44% of the two million hospital-acquired infections in the United States are caused by four bacteria: staphylococci, enterococci, pneumococci and pseudomonas. The table below lists the hospital and community-acquired pathogens that are the focus of Cubist's drug discovery programs, the estimated annual incidence of infectious disease caused by these pathogens, the types of infectious diseases caused by these pathogens and the existing drugs to which these pathogens have developed resistance.

                         CUBIST'S THERAPEUTIC TARGETS

                      ESTIMATED                                  EXAMPLES OF
                        ANNUAL                                 DRUGS SUBJECT TO
      PATHOGEN       INCIDENCE(1)    PRINCIPAL DISEASES           RESISTANCE
- -------------------- ------------ ------------------------ ------------------------
BACTERIAL
 Staphylococcus au-   9,000,000   Skin and soft tissue     Methicillin, Beta
  reus..............              infections, bacteremia   Lactams
 Streptococcus        8,000,000   Otitis media, sinusitis, Penicillin, Beta Lactams
  pneumoniae........              pneumonia
 Escherichia coli...  4,800,000   Abdominal infections,    Ampicillin,
                                  urinary tract            Cephalosporins
                                  infections, bacteremia
 Haemophilus          1,000,000   Otitis media,            Ampicillin
  influenzae........              bronchitis, pneumonia
 Enterococcus           850,000   Urinary tract            Vancomycin, Beta Lactams
  faecium/faecalis..              infections, bacteremia
 Helicobacter pylo-     500,000   Gastritis, duodenal      Nitroimidazoles,
  ri................              ulcer                    Macrolides
 Pseudomonas            220,000   Pneumonia                Carbapenems,
  aeruginosa........                                       Aminoglycosides
 Mycobacterium tu-       25,000                            Rifampicin, Isoniazid
  berculosis........              Pneumonia
FUNGAL
 Candida albicans...  7,000,000   Vaginitis, skin          Fluconazole, Azoles
                                  infections, bacteremia,
                                  hepatitis
 Pneumocystis            60,000                            None documented(2)
  carinii...........              Pneumonia
 Aspergillus              8,000                            Azoles
  fumigatis/flavus..              Pneumonia

- --------
(1) Cubist's estimate of the incidence in 1995 in the United States.
(2) Limited effective therapies available.

 Antiinfective Drug Development

  The pre-clinical and clinical development path for antiinfective drugs has been well-established. A novel antiinfective drug has a high likelihood of efficacy in humans if it has demonstrated (i) appropriate in vitro activity against a broad spectrum of clinical pathogens, (ii) in vivo activity in highly-predictive animal models of infection and (iii) effective pharmacokinetics, such as half-life in the bloodstream.

  The FDA has indicated that antibiotic drugs may receive fast track approval consideration if the antibiotics have been studied for their safety and effectiveness in treating serious or life-threatening illnesses and the drugs provide "meaningful therapeutic benefit" to patients over existing treatments (for example, the ability to treat patients unresponsive to, or intolerant of, available therapy, or improved patient response over available therapy). See "Business--Government Regulation."

STRATEGY

  The Company's objective is to become the worldwide leader in the discovery and development of novel antiinfective drugs to treat infectious diseases caused by drug-resistant pathogens. To achieve this objective, the principal elements of the Company's strategy are to:

  Pursue a Rational, Target-Based Approach to Drug Discovery. Cubist's strategy for combating antiinfective drug resistance is to identify novel, intracellular targets essential for cell function in bacteria or fungi which, if inhibited by a drug, would kill or attenuate the growth of the pathogen. The principal element of Cubist's drug discovery strategy is to rationally select novel intracellular targets based on a thorough understanding of cell function, thereby providing a foundation for assay development and lead identification. Cubist believes that its rational, target-based strategy represents a distinct departure from and offers significant advantages over traditional drug discovery strategies to counter drug resistance.

  Establish a Pipeline of New Targets to Address Drug Resistance. Cubist believes that bacterial and fungal pathogens will eventually develop resistance against any drug by evolving resistance mechanisms that prevent the drug from binding to and inhibiting the function of its intended target. Therefore, Cubist's strategy for combating drug-resistant pathogens is to identify new targets and develop novel drugs that act upon such targets. The Company has identified over 100 proprietary targets and related assays for the discovery of drugs. Furthermore, Cubist's most advanced drug discovery program could identify a drug which inhibits more than one essential target for a given pathogen, which would significantly decrease the rate of emergence of drug resistance.

  Integrate Multiple Enabling Technologies. The Company's rational, target-based approach to the discovery of novel drugs to combat drug-resistant pathogens utilizes multiple enabling technologies, including genomics, genetics, molecular biology, biochemistry, high-throughput screening, medicinal and combinatorial chemistry, microbiology, pharmacology and toxicology. The Company has assembled a team of scientists with expertise in each of these disciplines and has successfully integrated these enabling technologies into a drug discovery process involving the following stages: target identification and validation, assay development, lead identification and lead optimization. The Company believes that it has the internal capability to advance a drug candidate through each of these stages.

  Establish Collaborative Relationships to Discover New Drugs and Broaden Technology Base. The Company employs two collaborative strategies for the discovery of new antiinfective drugs: (i) collaborations with major pharmaceutical companies to provide the Company with funding, research and development resources, access to libraries of diverse compounds and clinical development, manufacturing and commercialization capabilities and
(ii) alliances with biopharmaceutical companies to access additional compound libraries for the identification and optimization of lead candidates for the Company's internal programs. The Company has entered into collaborative agreements based upon the Synthetase Program with Bristol-Myers Squibb,

Merck and Pfizer. The Company believes that the Collaborative Agreements will permit it to reduce its capital requirements and to leverage the development expertise of its collaborative partners to accelerate the commercialization of drug candidates. The Company has also entered into agreements with Terrapin Technologies Inc., Pharm-Eco Laboratories, Inc. and ArQule, Inc. to obtain additional compound libraries for Cubist's internal programs.

  Retain Rights to Independently Develop and Market Certain Products. Cubist intends to continue to retain rights to internally develop and commercialize certain proprietary products. This will enable the Company either to commercialize certain drug candidates independently or to enter into future drug development and commercialization alliances with third parties at a later stage in the development process. The Company believes that this will enable it to obtain greater economic benefits from future collaborations. Except for rights granted to Bristol-Myers Squibb, Merck and Pfizer pursuant to the Collaborative Agreements, the Company has retained rights to technology related to its Synthetase Program for internal drug discovery. In addition, the Ribonuclease P, Amidotransferase and Elongation Factors Programs are currently being pursued with internal resources.

  Maintain and Enhance Strong Proprietary Position. Cubist plans to continue to pursue an aggressive patent strategy to protect its proprietary drug discovery technologies. The Company's policy is to diligently protect its cloned targets, assays, organic synthetic processes, lead compounds, screening technology and certain other technology. Cubist has eight pending U.S. patent applications. In addition, Cubist has licensed three issued U.S. patents and three pending U.S. applications covering inventions made by Dr. Paul R. Schimmel and Dr. Julius Rebek, Jr., the two scientific founders of the Company.

THE CUBIST PROGRAMS

  Cubist's initial focus is on the identification and development of targets that are involved in the fundamental process of protein synthesis. This process involves a sequential order of well-established, enzymatic events that leads to the incorporation of amino acids into proteins. Antiinfective drugs, such as tetracyclines and erythromycin, that work by inhibiting protein synthesis at the ribosome (a cellular component which is the site of incorporation of amino acids into proteins) have been successfully developed and commercialized. There are, however, several classes of essential enzyme targets that function independently of the ribosome during protein synthesis that have not yet been exploited as effective drug targets. The Company's programs address targets in the areas of: (i) Synthetases, (ii) Ribonuclease P, (iii) Amidotransferase and (iv) Elongation Factors. These enzyme targets are essential for the survival of both bacterial and fungal pathogens. The Company believes that these targets will enable the development of clinically useful antiinfective drugs against susceptible and drug-resistant pathogens.

  The following table describes the various stages of development of Cubist's four target-based programs.



                    [GRAPH OF PROGRAM STATUS APPEARS HERE]

 The Synthetase Program

  Synthetases are enzymes that play a fundamental role in protein synthesis in all living organisms. In most organisms, there are 20 essential aminoacyl-tRNA synthetases, one for each amino acid, which charge its specific amino acid to a transfer RNA molecule ("tRNA") forming an amino acid-charged tRNA. These charged tRNAs then interact with messenger RNA ("mRNA") at the ribosome to incorporate the amino acid into the protein being synthesized. Inhibition of any one of the 20 aminoacyl-tRNA synthetases from any bacterial or fungal pathogen, at the amino acid or tRNA binding sites, would disrupt protein production, thereby killing or attenuating the growth of the pathogen. As a result, large numbers of targets, each with multiple sites of inhibition, are available to Cubist for drug discovery. Furthermore, Cubist has demonstrated that the molecular structures of bacterial or fungal synthetases are sufficiently different from human synthetases to permit a drug to selectively recognize and inhibit pathogen synthetases.

                   INHIBITION OF AMINOACYL - TRNA SYNTHETASE

                                  (ART)


         PROTEIN                                INHIBITION OF PROTEIN
        SYNTHESIS                                     SYNTHESIS


     Binding of an amino                      Binding of an inhibitor to
     acid to the                              the aminoacyl - tRNA
     aminoacyl - tRNA                         synthetase alters the
     synthetase leads to                      synthetase structure,
     the formation of                         blocks amino acid binding
     charged tRNA and                         and prevents the formation
     protein synthesis                        of charged tRNA, thereby
                                              inhibiting protein
                                              synthesis

  Aminoacyl-tRNA synthetases provide a significant opportunity to combat bacterial and fungal drug resistance derived from the resistance mechanism of target alteration, which involves a change to the target's protein sequence, chemical modification of the target structure or acquisition of a new gene from another pathogen, substituting for the target function. Because there are structural and functional similarities among the 20 aminoacyl-tRNA synthetases, it may be possible to identify a drug that can bind to and inhibit two similar synthetases, thereby decreasing the rate of emergence of drug resistance. Thus, a resistance mechanism involving target alteration would necessitate simultaneous changes in two of the targets. From a statistical standpoint, the probability of simultaneous alteration of two targets would be extremely low. Therefore, a single drug active against more than one aminoacyl-tRNA synthetase would be likely to have the advantage of an extended therapeutic lifetime by significantly impeding the future emergence of drug resistance.

  Clinical precedent exists for the development of a bacterial aminoacyl-tRNA synthetase inhibitor. Pseudomonic acid A, commercially marketed as Bactroban, is an antibacterial drug that is a specific inhibitor of isoleucyl-tRNA synthetase in several pathogens, including Staphylococcus aureus. The drug can be used only as a topical agent, however, because it is unstable in the bloodstream and therefore is not therapeutically effective when administered systemically. Cubist's goal is to develop systemically-available drugs that target aminoacyl-tRNA synthetases in either bacteria or fungi.

  The Company has developed over 100 proprietary aminoacyl-tRNA synthetase targets and related assays that are currently being utilized in the discovery and characterization of leads in its Synthetase Program. These aminoacyl-tRNA synthetase targets were cloned or purified from Streptococcus pneumoniae, Staphylococcus aureus, Enterococcus faecalis, Escherichia coli, Haemophilus influenzae, Mycobacterium tuberculosis and Helicobacter pylori bacteria, Candida albicans and Pneumocystis carinii fungi and cultured human cells. The Company is currently developing assays and pursuing targets in additional pathogens, such as Pseudomonas aeruginosa and Aspergillus fumigatus.

  In its search for leads, Cubist combines automated, high-throughput screening of its compound libraries with a rational drug design approach. Cubist has synthesized molecules that structurally mimic the biochemical intermediates that are formed during the charging of tRNA by aminoacyl-tRNA synthetase enzymes. These structural mimics bind to the active site of the enzyme and preclude the amino acid and other substrates from binding, thereby inhibiting enzyme function. Using this approach, Cubist has discovered several proprietary leads that inhibit certain aminoacyl-tRNA synthetases. Leads from Cubist's rational drug design program as well as those identified through screening compound libraries are currently being optimized to improve stability, potency, selectivity, whole cell activity and efficacy in animal models in an effort to identify clinical development candidates.

  The Company has entered into agreements based on certain targets within the Synthetase Program with Bristol-Myers Squibb, Merck and Pfizer. Under these collaborations, the small molecule compound libraries of Cubist's collaborative partners are screened for inhibitors of certain aminoacyl-tRNA synthetases in enzyme assays developed by the Company. Inhibitors are then characterized for their spectrum of inhibition against a variety of pathogens as well as for selectivity and whole cell activity using an additional set of Cubist's assays. Lead candidates which are selected by the collaborative partners will then enter into a drug development program where medicinal chemistry, microbiology and pharmacology studies will be conducted to optimize the leads into drug candidates. The Company has also retained certain rights to this technology for use in its internal programs. See "Collaborative Agreements."

  Cubist expects to complete the optimization of a lead from its internal Synthetase Program efforts to select a drug candidate for pre-clinical development by the end of 1996. Assuming successful pre-clinical development, Cubist expects to file an IND by the end of 1997. Assuming successful development of a drug candidate under one or more of its Collaborative Agreements, Cubist believes a collaborative partner could file an IND as early as the end of 1998.

 The Ribonuclease P Program

  The Company's Ribonuclease P Program focuses on the discovery of antiinfective drugs that inhibit ribonuclease P ("RNase P"), an essential target in the process of protein synthesis. All tRNAs are initially synthesized as immature tRNA molecules which are cleaved to the required functional size and structure by an essential enzyme, RNase P. Inhibition of RNase P will thus prevent the maturation of tRNA molecules, an essential step in protein synthesis, thereby killing or attenuating the growth of the pathogen.

              [PICTURE OF RIBONUCLEASE P AND tRNA APPEARS HERE]


   RIBONUCLEASE P (RNASE P) BINDS TO AND CLEAVES IMMATURE TRNA MOLECULES TO
                             PRODUCE MATURE TRNAS

  Because RNase P has both RNA and protein components, each can serve as a target for inhibition. To date, research has shown that both the bacterial RNA and protein components of RNase P differ from those found in certain mammals. The Company believes that the differences between the human and bacterial RNase P enzymes indicate that the bacterial RNase P can be selectively inhibited.

  Cubist has cloned, sequenced and expressed the genes encoding both the protein and the RNA components of RNase P from certain bacteria. Recombinant RNase P enzymes that have demonstrated the ability to cleave immature tRNA serve as the foundation for biological assays. The Company is currently developing an automated in vitro enzyme assay feasible for high-throughput screening to identify inhibitors of bacterial RNase P. The Company expects to commence high-throughput screening for the identification of inhibitors of RNase P activity in the first quarter of 1997.

 The Amidotransferase Program

  The Company's Amidotransferase Program focuses on the discovery of antiinfective drugs that inhibit glutamine amidotransferase ("AdTase"), an essential target in the process of protein synthesis. Certain bacteria have only 19 of the 20 required aminoacyl-tRNA synthetases and lack glutamine-tRNA synthetase. These bacteria still require all 20 amino acids for protein synthesis and therefore have developed a two-step process to compensate for the lack of glutamine aminoacyl-tRNA synthetase. In step one, glutamate-tRNA synthetase attaches glutamate to both glutamate-tRNA and glutamine-tRNA. In step two, AdTase modifies the glutamate that is charged to the glutamine-tRNA into glutamine, the appropriate amino acid. The now correctly charged tRNA can incorporate the amino acid glutamine into the growing protein chain. Inhibiting AdTase activity would thus limit the synthesis of all proteins that require glutamine, thereby killing or attenuating the growth of the pathogen. Mammalian cells do not need AdTase because they have a glutamine-tRNA synthetase. Therefore, an inhibitor of AdTase is expected to be inherently selective for the bacterial enzyme.

                                              GLUTAMATE

                                                        GLUTAMINE

      [PICTURE OF AMIDOTRANSFERASE MODIFYING GLUTAMATE tRNA APPEARS HERE]

 CERTAIN BACTERIA LACK GLUTAMINE TRNA SYNTHETASE AND REQUIRE
 AMIDOTRANSFERASE (ADTASE) TO BINDTO AN INAPPROPRIATELY CHARGED TRNA AND MODIFY THE AMINO ACID GLUTAMATE TO GLUTAMINE.

  The Company has established that AdTase activity is present in certain bacteria, including Staphylococcus aureus and Enterococcus faecalis. The Company has developed an assay to monitor the function of this enzyme. Cubist is currently adapting this assay for automated, high-throughput screening and expects to commence such screening for the identification of inhibitors of AdTase activity in the second half of 1997.

 The Elongation Factors Program

  The Company's Elongation Factors Program focuses on the discovery of antiinfective drugs that inhibit elongation factors Tu (EF-Tu) and Ts (EF-Ts), essential protein targets in the process of protein synthesis. EF-Tu transports amino acid-charged tRNA to the ribosome and also plays a role in the continuing synthesis of proteins. During this process EF-Tu becomes inactivated and its reactivation requires a second elongation factor, EF-Ts. A crystal structure of EF-Tu associated with some of its substrates including EF-Ts, has been defined. Inhibition of either EF-Tu or EF-Ts activity will inhibit protein synthesis and kill or attenuate the growth of the pathogen. The Company believes that based upon identified structural differences between the bacterial and humans elongation factors, the bacterial enzymes can be selectively inhibited.

    EF-TU
                                                                        PROTEIN

                                                        MRNA

                                 RIBOSOME
               [PICTURE OF ELONGATION FACTOR TU, CHARGED tRNA,
               RIBOSOME, mRNA, AND PROTEIN CHAIN APPEARS HERE]

    ELONGATION FACTOR EF-TU BINDS TO CHARGED TRNA AND TRANSPORTS IT TO THE
                        RIBOSOME FOR PROTEIN SYNTHESIS.

  Cubist has cloned, sequenced and expressed the genes encoding the EF-Tu and EF-Ts proteins. Cubist is currently developing an assay for automated, high-throughput screening and expects to commence such screening for the identification of inhibitors of EF-Tu and EF-Ts activity in the second half of 1997.

 Other Target Discovery Programs

  The Company is currently utilizing genomic information to develop additional biological screening assays for drug discovery. Strategically, the Company will continue to investigate targets involved in protein synthesis and will broaden its focus to include additional targets outside of this area, for example, protein-DNA interactions and cell metabolism.

DRUG DISCOVERY TECHNOLOGIES

  The Cubist drug discovery process consists of four primary steps as part of an integrated platform: (i) target identification and validation, (ii) assay development, (iii) lead identification and (iv) lead optimization.


            [GRAPH OF CUBIST'S DRUG DISCOVERY PROCESS APPEARS HERE]

  TARGET IDENTIFICATION AND VALIDATION--the use of microbial genomics and functional genetics to identify multiple targets for drug discovery. The Company uses a rational target selection approach which incorporates microbial genomics and functional genetics to identify and characterize targets. To be selected for entry into a drug discovery program, targets must be: (i) essential for the life of the pathogen, so that inhibition of the target's natural function will kill or attenuate the growth of the pathogen, (ii) functionally characterized for assay development prior to high-throughput screening and (iii) structurally divergent between bacteria or fungi and humans so that the pathogen target can be selectively inhibited.

  Cubist utilizes functional genetics to determine whether a particular target is essential to the survival of the cell. Pathogen death following the disruption or deletion of a gene encoding the target conclusively establishes the essential nature of the target. The prevalence of a particular target among different species of bacteria and fungi defines its spectrum. Structural divergence between pathogen and human genes suggests the potential for identifying compounds with selectivity for the pathogen.

  ASSAY DEVELOPMENT--the use of molecular biology, biochemistry and enzymology to characterize targets and validate high-throughput screening assays. Cubist has built significant assay development capabilities which are an important component of its proprietary drug discovery programs. Assay quality is the most important determinant of any screening program's productivity. Established molecular biology tools enable Cubist to rapidly clone, sequence, express and purify multiple targets. Cubist then utilizes enzymology and biochemistry techniques to functionally characterize targets. By characterizing these targets, Cubist can develop robust, sensitive high-throughput screening assays. The Company utilizes these assays to identify inhibitors. Cubist employs proprietary screens to provide a quantitative description of potency, spectrum and selectivity. In addition, the Company's enzymology studies identify reaction mechanisms that provide the basis for rational drug design.

  LEAD IDENTIFICATION--the use of high-throughput screening of small molecule libraries, combinatorial chemistry and rational drug design to identify potential drug candidates. Cubist has implemented automation and robotics to perform high-throughput screening to address a critical rate-limiting step in drug discovery: the large number of assays required to empirically screen synthetic and natural product compound libraries to identify novel inhibitors. Cubist has achieved a screening throughput rate of 1.5 million compounds per year through the implementation of robotics and other enhancement techniques, such as the simultaneous assay of mixtures of compounds. Novel inhibitors are further characterized using Cubist's secondary screens consisting of increasingly stringent selection criteria (such as spectrum and selectivity) to identify drug candidates with the greatest potential for successful development.

  To date, Cubist has assembled a library of over 135,000 structurally-diverse synthetic small molecules for screening against each of its 100 proprietary targets. Molecules used in the Cubist screening program currently originate from four sources: (i) Cubist's proprietary rational design chemistry programs, (ii) Cubist's proprietary combinatorial chemistry programs, (iii) academic and industrial collaborations and (iv) commercial sources. Based on the current rate of growth of the compound collection, the Company estimates that the number of compounds available for high-throughput screening in its proprietary programs will more than double during the next year. In addition, the Company believes that the Collaborative Agreements provide it with access to additional libraries of over one million structurally diverse molecules for lead identification.

  The Cubist combinatorial chemistry program generates two types of libraries, general and lead-specific. The general libraries are designed to provide Cubist with a diversity of molecular structures which can be used in conjunction with high-throughput screening to identify novel lead compounds which inhibit selected targets. Cubist constructs lead-specific libraries based on principles of rational drug design using structural templates demonstrated to interact with the aminoacyl-tRNA synthetases. Cubist's proprietary general and lead-specific libraries are being used to identify new lead inhibitors of the aminoacyl-tRNA synthetases and other enzyme targets.

  LEAD OPTIMIZATION--the use of medicinal chemistry, high speed analoging and pre-clinical evaluation to enhance pharmaceutical properties. Cubist optimizes lead compounds, which have been identified by its high-throughput screening and rational drug design approaches, through the iterative use of medicinal chemistry and in vitro biological assays to enhance pharmaceutical properties. These lead compounds first enter a high-speed chemical analoging program which generates large numbers of structurally-related compounds. These analogs are then evaluated for their (i) spectrum of inhibitory potency against a given enzyme from a variety of pathogens, (ii) selectivity of the pathogen against the human enzyme, (iii) inhibitory potency against multiple targets from a single pathogen to identify a compound that could inhibit more than one target and (iv) spectrum of activity against whole cells, including drug-resistant strains, to determine potential clinical indication. Cubist subsequently evaluates, in animal models, drug candidates exhibiting suitable potency, spectrum and selectivity to determine their pharmacological and toxicological properties.

COLLABORATIVE AGREEMENTS

  A key element of the Company's strategy is to enter into collaborations with major pharmaceutical companies to develop its initial products. These collaborations are expected to provide the Company with funding, research and development resources, and access to libraries of diverse compounds and clinical development, manufacturing and commercialization capabilities. To date, the Company has entered into agreements based on certain targets within the Synthetase Program with Bristol-Myers Squibb, Merck and Pfizer to screen the collaborators' respective compound libraries against certain aminoacyl-tRNA synthetase targets. Assuming that the Collaborative Agreements continue until their scheduled expirations, and that a separate drug is successfully developed and commercialized from each of the five research programs to be conducted pursuant to these agreements, Cubist will be entitled to receive a total of $98.5 million in research support payments, technology licensing fees, milestone payments and equity investments. In addition, the Company will be entitled to receive royalties on worldwide sales of drugs resulting from these collaborations. Through July 1996, the Company's collaborative partners have provided the Company with $3.8 million of research support payments and a technology licensing fee and $4.0 million in equity investments.

 Bristol-Myers Squibb

  In June 1996, the Company and Bristol-Myers Squibb entered into the Bristol-Myers Squibb Agreement pursuant to which they agreed to collaborate to discover and develop novel antiinfective drugs from leads obtained by screening six of Cubist's aminoacyl-tRNA synthetase targets against Bristol-Myers Squibb's compound library. In connection with the signing of the Bristol-Myers Squibb Agreement, Bristol-Myers Squibb made a $4.0 million equity investment in the Company. See "Certain Transactions." If a separate drug is successfully developed and commercialized through each of the bacterial, mycobacterial and fungal programs within the collaboration, Cubist will be entitled to receive a total of $56.5 million in research support payments, technology licensing fees, milestone payments and other payments from Bristol-Myers Squibb, including an equity investment of $4.0 million made in June 1996. The development, manufacture and worldwide sale of drugs resulting from the collaboration will be conducted by Bristol-Myers Squibb, and the Company will be entitled to receive royalties on the worldwide sales of any drug developed and commercialized from this collaboration. Cubist has granted Bristol-Myers Squibb an exclusive worldwide license to conduct research and drug development of drug candidates resulting from this collaboration. There can be no assurance that any drug candidates will be discovered through the collaboration or that if discovered, Bristol-Myers Squibb will elect to proceed with the development of any drug candidates. Under the terms of the Bristol-Myers Squibb Agreement, Bristol-Myers Squibb is not obligated to develop or commercialize any drug candidates. As a result, there can be no assurance that any of the milestone or royalty payments contemplated by the Bristol-Myers Squibb Agreement will be made.

 Merck

  In June 1996, the Company and Merck entered into the Merck Agreement pursuant to which they agreed to collaborate to discover and develop novel antiinfective drugs from leads obtained by screening three of Cubist's aminoacyl-tRNA synthetase targets against Merck's compound library. If a drug is successfully developed and commercialized through this collaboration, Cubist will be entitled to receive $20.5 million in research support payments, technology licensing fees and milestone payments from Merck. The development, manufacture and worldwide sale of drugs resulting from the collaboration will be conducted by Merck, and the Company will be entitled to receive royalties on the worldwide sales of any drug developed and commercialized from this collaboration. Cubist has granted Merck an exclusive worldwide license to commercialize drugs resulting from this collaboration. There can be no assurance that any drug candidates will be discovered through the collaboration or that, if discovered, Merck will elect to proceed with the development of any drug candidates. Under the terms of the Merck Agreement, Merck is not obligated to develop or commercialize any drug candidates. As a result, there can be no assurance that any of the milestone or royalty payments contemplated by the Merck Agreement will be made.

 Pfizer

  In December 1995, the Company and Pfizer entered into the Pfizer Agreement pursuant to which they agreed to collaborate to discover and develop novel antiinfective drugs from leads obtained by screening six of Cubist's aminoacyl-tRNA synthetase targets against Pfizer's compound library. If a drug is successfully developed and commercialized through this collaboration, Cubist will be entitled to receive $21.5 million in research support payments, technology licensing fees, milestone payments and other payments from Pfizer, including a $5.0 million equity investment. The development, manufacture and sale of drugs worldwide resulting from the collaboration will be conducted by Pfizer, and the Company will be entitled to receive royalties on the worldwide sales of any drug developed and commercialized from this collaboration. Cubist has granted Pfizer an exclusive worldwide license to commercialize drugs resulting from this collaboration. There can be no assurance that any drug candidates will be discovered during the collaboration or that, if discovered, Pfizer will elect to proceed with the development of any drug candidates. Under the terms of the Pfizer Agreement, Pfizer is not obligated to develop or commercialize any drug candidates. As a result, there can be no assurance that any of the milestone or royalty payments contemplated by the Pfizer Agreement will be made.

  The Company is dependent on its collaborative partners for drug development, obtaining regulatory approvals and other resources for drug candidates emerging from these collaborations. See "Risk Factors-- Dependence on Collaborative Partners and Others" and "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

 Other Collaborations

  To obtain additional compound libraries for further expansion of the Company's internal drug discovery programs, Cubist has entered into agreements with Terrapin Technologies Inc., Pharm-Eco Laboratories, Inc. and ArQule, Inc. If a drug is successfully developed and commercialized as a result of any of these agreements, Cubist is granted a license to commercialize the drug and will pay royalties to its partner on commercial sales. In addition, Cubist has entered into an agreement with Ceregen, a division of Monsanto Company, permitting coded access to the Company's combinatorial chemistry library for screening against certain agricultural targets. If Ceregen successfully develops and commercializes a product as a result of the agreement, Cubist will be entitled to royalties on sales.

PATENTS AND PROPRIETARY TECHNOLOGY

  Proprietary protection for the Company's compounds, technology and processes is important to its business. The Company's policy is to diligently protect its cloned targets, assays, organic synthetic processes, lead compounds, screening technology and certain other technology by, among other things, filing, or causing to be filed on its behalf, patent applications for technology relating to the development of its business in the United States and elsewhere. To date, the Company has received a notice of allowance for two of these applications covering an isolated recombinant nucleic acid encoding mycobacterial seryl-tRNA synthetase and processes of making mycobacterial seryl-tRNA synthetases. Cubist has 8 pending U.S. patent applications. In addition, Cubist has licensed three U.S. patents and three U.S. patent applications.

  Patent law, as it relates to inventions in the pharmaceutical and biotechnology fields, is still evolving and involves complex legal and factual questions for which legal principles are not firmly established. Moreover, because (i) patent applications in the United States are maintained in secrecy until patents issue, (ii) patent applications in certain other countries generally are not published until more than eighteen months after they are filed, (iii) publication of technological developments in the scientific or patent literature often lags behind the date of such developments and (iv) searches of prior art may not reveal all relevant prior inventions, the Company cannot be certain that it was the first to invent the subject matter covered by its patent applications or that it was the first to file patent applications for such inventions. Accordingly, there can be no assurance that patents will be granted with respect to any of the Company's pending patent applications or with respect to any patent applications filed by the Company in the future.

  The commercial success of the Company will depend in part on not infringing patents or proprietary rights of others. There can be no assurance that the Company will be able to obtain a license to any third-party technology it may require to conduct its business or that if obtainable, such technology can be licensed at reasonable cost. Failure by the Company to obtain a license to technology that it may require to utilize its technologies or commercialize its products may have a material adverse effect on the Company's business, operating results and financial condition. In some cases, litigation or other proceedings may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company, to protect trade secrets, know-how or other intellectual property rights owned by the Company, or to determine the scope and validity of the proprietary rights of third parties. Any potential litigation could result in substantial costs to and diversion of resources by the Company and could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that any of the Company's issued or licensed patents would ultimately be held valid or that efforts to defend any of its patents, trade secrets, know-how or other intellectual property rights would be successful. An adverse outcome in any such litigation or proceeding could subject the Company to significant liabilities, require the Company to cease using the subject technology or require the Company to license the subject technology from the third party, all of which could have a material adverse effect on the Company's business, operating results and financial condition.

  Much of the know-how of importance to the Company's technology and many of its processes are dependent upon the knowledge, experience and skills, which are not patentable, of key scientific and technical personnel. To protect its rights to and to maintain the confidentiality of trade secrets and proprietary information, the Company requires employees, Scientific Advisory Board members, consultants and collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with the Company. These agreements prohibit the disclosure of confidential information to anyone outside the Company and require disclosure and assignment to the Company of ideas, developments, discoveries and inventions made by employees, advisors, consultants and collaborators. There can be no assurance, however, that these agreements will not be breached or that the Company's trade secrets or proprietary information will not otherwise become known or developed independently by others. See "Risk Factors--Uncertainty of Patents and Proprietary Rights."

GOVERNMENT REGULATION

 Overview

  Regulations imposed by United States federal, state and local authorities, as well as their counterparts in other countries, are a significant factor in the conduct of the research, development, manufacturing and marketing activities for the Company's potential drug candidates.

  The development, manufacture and marketing of drugs (including antibiotics) developed by the Company or its collaborative partners are subject to regulation by numerous governmental agencies in the United States, principally the FDA, by state and local governments, and in some instances by foreign governments. Pursuant to the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder (the "FDC Act"), the FDA regulates the pre-clinical and, clinical trials, safety, effectiveness, manufacture, labeling, storage, distribution, and promotion of drugs. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, recall or seizure of products, total or partial suspension of production, refusals to permit products to be imported into or exported out of the United States, failure of the government to grant approval for new drugs or antibiotic products, withdrawal of marketing approvals, denial or suspension of government contracts and criminal prosecution.

  Product development and approval within the FDA regulatory framework usually takes a significant number of years, involves the expenditure of substantial capital resources and is uncertain. Moreover, there is no assurance that the current regulatory framework will not change or that additional regulatory standards will not be promulgated at any stage of the Company's or its collaborative partners' product development that may adversely affect approval, delay the submission or review of an application or require additional expenditures by the Company.

 U.S. Regulatory Process

  New drugs (as well as antibiotics not subject to certification) must be found safe and effective by FDA through the approval of a new drug application ("NDA") pursuant to section 505 of the FDC Act prior to marketing in interstate commerce. Prior to this, the pre-clinical data (animal and in vitro laboratory data) and clinical data (human data) are regulated by FDA pursuant to regulations and the issuance and continuing FDA oversight of an investigational new drug application ("IND"). Post-NDA approval, FDA maintains continuing regulatory control over the marketing of approved drugs regulating most closely manufacturing, promotional activities and the appropriate submission of adverse reaction information. Any material changes to the indication for use, other labeling or manufacturing, require FDA approval of a Supplement to the NDA prior to any such change being made.

  Before testing in the United States of any compounds with potential therapeutic value in human test subjects may begin, stringent government requirements for preclinical data must be satisfied. Pre-clinical testing includes both in vitro and in vivo laboratory evaluation and characterization of the safety and efficacy of a drug and its formulation. Laboratories involved in pre-clinical testing must comply with FDA regulations regarding Good Laboratory Practices. Pre-clinical testing results obtained from studies in several animal species, as well as from in vitro studies, are submitted to the FDA as part of the IND and are reviewed by the FDA prior to the commencement of human clinical trials. These pre-clinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initial (Phase I) studies in human volunteers. Unless the FDA objects to an IND, the IND becomes effective 30 days following its receipt by the FDA. There can be no assurance that submission of an IND will result in the commencement of human clinical trials. Moreover, once trials have commenced, the FDA may stop the trials by placing them on "clinical hold" because of concerns about, for example, the safety of the product being tested. Such clinical holds either before the clinical studies commence or after commencement may result in either a temporary halt to the study or abandonment of any further work whatsoever.

  Clinical trials, which involve the administration of the investigational drug to healthy volunteers or to patients under the supervision of a qualified principal investigator, are typically conducted in three sequential phases, although the phases may overlap with one another. Clinical trials must be conducted in accordance with the FDA's Good Clinical Practices, under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be conducted under the auspices of an independent Institutional Review Board (the "IRB") at the institution where the study will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects, informed consent requirements and the possible liability of the institution. Compounds must be formulated according to FDA's current Good Manufacturing Practice regulations ("cGMP").

  Clinical testing involves the administration of the drug to healthy human volunteers or to patients under the supervision of a qualified investigator, usually a physician, pursuant to an FDA-reviewed protocol. Human clinical trials are typically conducted in three sequential phases.

  Phase I clinical trials represent the initial administration of the investigational drug to a small group of healthy human subjects or, more rarely, to a group of selected patients with the targeted disease or disorder. The goal of Phase I clinical trials is typically to test for safety (adverse effects), dose tolerance, absorption, biodistribution, metabolism, excretion and clinical pharmacology and, if possible, to gain early evidence regarding efficacy.

  Phase II clinical trials involve a small sample of the actual intended patient population and seek to assess the efficacy of the drug for specific targeted indications, to determine dose tolerance and the optimal dose range and to gather additional information relating to safety and potential adverse effects.

  Once an investigational drug is found to have some efficacy and an acceptable safety profile in the targeted patient population, Phase III clinical trials are initiated to establish further clinical safety and efficacy of the investigational drug in a broader sample of the general patient population at geographically dispersed study sites in order to determine the overall risk-benefit ratio of the drug and to provide an adequate basis for product labeling. The Phase III clinical development program consists of expanded, large-scale studies of patients with the target disease or disorder, to obtain definitive statistical evidence of the efficacy and safety of the proposed product and dosage regimen. These studies may include investigation of the effects in subpopulations of patients, such as the elderly, children, etc. All of the phases of clinical studies must be conducted in conformance with the FDA's bioresearch monitoring regulations (such as IRB, informed consent and sponsor monitoring requirements).

  At the same time that the human clinical program is being performed, additional non-clinical (animal) studies are also conducted. Expensive, long duration toxicity and carcinogenicity studies are done to demonstrate the safety of drug administration for the extended period of time required for effective therapy. Also, a variety of laboratory, animal and initial human studies are performed to establish manufacturing methods for delivering the drug, as well as stable, effective dosage forms.

  Unless exempted by specific regulation, antibiotic products are subject to additional FDA regulations that pertain to batch certification requirements. In general, the regulations require testing and certification of each batch of an antibiotic drug for compliance with the FDA's monograph regulations. If the FDA determines that the batch conforms to the applicable standards of identity, strength, quality and purity found in the specific monograph, the FDA will issue a certificate attesting that the batch conforms to the applicable monograph standards. Manufacturers also are required to comply with certain recordkeeping requirements that pertain to certification. If a given batch does not comply with the stated requirements, the FDA will refuse to certify the batch and the manufacturer will be prohibited from marketing the product.

  Antibiotic drugs for human use are exempt from batch certification if certain conditions are satisfied. For example, in the case of an over-the-counter ("OTC") antibiotic subject to an FDA OTC drug monograph, the drug will be exempt from batch certification if the drug satisfies the conditions specified in the applicable OTC drug monograph. For prescription antibiotics, a drug may be exempt from batch certification if certain other conditions are satisfied, including among others, that the antibiotic has been approved by the FDA in an applicable antibiotic application for marketing, and that the antibiotic product meets the standard of identity, strength, quality and purity specified in an applicable monograph or in the applicable approved antibiotic application. Once an antibiotic drug has been approved as safe and effective, the FDA promulgates a regulation of general applicability, describing in detail the required specifications of the drug. Thereafter, anyone who meets the standards in that regulation may obtain FDA clearance for his or her own product without submission of any data on safety and effectiveness, other than data demonstrating bioequivalence to the original product.

  All data obtained from a comprehensive development program including research and product development, manufacturing, pre-clinical and clinical trials and related information are submitted in an NDA to the FDA and the corresponding agencies in other countries for review and approval. In addition to reports of the trials conducted under the IND application, the NDA includes information pertaining to the preparation of the new drug or antibiotic, analytical methods, details of the manufacture of finished products and proposed product packaging and labeling. Although the FDC Act requires the FDA to review NDAs within 180 days of their filing, in practice longer times may be required. The FDA also frequently requests that additional information be submitted, requiring significant additional review time. As a result of the Prescription Drug User Fee Act, FDA has made commitments to speed the review of NDAs and NDA Supplements. While implementation of this by the FDA has sped up certain decision-making by the FDA, it has not, with regard to many drugs, sped up the overall development and approval time. Any proposed product of the Company likely would be subject to demanding and time-consuming NDA approval procedures in virtually all countries where marketing of the products is intended. These regulations define not only the form and content of safety and efficacy data regarding the proposed product but also impose specific requirements regarding manufacture of the product, quality assurance, packaging, storage, documentation and recordkeeping, labeling, advertising and marketing procedures.

  The FDA has developed two "fast track" policies for certain new drugs, one policy for expedited development and review, and one policy for accelerated approval. The expedited review policy applies to new drug therapies, including antibiotics, that are intended to treat persons with life-threatening and severely-debilitating illnesses, especially where no satisfactory alternative therapy exists. The FDA has defined "severely-debilitating" to mean diseases or conditions that cause major irreversible morbidity. During the developmental stage of drugs that qualify, the FDA expedites consultation and review of these experimental therapies.

  The FDA's accelerated approval policy applies to certain new drug or antibiotic products that have been studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide "meaningful therapeutic benefit to patients over existing treatments." This accelerated approval, or fast track approach, is generally limited to new drugs or antibiotics that treat patients that are unresponsive to, or intolerant of, available therapy, or when there is improved patient response over currently available therapy. The accelerated approval policy is further limited to drugs for which the predictive value of the surrogate endpoint, in terms of clinical outcome, has not been established. At the time of approval, the FDA may grant approval on a surrogate endpoint or an effect on a clinical endpoint other than survival or irreversible morbidity. The FDA may impose certain restrictions on distribution, limiting its use to certain facilities or specialty-trained physicians or making its use contingent on the performance of certain specified medical procedures. Postmarketing studies (Phase IV trials) are usually required to further affirm safety and/or efficacy. However, if an acceptable clinical endpoint has been established, the drug must be evaluated for approval under the traditional (non-fast track) approach.

  The FDA determines when a specific new drug or antibiotic product qualifies for accelerated review. There is no guarantee that an application submitted for a new drug or antibiotic product will receive fast track consideration by the FDA or that the FDA will approve an NDA for such drug or antibiotic product once it has been reviewed. Moreover, the FDA may grant marketing approval and simultaneously require postmarketing studies. And, the FDA may subsequently withdraw approval of a new drug or antibiotic product if a postmarketing study fails to verify the clinical benefit of the new drug or antibiotic.

  Timetables for the various phases of clinical trials and NDA approval cannot be predicted with any certainty. The Company, its collaborative partners or the FDA may suspend clinical trials at any time if it is believed that individuals participating in such trials are being exposed to unacceptable health risks. Even assuming that clinical trials are completed and that an NDA is submitted to the FDA, there can be no assurance that the NDA will be reviewed by the FDA in a timely manner or that once reviewed, the NDA will be approved. The approval process is affected by a number of factors, including the severity of the targeted indications, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. The Company's ability to market its products successfully is further dependent on the patent and marketing exclusivity rights of a competitor's products. With regard to marketing exclusivity, the FDC Act provides for 5 years of marketing exclusivity for new chemical entities having received an NDA. In addition, NDAs or NDA Supplements for other new drugs may receive 3 years of marketing exclusivity if their approved application contains new clinical investigations (other than bioavailability) that are essential to the approval and were conducted by or for the applicant. If the FDA grants such exclusivity, the FDA will not approve another company's 505(b)(2) application (paper NDA) or abbreviated NDA ("ANDA" or generic drug application) during that period. The FDA may deny an NDA if applicable regulatory criteria are not satisfied or may require additional testing or information with respect to the investigational drug. Even if initial FDA approval is obtained, further studies, including post-market studies, may be required in order to provide additional data on safety and will be required in order to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. The FDA will also require post-market reporting and may require surveillance programs to monitor the side effects of the drug. Results of post-marketing programs may limit or expand the further marketing of the drug. Further, if there are any modifications to the drug, including changes in indication, manufacturing process or labeling, an NDA supplement may be required to be submitted to the FDA. Further new scientific data or analyses developed after approval may form the basis for the FDA to withdraw the NDA.

  Among the other requirements for drug product approval is the requirement that the prospective manufacturer conform to the FDA's cGMP regulations. Manufacturers also must continue to expend time, money and effort in product, recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. The manufacturer also has obligations to report postmarketing adverse drug experiences to the FDA. The FDA periodically inspects manufacturing facilities in the United States to assure compliance with applicable cGMP and other regulatory requirements. Failure of the Company (or prospective manufacturer) to comply with cGMP regulations or other FDA regulatory requirements could have a material adverse effect on the Company and result in one or more regulatory actions affecting either the product, the Company and its officials, or both.

  The Company (or prospective manufacturer) also may be subject to certain user fees that the FDA is authorized to collect under the Prescription Drug User Fees Act of 1992 for certain drugs. User fees also pertain to the establishments where the products are made and to the marketed prescription drug products.

  Completing the multitude of steps necessary before marketing can begin requires the expenditure of considerable resources and can consume a long period of time. Delay or failure in obtaining the required approvals, clearances, permits or inclusions by the Company, its collaborative partners or its licensees would have an adverse effect on the ability of the Company to generate sales or royalty revenue. In addition, the impact of new or changed laws or regulations cannot be predicted.

  There can be no assurance that the regulatory framework described above will not change or that additional regulations will not arise that may affect approval of or delay an IND or an NDA. In addition, there can be no assurance that there will not be a change in currently accepted scientific standards that may affect the ultimate approval of such products. Moreover, because the Company's present collaborative partners are, and it is expected that the Company's future collaborative partners may be, primarily responsible for pre-clinical and clinical trials, regulatory approvals, manufacturing and commercialization of drugs, the ability to obtain and the timing of regulatory approvals are not within the control of the Company. Should the collaborative partners develop regulatory problems, for example, cGMP violations, such problems may adversely impact upon the Company's resources.

  Prior to the commencement of marketing a product in other countries, approval by the regulatory agencies in such countries is required, whether or not FDA approval has been obtained for such product. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than the time required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general, each country has its own procedures and requirements.

  The Company is also subject to regulation under other federal laws and regulation under state and local laws, including laws relating to occupational safety, laboratory practices, the use, handling and disposition of radioactive materials, environmental protection and hazardous substance control. Although the Company believes that its safety procedures for handling and disposing of radioactive compounds and other hazardous materials used in its research and development activities comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of any such accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

COMPETITION

  The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Competitors of the Company in the United States and elsewhere are numerous and include, among others, major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors employ greater financial and other resources, including larger research and development staffs and more effective marketing and manufacturing organizations, than the Company or its collaborative partners. Acquisitions of competing companies and potential competitors by large pharmaceutical companies or others could enhance financial, marketing and other resources available to such competitors. As a result of academic and government institutions becoming increasingly aware of the commercial value of their research findings, such institutions are more likely to enter into exclusive licensing agreements with commercial enterprises, including competitors of the Company, to market commercial products. There can be no assurance that the Company's competitors will not succeed in developing technologies and drugs that are more effective or less costly than any which are being developed by the Company or which would render the Company's technology and future drugs obsolete and noncompetitive.

  In addition, some of the Company's competitors have greater experience than the Company in conducting pre-clinical and clinical trials and obtaining FDA and other regulatory approvals. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than the Company. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, including certain patent and FDA marketing exclusivity rights that would delay the Company's ability to market certain products. There can be no assurance that drugs resulting from the Company's research and development efforts, or from the joint efforts of the Company and its collaborative partners, will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere.

EMPLOYEES

  As of September 16, 1996, the Company had 53 full-time employees, 45 of whom were engaged in research and development and eight of whom were engaged in management, administration and finance. Doctorates are held by 24 of the Company's employees. Each of the Company's employees has signed an agreement which prohibits the disclosure of confidential information to anyone outside the Company and requires disclosure and assignment to the Company of ideas, developments, discoveries and inventions made by the employee.

  The Company's employees are not covered by a collective bargaining agreement. The Company has never experienced an employment-related work stoppage and considers its employee relations to be good.

PROPERTIES

  The Company's headquarters and research and development facilities are located in a 24,000 square foot facility in Cambridge, Massachusetts at 24 Emily Street. The Company believes that this space will be adequate for its research and drug development activities for at least the next two years.

SCIENTIFIC ADVISORY BOARD

  The Company has established a Scientific Advisory Board consisting of ten members (including Dr. Schimmel and Dr. Rebek, two of the Company's founders and directors) with experience in infectious disease, cell and molecular biology, genetics, enzymology, bacterial pathogenesis, and medicinal and combinatorial chemistry. The Scientific Advisory Board meets as a group once per year and members are available individually on an ongoing basis. The Scientific Advisory Board recommends and reviews with the Company novel approaches to drug discovery and development. For biographical information regarding Dr. Schimmel and Dr. Rebek, see "Management."

  All of the Company's Scientific Advisory Board members have signed consulting agreements with the Company and have either purchased shares of Common Stock or been granted options to purchase Common Stock.

  The members of Cubist's Scientific Advisory Board are:

  Lan Bo Chen, Ph.D. is a Professor of Pathology at Harvard Medical School and the Dana-Farber Cancer Institute. He is an expert in cell biology, immunology and cancer. He consults with the Company on high-throughput screening and cell culture. Dr. Chen received his B.S. in Chemistry from National Taiwan University and his Ph.D. in Cell Biology from the Massachusetts Institute of Technology.

  R. Alan B. Ezekowitz, M.D., Ph.D. is Chief of Pediatrics at Massachusetts General Hospital and Professor of Pediatrics at Harvard Medical School. He is an expert in molecular biology and cell biology of macrophages and pattern recognition of foreign molecules in host defenses. He consults with the Company on opportunistic infections, particularly Pneumocystis carinii in immunocompromised patients. Dr. Ezekowitz received his M.B.Ch.B. (equivalent to an M.D.) from the University of Cape Town, Republic of South Africa and received his Ph.D. in Immunology from the University of Oxford.

  David C. Hooper, M.D. is an Associate Physician and Associate Chief of the Infection Control Unit at Massachusetts General Hospital as well as an Associate Professor of Medicine at Harvard Medical School. Dr. Hooper is an expert in the mechanism of action and resistance in fluoroquinolones. He is a clinical investigator in infectious disease and consults with the Company on infectious disease clinical problems, antiinfective resistance and mechanisms of action of antiinfective drugs. Dr. Hooper received his B.A. in Microbiology from the University of Texas, Austin and his M.D. from Washington University School of Medicine.

  K.C. Nicolaou, Ph.D. is Chairman of the Department of Chemistry and a Professor of Chemistry at The Scripps Research Institute. Dr. Nicolaou is an expert on the total synthesis of biologically active natural products such as macrolides, ionophores, eiconsanoids, saccharides, glycoconjugates and other plant, bacterial and marine products. He consults with the Company on organic and natural product synthesis. Dr. Nicolaou received his B.Sc. and Ph.D. in Chemistry from the University of London.

  Joanne Stubbe, Ph.D. is a Professor of Biology and Chemistry at the Massachusetts Institute of Technology. Dr. Stubbe's expertise is in the elucidation of enzyme mechanisms, the design of suicide inhibitors, the mechanism of cleavage of DNA by antitumor agents, purine biosynthesis and the mechanism of DNA repair enzymes. She consults with the Company on enzyme kinetics and assay development. Dr. Stubbe received her B.A. in Chemistry from the University of Pennsylvania and her Ph.D. in Organic Chemistry from the University of California, Berkeley.

  Jack Szostak, Ph.D. is a Professor of Genetics at Harvard Medical School and a Molecular Biologist at Massachusetts General Hospital. He is an expert in molecular biology and is known for his work on ribozymes. He consults with the Company on molecular biology and assay development. Dr. Szostak received his B.Sc. in Cell Biology from McGill University and his Ph.D. in Biochemistry from Cornell University.

  Andrew Wright, Ph.D. is a Professor of Molecular Biology and Microbiology at Tufts University School of Medicine. Dr. Wright is an expert on the regulation of transcription in bacteria and the study of pathogenic mechanisms in Haemophilus influenzae and Helicobacter pylori. He consults with the Company on molecular biology and assay development. Dr. Wright received his B.S. in Chemistry and his Ph.D. in Biochemistry from the University of Edinburgh, Scotland.

  Richard Young, Ph.D. is a Member of the Whitehead Institute for Biomedical Research and a Professor of Biology at the Massachusetts Institute of Technology. Dr. Young is a molecular geneticist with expertise in gene expression, bacterial pathogenesis and vaccine development. He consults with the Company on selection of pathogenic organisms, molecular biology and assay development. Dr. Young received his B.S. in Biology from Indiana University and his Ph.D. in Molecular Biophysics and Biochemistry from Yale University.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

  The executive officers, key employees and directors of the Company are as follows:

 NAME                                        AGE   POSITION
 ----                                        ---   --------
 Scott M. Rocklage, Ph.D.(5)................ 42    President, Chief Executive Officer and Director
 Francis P. Tally, M.D. .................... 56    Vice President of Research and Development
 Arthur F. Kluge, Ph.D. .................... 52    Vice President of Chemistry
 Neal M. Farber, Ph.D. ..................... 45    Vice President of Corporate Development
 Thomas A. Shea............................. 36    Director of Finance & Administration, Treasurer
 Philip A. Wendler, Ph.D. .................. 43    Director of Pharmacology
 Susan K. Whoriskey, Ph.D. ................. 37    Director of Molecular Biology
 John K. Clarke(2)(5)....................... 43    Chairman of the Board of Directors
 Paul R. Schimmel, Ph.D.(5)................. 56    Director
 Julius Rebek, Jr., Ph.D.(4)................ 52    Director
 Ellen M. Feeney(1)(2)(3)................... 36    Director
 Terrance G. McGuire(1)(3).................. 40    Director
 Barry Bloom, Ph.D.(1)(4)................... 68    Director
 George Conrades(2)(4)...................... 55    Director

- --------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.
(3) Class I Director--term expires in 1997.
(4) Class II Director--term expires in 1998.
(5) Class III Director--term expires in 1999.

  Dr. Rocklage has served as President and Chief Executive Officer and as a member of the Board of Directors of the Company since July 1994. From 1990 to 1994, Dr. Rocklage served as President and Chief Executive Officer of Nycomed Salutar, Inc., a diagnostic imaging company. From 1992 to 1994, he also served as President and Chief Executive Officer and Chairman of Nycomed Interventional, Inc., a medical device company. From 1986 to 1990, he served in various positions at Salutar, Inc., a diagnostic imaging company and was responsible for designing and implementing research and development programs that resulted in three drug products in human clinical trials, including the approved drug Omniscan. Dr. Rocklage received his B.S. in Chemistry from the University of California, Berkeley and his Ph.D. in Chemistry from the Massachusetts Institute of Technology.

  Dr. Tally has served as Vice President of Research and Development since March 1995. From 1986 to 1995, he served as Executive Director of Infectious Disease, Molecular Biology and Natural Products Research at the Lederle Laboratories of American Cyanamid/American Home Products, where he was responsible for worldwide clinical studies for piperacillin/tazobactam which was registered for sales in Europe in 1992, approved by the FDA in 1993 and marketed as Zosyn. From 1975 to 1986, he served as Senior Physician in Infectious Disease at the New England Medical Center and Associate Professor of Medicine at Tufts Medical Center. Dr. Tally received his A.B. in Biology from Providence College and his M.D. from George Washington University School of Medicine.

  Dr. Kluge has served as Vice President of Chemistry since October 1995. From 1973 to 1995, Dr. Kluge served in various positions at Syntex Corporation (which later became Roche Bioscience following the acquisition of Syntex by Hoffmann-La Roche Inc.), including Vice President and Director, Institute of Organic Chemistry, where he invented two currently marketed pharmaceutical products: laidlomycin propionate and ketorolac. Dr. Kluge received his B.A. in Chemistry from Park College, his M.S. and Ph.D. in Chemistry from the University of Massachusetts and his M.B.A. from the University of Santa Clara.

  Dr. Farber has served as Vice President of Corporate Development since April 1996. From 1993 to 1995, Dr. Farber served as Director of Business Development at T Cell Sciences, Inc., a biotechnology company.

From 1982 to 1993, Dr. Farber served in various positions at Biogen, Inc., a biotechnology company. Dr. Farber received his B.Sc. in Chemistry and Biochemistry from the Hebrew University, Israel and his Ph.D. in Biochemistry from Columbia University.

  Mr. Shea has served as Treasurer and Chief Accounting Officer since June 1996 and has served as Director of Finance and Administration since September 1993. From 1987 to 1993, he served as Manager of Accounting/MIS and Budget and Financial Analyst at ImmuLogic Pharmaceutical Corporation, a biotechnology company. Mr. Shea received his B.S. in Accounting/Law from Babson College.

  Dr. Wendler has served as Director of Pharmacology since August 1994. From 1988 to 1994, he served in various scientific positions at Sandoz Chemicals Biotech Research Corporation. Dr. Wendler received his B.S. in Biochemistry from Trinity College and his Ph.D. in Biological Science (Biochemistry) from the University of Rhode Island.

  Dr. Whoriskey has served as Director of Molecular Biology since January 1996. From 1993 to 1995, she served as a Research Scientist and then Group Leader of Molecular Biology at the Company. From 1989 to 1993, she was a Research Fellow in the Department of Genetics at Harvard Medical School.
Dr. Whoriskey received her B.S. in Microbiology from the University of Massachusetts, Amherst and her Ph.D. from the Molecular Biology Institute at the University of California, Los Angeles.

  Mr. Clarke is a founder of the Company and has served as Chairman of the Board of Directors since its incorporation. From May 1992 to June 1994, Mr. Clarke served as acting President and Chief Executive Officer of the Company. Since 1982, he has been a general partner of DSV Management in Princeton, New Jersey, the general partner of DSV Partners IV ("DSV"). He is a founder and director of Alkermes, Inc. and DNX, Inc., biotechnology companies. Mr. Clarke received his B.A. in Biology and Economics from Harvard College and his M.B.A. from The Wharton School of the University of Pennsylvania.

  Dr. Schimmel is a scientific founder of the Company and has served as a director of the Company since its incorporation. Since 1967, he has served as a Professor of Biochemistry and Biophysics at the Massachusetts Institute of Technology and since 1992, he has been the John D. and Catherine T. MacArthur Professor of Biochemistry and Biophysics. Dr. Schimmel is an expert in molecular biology, protein translation and aminoacyl-tRNA synthetases. He is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. Dr. Schimmel was a founder and is a director of Repligen Corporation and Alkermes, Inc., biotechnology companies. Dr. Schimmel received his A.B. in Pre-Medicine from Ohio Wesleyan University and his Ph.D. in Biochemistry from the Massachusetts Institute of Technology.

  Dr. Rebek is a scientific founder of the Company and has served as a director of the Company since its incorporation. Since July 1996, he has served as the Director of the Institute for Chemical Biology at The Scripps Research Institute. From 1989 to June 1996, Dr. Rebek served as Professor of Chemistry at the Massachusetts Institute of Technology, and from 1991 to June 1996, he served as the Camille Dreyfus Professor of Chemistry. Dr. Rebek is an expert in synthetic organic chemistry, molecular recognition and combinatorial chemistry. He is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. Dr. Rebek serves on the Scientific Advisory Board of Procept, Inc., a biotechnology company. He is also a Founding Member of the Scientific Advisory Board of Darwin Molecular, Inc., a genomics company. Dr. Rebek received his B.S. in Chemistry from the University of Kansas and his Ph.D. in Chemistry from the Massachusetts Institute of Technology.

  Ms. Feeney has served as a director of the Company since September 1993. Since 1991, she has served as a principal of Weiss, Peck & Greer, L.L.C., and since 1989, she has been a General Partner of WPG Venture Partners II, L.P., the general partner of WPG Enterprise Fund, L.P. ("WPG Enterprise"), Weiss, Peck & Greer Venture Associates II, L.P. ("WPG Venture") and WPG Venture Advisers, L.P., the adviser of Weiss, Peck & Greer Venture Associates II (Overseas), L.P. ("WPG Overseas"). Ms. Feeney is a director of Heartstream, Inc., a medical device company, and several private health care companies. Ms. Feeney received her B.S. in Biology and Philosophy from Duke University and her M.S. in Human Genetics from the University of California, Davis.

  Mr. McGuire has served as a director of the Company since September 1993. Since 1995, he has been a Founding General Partner of Polaris Venture Partners, and since 1989, has served as a general partner of Beta Partners Limited Partnership, each of which is a venture capital firm. Since 1992, he has served as a general partner of Alta V Management Partners L.P., which is the general partner of Alta V Limited Partnership ("Alta"), a fund associated with Burr, Egan, Deleage & Co. He is a director of Integ, Inc., a diagnostic company, and several private health care companies. Mr. McGuire received his B.S. in Physics and Economics from Hobart College, his M.S. in Engineering from Dartmouth College and his M.B.A. from the Harvard Business School.

  Dr. Bloom has served as a director of the Company since September 1993. Dr. Bloom has more than 40 years experience in the pharmaceutical industry. From 1952 to 1993, Dr. Bloom served in various positions at Pfizer Inc, including Executive Vice President of Research & Development. He is a director of Vertex Pharmaceuticals, Inc. and Neurogen Corp., biotechnology companies, Southern New England Telecommunications Corporation, Catalytica Fine Chemicals, Inc., a chemical manufacturer and supplier, and Incyte Pharmaceuticals, Inc., a genomics company. Dr. Bloom received his S.B. in Chemistry and his Ph.D. in Organic Chemistry from the Massachusetts Institute of Technology.

  Mr. Conrades has served as a director of the Company since June 1996. Since 1994, he has served as President and Chief Executive Officer of BBN corporation, a corporation providing Internet services and research and development and he has served as Chairman since 1995. From 1961 to 1992, Mr. Conrades served in various positions at IBM, including Senior Vice President, Corporate Marketing and Services. He is a member of the Board of Directors of Westinghouse, Inc. and CRA Managed Care, Inc. Mr. Conrades received his B.A. in Physics and Mathematics from Ohio Wesleyan University and his M.B.A. from the University of Chicago.

BOARD OF DIRECTORS

  Effective upon the consummation of this Offering, the Company's Board of Directors will be divided into three classes, with one class of directors elected each year at the annual meeting of stockholders for a three-year term of office. All directors of one class hold their positions until the annual meeting of stockholders at which their respective successors are elected and qualified. Ms. Feeney and Mr. McGuire serve in the class whose term expires in 1997; Dr. Bloom, Mr. Conrades and Dr. Rebek serve in the class whose term expires in 1998; and Mr. Clarke, Dr. Rocklage and Dr. Schimmel serve in the class whose term expires in 1999. Executive officers of the Company are elected annually by the Board of Directors and serve at the discretion of the Board of Directors or until their successors are duly elected and qualified.

  The Board of Directors has appointed an Audit Committee and a Compensation Committee. The Audit Committee reviews the scope and results of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls, and makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before it or as directed by the Board of Directors. The Compensation Committee administers the Company's compensation programs, including the Plan, and performs such other duties as may from time to time be determined by the Board of Directors.

DIRECTOR COMPENSATION

  In 1995, the Company paid $6,000 to Dr. Bloom in connection with attendance at meetings of the Board of Directors. No other director has received compensation for his or her service on the Board of Directors or any committee thereof, except that in May and June of 1996, the Company has granted to each non-employee director a nonstatutory stock option exercisable for 7,142 shares at an exercise price of $1.96 and $5.95, respectively. See "Certain Transactions."

  Following this Offering, Dr. Bloom and Mr. Conrades will receive a fee of $1,000 for each Board meeting attended and will be reimbursed for expenses incurred in connection with their attendance. In addition, upon first joining the Board each director who is not an officer or employee of the Company will be granted automatically a stock option exercisable for 7,000 shares of Common Stock at fair market value, and each time that he or she is serving as a director on the business day immediately following an annual meeting of stockholders, such director will be automatically granted on such business day a stock option exercisable for 700 shares of Common Stock at fair market value. See "Amended and Restated 1993 Stock Option Plan."

EXECUTIVE COMPENSATION

  The following table sets forth certain information with respect to the annual and long-term compensation paid by the Company during the fiscal year ended December 31, 1995 to the Chief Executive Officer and the other executive officers of the Company (the "Named Executive Officers") whose 1995 compensation exceeded $100,000:

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM COMPENSATION
                                   ANNUAL COMPENSATION                      AWARDS
                         ---------------------------------------- --------------------------
                                                                  SECURITIES
NAME AND                                          OTHER ANNUAL    UNDERLYING    ALL OTHER
PRINCIPAL POSITION       SALARY($)(1) BONUS($) COMPENSATION($)(2) OPTIONS(#) COMPENSATION($)
- ------------------       ------------ -------- ------------------ ---------- ---------------
Scott M. Rocklage.......   $180,434   $50,000        $6,072         14,285       $23,587(3)
 President, Chief
  Executive Officer and
 Director
Francis P. Tally........    165,280       --          8,258            --            --
 Vice President of
  Research and
 Development
Nancy Gray(4)...........    113,228    11,440           --           5,714           --
 Vice President of
  Corporate Development

- -------
(1) Salary includes amounts, if any, deferred pursuant to the Company's 401(k) Plan.
(2) Other Annual Compensation consists of long-term disability insurance premiums paid by the Company on behalf of the Named Executive Officer.
(3) The Company forgave $23,587 of principal and accrued interest owed by Dr. Rocklage under certain promissory notes. See "Certain Transactions."
(4) Dr. Gray resigned from the Company in February 1996, at which time options for 4,285 shares were terminated and restricted stock totaling 17,857 shares were repurchased by the Company.

  The following table sets forth certain information with respect to grants of stock options under the Plan to the Named Executive Officers during the year ended December 31, 1995.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1995

                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                                                                              ANNUAL RATES OF
                                                                                STOCK PRICE
                                                                              APPRECIATION FOR
                                         INDIVIDUAL GRANTS                   OPTION TERM($)(2)
                         -------------------------------------------------- --------------------
                                         PERCENT OF
                            NUMBER          TOTAL
                         OF SECURITIES OPTIONS GRANTED EXERCISE
                          UNDERLYING   TO EMPLOYEES IN PRICE PER EXPIRATION
NAME                     OPTIONS(#)(1) FISCAL YEAR(%)  SHARE($)     DATE       5%        10%
- ----                     ------------- --------------- --------- ---------- --------- ----------
Scott M. Rocklage.......    14,285          6.05%        $0.42    10/18/05  $   9,773 $   15,562
Francis P. Tally........       --            --            --        --           --         --
Nancy Gray(3)...........     5,714          2.42          0.35       --         4,561      7,262

- -------
(1) Represents incentive stock options granted under the Plan to Dr. Rocklage on October 18, 1995 and to Dr. Gray on January 1, 1995. Each option is exercisable in 16 equal quarterly installments, and has a maximum term of 10 years from the date of grant, subject to earlier termination in the event of the optionee's cessation of service with the Company. The options are exercisable during the holder's lifetime only by the holder and they are exercisable by the holder only while the holder is an employee of the Company and for certain limited periods of time thereafter in the event of termination of employment.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed appreciation rates of 5% and 10% in the fair market value of shares of Common Stock from the fair market value on the date of grant, which rates are set by the Securities and Exchange Commission and compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of option exercise prices, but do not include deductions for taxes or other expenses associated with the exercises. Actual gains, if any, are dependent on the performance of the Common Stock and the date on which the option is exercised. There can be no assurance that the amounts reflected will be achieved or will otherwise be indicative of the actual amounts received, if any.
(3) Dr. Gray resigned from the Company in February 1996, at which time options for 4,285 shares were terminated.

  The following table sets forth information with respect to (i) the number of unexercised options held by the Named Executive Officers as of December 31, 1995 and (ii) the value of unexercised in-the-money options (options for which the fair market value of the Common Stock exceeds the exercise price) as of December 31, 1995. In fiscal 1995, there were no option exercises by the Named Executive Officers.

         AGGREGATED OPTION VALUES IN THE YEAR ENDED DECEMBER 31, 1995

                              NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED                 IN-THE-MONEY OPTIONS
                         OPTIONS AT DECEMBER 31, 1995(#)         AT DECEMBER 31, 1995 ($)(1)
                         -------------------------------         ---------------------------
NAME                      EXERCISABLE        UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
- ----                     ---------------    ----------------     ------------     --------------
Scott M. Rocklage.......             0              14,285               0             $6,000
Francis P. Tally........            --                  --              --                 --
Nancy Gray (2)..........         1,429               4,285              700             2,100

- --------
(1) Based on the fair market value of the Common Stock as of December 15, 1995 of $0.84 per share, as determined by the Company's Board of Directors, less the aggregate exercise price.
(2) Dr. Gray resigned from the Company in February 1996, at which time options for 4,285 shares were terminated.

AMENDED AND RESTATED 1993 STOCK OPTION PLAN

  The Plan provides for grants of stock options intended to qualify for preferential tax treatment (the "Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory stock options that do not qualify for such treatment. All employees of the Company are eligible for stock options under the Plan in amounts and at prices determined by the Compensation Committee, provided that, in the case of Incentive Stock Options, the price will not be less than 100% of the fair market value of the Common Stock on the date of grant, or not less than 110% of the fair market value of the Stock on the grant date if the optionee owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock.

  Each director who is not an officer or employee of the Company (a "Non-Employee Director") who is first elected to the Board of Directors during the term of the Plan will receive, on the director's election date, an option to purchase 7,000 shares of Common Stock. In addition, each time that a Non-Employee Director is serving as a director on the business day immediately following an annual meeting of stockholders, he or she will be automatically granted on such business day a stock option exercisable for 700 shares of Common Stock at fair market value, which will become exercisable in four equal installments on the last day of each subsequent fiscal quarter if the optionee remains a director on that date.

  The Plan will be administered by the Compensation Committee. The Compensation Committee will select participants (other than for automatic grants to Non-Employee Directors as set forth in the Plan) and, in a manner consistent with the terms of the Plan, determine the number and duration of the options to be granted and the terms and conditions of the option agreements. The Compensation Committee has the right to alter, amend or revoke the Plan.

  The Plan provides that each outstanding option will immediately become fully exercisable upon a "Change in Corporate Control" of the Company, as defined in the Plan. A "Change in Corporate Control" includes the acquisition by any third party (as hereinafter defined), directly or indirectly, of more than 80% of the Common Stock outstanding at the time, without the prior approval of the Company's Board of Directors. A "third party" for purposes of the foregoing means any person other than the Company or a subsidiary or employee benefit plan or trust maintained by the Company or any of its subsidiaries together with any of such person's "affiliates" and "associates" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

  A total of 1,500,000 shares of Common Stock of the Company is reserved for issuance under the Plan. The maximum number of shares will increase, effective as of January 1, 1998 and each January 1 thereafter during the term of the Plan, by an additional number of shares of Common Stock equal to 15% of the excess, if any, of (i) the total number of shares of Common Stock and Common Stock equivalents issued and outstanding as of the close of business on December 31 of the preceding year over (ii) the total number of shares of Common Stock and Common Stock equivalents issued and outstanding as of the close of business on December 31 of the year prior to such preceding year. The maximum number of shares that may be subject to incentive stock options granted under the Plan is 3,000,000 shares, and the maximum number of shares that may be subject to stock options granted to any person (including Non-Employee Directors) under the Plan in a given year is 500,000 shares.

  Incentive Stock Options granted under the Plan are not transferable except by will or the laws of descent and distribution, and may be exercised during the life of the optionee only by the optionee. Nonstatutory stock options granted under the Plan are not transferable except by will or the laws of descent and distribution and except that nonstatutory stock options may be transferred if and to the extent authorized by the Compensation Committee.

401(K) PLAN

  The Company has implemented a retirement savings plan (the "401(k) Plan"), which covers all full-time employees. Pursuant to the 401(k) Plan, an employee may elect to reduce his or her current compensation by up to 15% (subject to certain overall dollar limits) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan allows employees with six months continuous service to make certain tax-deferred voluntary contributions, which the Company generally intends to match with a 1.5% contribution, but in any event not to exceed $500. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions by employees, and earned income thereon, are not taxable to employees until withdrawn from the 401(k) Plan. The administrator of the 401(k) Plan will invest each employee's account at the direction of each such employee, who can choose among certain investment alternatives provided.

EMPLOYMENT AGREEMENT

  Dr. Rocklage, the Company's President and Chief Executive Officer, is employed pursuant to an employment agreement with the Company, dated June 20, 1994 (the "Employment Agreement"). Under the terms of the Employment Agreement, Dr. Rocklage will receive an annual base salary in 1996 of $185,000 and is entitled to a performance bonus of up to $50,000, subject to review by the Company's Board of Directors, upon the Company's achievement of certain milestones for such year that have been mutually agreed upon by Dr. Rocklage and the Board of Directors prior to the commencement of such fiscal year. Pursuant to the terms of the Employment Agreement, on July 21, 1994 the Company granted to Dr. Rocklage a stock option exercisable for 188,121 shares of the Company's Common Stock at an exercise price of $0.35 per share, and sold to Dr. Rocklage 263,370 shares of Series B Convertible Preferred Stock (convertible into 37,624 shares of Common Stock) at a purchase price of $0.50 per share ($3.50 per share on an as-converted basis). To purchase the shares of Series B Convertible Preferred Stock and to exercise his option, Dr. Rocklage issued two promissory notes to the Company. See "Certain Transactions." The Employment Agreement also provides Dr. Rocklage with medical insurance and other fringe benefits. Dr. Rocklage's employment with the Company may be terminated by the Company at any time by giving written notice of termination and may be terminated by Dr. Rocklage at any time upon thirty days' written notice of termination. Upon any termination by the Company of Dr. Rocklage's employment without cause, Dr. Rocklage is entitled to severance pay in an amount equal to three months of his then current annual base salary.

  None of the Company's other executive officers has entered into an employment agreement with the Company. See "Risk Factors--Dependence on Key Personnel."

COMPENSATION COMMITTEE INTERLOCKS

  In 1995, the members of the Compensation Committee of the Board of Directors were Mr. Clarke, Dr. Schimmel and Dr. Rebek, none of whom is an employee of the Company. As of July, 1996, the members of the Compensation Committee are Mr. Clarke, Mr. Conrades and Ms. Feeney, none of whom is an employee of the Company.

                             CERTAIN TRANSACTIONS

  In August 1993, the Company sold an aggregate of 14,270,000 shares of its Series B Convertible Preferred Stock (convertible into 2,038,571 shares of Common Stock), at a purchase price of $0.50 per share ($3.50 per share on an as-converted basis) to a group of stockholders, including DSV, Alta, WPG Enterprise, WPG Venture, and Interwest Partners V, L.P. ("Interwest"), Dr. Schimmel, Dr. Rebek, and the Julius Rebek, Jr. Retirement Plan. Mr. Clarke, a director of the Company, is a general partner of DSV Management, the general partner of DSV. Ms. Feeney, a director of the Company, is a general partner of WPG Venture Partners II, L.P., the general partner of WPG Enterprise and WPG Venture. Mr. McGuire, a director of the Company, is a general partner of Alta V Management Partners, L.P., the general partner of Alta. Dr. Schimmel and Dr. Rebek are directors of the Company. The Julius Rebek, Jr. Retirement Plan is an affiliate of Dr. Rebek.

  In August 1993, Dr. Schimmel executed a promissory note to the Company in the amount of $250,000 with a 4% annual interest rate in connection with his purchase of Series B Convertible Preferred Stock. This note has been paid in full.

  In June 1994, the Company entered into an Employment Agreement with Dr. Rocklage, President, Chief Executive Officer and a director of the Company. See "Management--Employment Agreement." In consideration for the performance of services by Dr. Rocklage under the Employment Agreement, the Company granted to Dr. Rocklage an incentive stock option to purchase 188,121 shares of Common Stock, at a purchase price of $0.35, the fair market value of the Common Stock on the date of grant. Dr. Rocklage purchased 263,370 shares of Series B Convertible Preferred Stock (convertible into 37,624 shares of Common Stock), at a purchase price of $0.50 per share ($3.50 per share on an as-converted basis). In July 1994, Dr. Rocklage executed a promissory note to the Company in the amount of $131,685 with a 4% annual interest rate to purchase his shares of Series B Convertible Preferred Stock. This note is secured by 263,370 shares of Series B Convertible Preferred Stock (convertible into 37,624 shares of Common Stock). In November 1994, Dr. Rocklage executed a promissory note to the Company in the amount of $65,842 with a 4% annual interest rate in connection with the exercise of his stock option agreement. One-third of the principal and interest on the promissory note has been forgiven and the remainder will be forgiven in equal installments on November 28, 1996 and November 28, 1997.

  In December 1994, the Company consummated a financing in which it issued Convertible Demand Promissory Notes in the aggregate principal amount of $1,000,000 (the "Notes") to a group of existing investors including DSV, Alta, WPG Enterprise, WPG Venture and Interwest.

  In February 1995, the Company sold an aggregate of 9,428,644 shares of its Series C Convertible Preferred Stock (convertible into 1,346,949 shares of Common Stock), at a purchase price of $0.60 per share ($4.20 per share on an as-converted basis) to a group of existing investors, including DSV, Alta, WPG Enterprise, WPG Venture and Interwest. The purchase price of the Series C Convertible Preferred Stock was paid in part by the conversion and cancellation of the Notes (plus accrued interest) previously issued by the Company to certain investors.

  In May 1995, the Company issued a warrant to each of Dr. Schimmel and Dr. Rebek to purchase 120,000 shares of Series C Convertible Preferred Stock (convertible into 17,142 shares of Common Stock), at an exercise price of $0.60 per share ($4.20 per share on an as-converted basis).

  In May 1995, the Company sold an aggregate of 5,589,169 shares of its Series C Convertible Preferred Stock (convertible into 798,452 shares of Common Stock), at a purchase price of $0.60 per share ($4.20 per share on an as-converted basis) to a group of new investors, including H&Q Healthcare Investors, H&Q Life Sciences Investors, and Rovent II Limited Partnership.

  In May 1996, the Company granted to certain of its officers stock options under the Plan exercisable for an aggregate of 126,507 shares of Common Stock at an exercise price of $1.96 per share, and the Company granted to certain of its directors stock options exercisable for an aggregate of 42,857 shares of Common Stock at an exercise price of $1.96 per share.

  In June 1996, the Company sold a total of 2,816,902 shares of Series D Convertible Preferred Stock (convertible into 402,414 shares of Common Stock), at a purchase price of $1.42 per share ($9.94 per share on an as-converted basis), to Bristol-Myers Squibb. In addition, the Company may issue Common Stock after the closing of this Offering to Bristol-Myers Squibb pursuant to certain antidilution rights of Bristol-Myers Squibb.

  In June 1996, the Company granted George Conrades, a director of the Company, a stock option exercisable for 7,142 shares of Common Stock at an exercise price of $5.95 per share.

  For a description of certain transactions and certain employment and other arrangements between the Company and certain of its directors and executive officers, see "Management--Director Compensation" and "--Employment Agreements."

  The Company believes that the securities issued in the transactions involving the Company described above were sold by the Company at their then fair market value and that the terms of the transactions described above were no less favorable than the Company could have obtained from unaffiliated third parties.

  The Company has adopted a policy, effective following the consummation of this Offering, that all future transactions between the Company and its officers, directors and affiliates must (i) be approved by a majority of those members of the Company's Board of Directors that are not parties, directly or indirectly through affiliates, to such transactions and (ii) be on terms no less favorable to the Company than could be obtained from unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 31, 1996, giving effect to the sale of 2,816,902 shares of Series D Convertible Preferred Stock (convertible into 404,414 shares of Common Stock) to Bristol-Myers Squibb on June 1996 and the conversion of all outstanding shares of the Company's Preferred Stock into an aggregate of 5,366,869 shares of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all current directors and executive officers as a group.

                                                    SHARES    PERCENT  PERCENT
                                                 BENEFICIALLY  BEFORE   AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER               OWNED(1)   OFFERING OFFERING
- ------------------------------------             ------------ -------- --------
DSV Partners IV(2)..............................  1,643,499    25.77%   19.62%
 221 Nassau Street
 Princeton, NJ 08542
Entities affiliated with
Interwest Management Partners(3)................    789,213    12.37     9.42
 300 Sandhill Road
 Building 3, Suite 255
 Menlo Park, CA 94025-7112
Entities affiliated with
Burr, Egan, Deleage & Co.(4)....................    786,356    12.33     9.39
 One Post Office Square, Suite 3800
 Boston, MA 02109
Entities affiliated with
Weiss, Peck & Greer, L.L.C.(5)..................    667,308    10.46     7.96
 555 California Street, Suite 4760
 San Francisco, CA 94104
Entities affiliated with
H&Q Capital Management(6).......................    428,571     6.72     5.12
 50 Rowes Wharf
 Boston, MA 02110
Bristol-Myers Squibb Company(7).................    402,414     6.31     4.80
 P.O. Box 4000
 Princeton, NJ 08543
Entities affiliated with
Advent International Corporation(8).............    357,142     5.60     4.26
 101 Federal Street
 Boston, MA 02110
Scott M. Rocklage(9)............................    240,302     3.77     2.87
Francis P. Tally................................     92,857     1.46     1.11
Nancy Gray(10)..................................     12,142      *        *
John K. Clarke(11)..............................  1,643,499    25.77    19.62
Paul R. Schimmel(12)............................    302,856     4.74     3.61
Julius Rebek, Jr.(13)...........................    241,000     3.77     2.88
Ellen M. Feeney(14).............................    667,308    10.46     7.96
Terrance G. McGuire(15).........................    778,178    12.20     9.29
Barry Bloom(16).................................      8,928      *        *
George Conrades.................................      *          *        *
All current executive officers and directors as
a group (12 persons)(17)........................  3,988,944    62.54    47.61

- --------
  * Less than 1% of the outstanding shares of Common Stock.

 (1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares of Common Stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of May 31, 1996, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

 (2) DSV Management is the general partner of DSV and as such shares voting and investment power with respect to the shares owned by DSV. DSV Management may be deemed to beneficially own all of the shares owned by DSV although DSV Management disclaims beneficial ownership except to the extent of its proportionate partnership interest in DSV. Mr. Clarke is a general partner of DSV Management.

 (3) Consists of 783,986 shares held by Interwest and 5,227 shares held by Interwest Investors V. Interwest Management Partners V is the general partner of Interwest and as such Interwest Management Partners V shares voting and investment power with respect to the shares owned by Interwest. Interwest Management Partners V may be deemed to beneficially own all of the shares owned by Interwest although it disclaims beneficial ownership except to the extent of its proportionate direct partnership interests in Interwest. Mr. Arnold Oronsky, a consultant to the Company, is a general partner of Interwest Management Partners V. Mr. Oronsky may be deemed to beneficially own all of the shares owned by Interwest Investors V although he disclaims beneficial ownership except to the extent of his proportionate partnership interest in Interwest Investors V.

 (4) Consists of 778,178 shares held by Alta and 8,178 shares held by Customs House Partners. Alta V Management Partners, L.P. is the general partner of Alta and as such shares voting and investment power with respect to the shares owned by Alta. Alta V Management Partners, L.P. may be deemed to beneficially own all of the shares owned by Alta although Alta V Management Partners, L.P. disclaims beneficial ownership except to the extent of its proportionate partnership interest in Alta. Mr. McGuire is a general partner of Alta V Management Partners, L.P. Eileen McCarthy is a general partner of Customs House Partners and as such shares voting and investment power with respect to the shares owned by Customs House Partners. Ms. McCarthy may be deemed to beneficially own all of the shares owned by Customs House Partners although Ms. McCarthy disclaims beneficial ownership except to the extent of her proportionate partnership interest in Customs House Partners.

 (5) Consists of 354,741 shares held by WPG Enterprise, 256,380 shares held by WPG Venture and 56,187 shares held by WPG Overseas (the "WPG Group"). WPG Venture Partners II, L.P. is the general partner of WPG Enterprise and WPG Venture and is the investment adviser of WPG Overseas. In such capacities, WPG Venture Partners II, L.P. shares voting and investment control with respect to the shares owned by the WPG Group. WPG Venture Partners II, L.P. may be deemed to beneficially own all of the shares owned by the WPG Group although WPG Venture Partners II, L.P. disclaims beneficial ownership except to the extent of its proportionate partnership interest in each of the partnerships in the WPG Group. Ms. Feeney is a general partner of WPG Venture Partners II, L.P.

 (6) Consists of 238,095 shares held by H&Q Healthcare Investors and 190,476 shares held by H&Q Life Sciences Investors. H&Q Capital Management, Inc. is the general partner of H&Q Healthcare Investors and H&Q Life Sciences Investors and as such H&Q Capital Management, Inc. shares voting and investment power with respect to the shares owned by H&Q Healthcare Investors and H&Q Life Sciences Investors. H&Q Capital Management, Inc. may be deemed to beneficially own all of the shares owned by H&Q Healthcare Investors and H&Q Life Sciences Investors although H&Q Capital Management, Inc. disclaims beneficial ownership except to the extent of its proportionate partnership interest in each of H&Q Healthcare Investors and H&Q Life Sciences Investors.

 (7) Consists of the purchase in June 1996 of 2,816,902 shares of Series D Convertible Preferred Stock and excludes Common Stock that may be issued after the closing of this Offering to Bristol-Myers Squibb pursuant to certain antidilution rights of Bristol-Myers Squibb.

 (8) Consists of 295,238 shares held by Rovent II Limited Partnership, 59,523 shares held by Advent Performance Materials Limited Partnership and 2,381 shares held by Advent International Investors II Limited Partnership. Advent International Corporation is the indirect general partner of each of Rovent II Limited Partnership, Advent Performance Materials Limited Partnership and Advent International Investors II Limited Partnership and as such shares voting and investment power with respect to all of such shares. Advent International Corporation may be deemed to beneficially own all of such shares although it disclaims beneficial ownership except to the extent of its indirect proportionate partnership interest in Rovent II Limited Partnership, Advent Performance Materials Limited Partnership and Advent International Investors II Limited Partnership.


 (9) Includes 2,678 shares of Common Stock which Dr. Rocklage has the right to acquire within 60 days of May 31, 1996 upon exercise of stock options.

(10) Dr. Gray resigned from the Company in February 1996.

(11) Consists of shares held by DSV. Mr. Clarke, Chairman of the Board of Directors of the Company, is a general partner of DSV

    Management, the general partner of DSV. Mr. Clarke shares voting and investment power with respect to the shares owned by DSV. Mr. Clarke may be deemed to beneficially own the shares held by DSV although he disclaims beneficial ownership except to the extent of his proportionate partnership interest therein.

(12) Includes 17,142 shares of Common Stock which Dr. Schimmel has the right to acquire within 60 days of May 31, 1996 upon the exercise of his stock options and warrants.

(13) Includes 17,142 shares of Common Stock which Dr. Rebek has the right to acquire within 60 days of May 31, 1996 upon the exercise of his stock options and warrants and 3,857 shares held by the Julius Rebek, Jr. Retirement Plan, over which Dr. Rebek has sole voting power and beneficial ownership. Includes shares owned by Dr. Rebek's wife. Dr. Rebek disclaims beneficial ownership of all shares owned by his wife.

(14) Consists of shares held by the WPG Group. Ms. Feeney, a director of the Company, is a general partner of WPG Venture Partners II, L.P., the general partner of WPG Enterprise and WPG Venture and the adviser to WPG Overseas. Ms. Feeney shares voting and investment control with respect to the shares owned by the WPG Group. Ms. Feeney may been deemed to beneficially own the shares held by the WPG Group although she disclaims beneficial ownership except to the extent of her proportionate partnership interest therein.

(15) Consists of shares held by Alta. Mr. McGuire, a director of the Company, is a general partner of Alta V Management Partners, L.P., the general partner of Alta. Mr. McGuire shares voting and investment control with respect to the shares owned by Alta. Mr. McGuire may been deemed to beneficially own the shares held by Alta although he disclaims beneficial ownership except to the extent of his proportionate partnership interest therein.

(16) Includes 1,785 shares of Common Stock which Dr. Bloom has the right to acquire within 60 days of May 31, 1996 upon the exercise of his stock options.

(17) Includes 52,763 shares of Common Stock which all directors and executive officers have the right to acquire within 60 days of May 31, 1996 upon the exercise of their stock options.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this Offering, the Company will be authorized to issue 25,000,000 shares of Common Stock, $0.001 par value per share, of which 8,373,023 shares will be issued and outstanding, and 5,000,000 shares of undesignated Preferred Stock, $0.001 par value per share, of which no shares will be issued and outstanding.

COMMON STOCK

  Upon the closing of this Offering, the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") will authorize the issuance of up to 25,000,000 shares of Common Stock, $0.001 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preferential dividend rights of any then outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this Offering will be, when issued and paid for, fully paid and nonassessable.

  As of June 30, 1996, there were 6,373,023 shares of Common Stock outstanding held by 84 stockholders (after giving effect to the conversion of all outstanding shares of Preferred Stock into an aggregate of 5,366,869 shares of Common Stock effective upon the closing of this Offering, but without giving effect to Common Stock that may be issued after the closing of this Offering to Bristol-Myers Squibb pursuant to certain antidilution rights of Bristol-Myers Squibb).

PREFERRED STOCK

  Upon the closing of this Offering, the Restated Certificate will have an authorized class of undesignated preferred stock consisting of 5,000,000 shares, $0.001 par value per share. The Board of Directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

  The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of Common Stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on Common Stock. See "Dividend Policy." Holders of preferred stock would typically be entitled to receive a preference payment in the event of a liquidation, dissolution or winding up of the Company before any payment is made to the holders of Common Stock. Additionally, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of preferred stock.

WARRANTS

  As of June 30, 1996, there were outstanding warrants exercisable for up to 86,619 shares of Common Stock (after giving effect to the conversion of all outstanding warrants to purchase shares of the Company's

Preferred Stock into warrants for shares of Common Stock which will occur upon the closing of this Offering). Such warrants have expiration dates ranging from 2003 to 2006 and have a weighted average exercise price equal to $4.04 per share. The holders of the warrants are entitled to certain registration rights in respect of the shares of Common Stock issuable upon exercise of their respective warrants. See "Registration Rights."

REGISTRATION RIGHTS

  Certain persons and entities have rights with respect to the registration of Common Stock under the Securities Act. Immediately after the closing of this Offering, those rights will cover approximately 5,960,631 shares of Common Stock (the "Registrable Shares"), which will include 86,619 shares of Common Stock issuable upon exercise of warrants. In general, in the event that the Company proposes to register any shares of Common Stock under the Securities Act for its own account or the account of other stockholders at any time or times, subject to certain exceptions, the Company must, upon the written request of a holder of Registrable Shares, use its best efforts to cause to be registered under the Securities Act all of the Registrable Shares requested to be registered, provided, however, that the Company is not required to register Registrable Securities in excess of the amount, if any, of Common Stock which the principal underwriter of an underwritten offering shall agree to include in such offering. The holders of 5,960,631 of the Registrable Shares will also have the right to require the Company to prepare and file from time to time a registration statement under the Securities Act with respect to their Registrable Shares, provided that such holders may not exercise such right more than once with respect to a registration statement on Form S-1 or more than three times in any calendar year with respect to a registration statement on Form S-3. Upon receipt of any such request from such holders, the Company will be required to use its best efforts to effect such registration, subject to certain conditions and limitations. If such holders are unable to include in such registration statement on Form S-1 at least 90% of the Registrable Shares that such holders have requested for inclusion, then such holders will have the right to require that the Company prepare and file a second registration statement on Form S-1 and the Company will be required to use its best efforts to effect such registration, subject to certain conditions and limitations.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Company is subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years prior did own, 15% or more of the corporation's voting stock.

  The Restated Certificate of Incorporation and Amended and Restated By-Laws (the "By-Laws") provide that, effective upon the consummation of this Offering, any action required or permitted to be taken by the stockholders of the Company may be taken only at duly called annual or special meetings of the stockholders, and that special meetings may be called only by the Chairman of the Board of Directors, the President or a majority of the Board of Directors of the Company. These provisions could have the effect of delaying until the next annual stockholders' meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of the Company, including actions to remove directors. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired all or a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

  The Company's Restated Certificate of Incorporation and By-Laws provide that, effective upon the consummation of this offering, for nominations for the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a notice of nominations or other business to be brought before a stockholders meeting must be delivered not less than 50 days prior to such stockholders meeting, provided that in the event that less than 55 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, a notice of nominations or other business to be brought before such stockholders meeting must be delivered within seven days following the day on which such notice of the date of the stockholders meeting was given or such public disclosure was made. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

  The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Company's Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of the Company to amend or repeal any of the foregoing provisions, or to reduce the number of authorized shares of Common Stock and preferred stock. A 75% vote is also required to amend or repeal any of the foregoing By-Law provisions. Such 75% stockholder vote would in either case be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might be outstanding at the time any such amendments are submitted to stockholders. The By-Laws may also be amended or repealed by a majority vote of the Board of Directors.

  The Company's Restated Certificate of Incorporation and By-Laws provide for the division of the Board of Directors into three classes, as nearly equal in size as possible, with staggered three-year terms. See "Management--Executive Officers, Key Employees and Directors." Any director may be removed only for cause and then only by the vote of a majority of the shares entitled to vote for the election of directors.

  The Company's Restated Certificate of Incorporation empowers the Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Company's capital stock, the estimated current value of the Company in a freely negotiated transaction and the estimated future value of the Company as an independent entity, and (ii) the impact of such a transaction on the employees, suppliers and customers of the Company and its effect on the communities in which the Company operates.

  The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

  The Company's Restated Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. There provisions will not alter a director's liability under federal securities laws. The Company's Restated Certificate of Incorporation and By-Laws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is The First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, the Company will have outstanding 8,373,023 shares of Common Stock. Of these shares, the 2,000,000 shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 6,373,023 shares outstanding upon completion of this Offering will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock. The executive officers, directors, employees and other stockholders of the Company who beneficially own an aggregate of 6,373,023 shares of Common Stock outstanding prior to this Offering have agreed that they will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 180 days after the effective date of this Offering (the "Lock-Up Period"). See "Underwriting."

  Upon expiration of the Lock-Up Period, approximately 177,139 Restricted Shares held by non-affiliates will be eligible for sale in the public market without restriction pursuant to Rule 144(k) and approximately 3,120,475 Restricted Shares held by affiliates and approximately 68,068 Restricted Shares held by non-affiliates will be so eligible subject to compliance with the volume limitations of Rule 144 described below. The remaining 2,547,809 Restricted Shares may be sold pursuant to Rule 144 only after they have been fully paid for and held for at least two years from the later of the date of issuance by the Company or acquisition from an affiliate (which dates do not occur until after the expiration of the Lock-Up Period).

  Beginning 90 days after the date of this Prospectus, certain shares issued or issuable upon exercise of options granted by the Company prior to the date of this Prospectus will also be eligible for sale in the public market pursuant to Rule 701 under the Securities Act. In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. If all the requirements of Rule 701 are met, upon expiration of the Lock-Up Period an aggregate of 459,482 shares of Common Stock currently outstanding, and an aggregate of 520,660 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale pursuant to such rule commencing on the 181st day after this Prospectus.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who beneficially owned Restricted Shares for at least two years, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding the sale, and who has beneficially owned for at least three years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

  The Securities and Exchange Commission has recently proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modifications will have a material effect on the times when shares of the Company's Common Stock become eligible for resale.

  The Company is unable to estimate accurately the number of Restricted Shares that will be sold under Rule 144 since this will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors.

  Rule 144A under the Securities Act would permit, subject to certain conditions, the sale by the current holders of Restricted Shares of all or a portion of their shares to certain "qualified institutional buyers," as defined in Rule 144A.

  The Company intends to file a Form S-8 registration statement under the Securities Act to register all shares of Common Stock issuable under the Plan. That registration statement is expected to be filed within 180 days after the date of this Prospectus and is expected to become effective immediately upon filing. Shares covered by such registration statement will be eligible for resale in the public market after the effective date of such registration statements, subject to Rule 144 limitations applicable to affiliates and to the Lockup Period, if applicable.

  In addition, upon completion of this Offering, the holders of 5,453,488 shares of Common Stock (including holders of warrants to purchase 86,619 shares of Common Stock) will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom UBS Securities LLC, Hambrecht & Quist LLC and Pacific Growth Equities, Inc. are acting as representatives (the "Representatives"), have agreed to purchase from the Company the following respective number of shares of Common Stock:

                                                                       NUMBER OF
   UNDERWRITERS                                                         SHARES
   ------------                                                        ---------
   UBS Securities LLC.................................................
   Hambrecht & Quist LLC..............................................
   Pacific Growth Equities, Inc.......................................

                                                                       ---------
       Total.......................................................... 2,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover of this Prospectus, and to certain dealers at
such price less a concession not in excess of $    per share. The Underwriters
may allow and such dealers may reallow a concession not in excess of $    per
share to certain other dealers. After the public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Underwriters.

  The Company has granted the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  The executive officers, directors, employees and other stockholders of the Company who beneficially own an aggregate of 6,373,023 shares of Common Stock outstanding prior to this Offering have agreed that they will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 180 days after the effective date of this Offering. The Company has agreed that it will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may grant additional options under its stock option plans, or issue shares upon the exercise of outstanding stock options.

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market and economic conditions, are certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present stage of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this Offering at or above the initial offering price.

  The Company has applied for listing of the Common Stock on the Nasdaq National Market under the symbol "CBST."

                                 LEGAL MATTERS

  Bingham, Dana & Gould LLP, Boston, Massachusetts will pass on the validity of the shares offered hereby for the Company. Justin P. Morreale, Esq., a partner at Bingham, Dana & Gould LLP, is the Secretary of the Company and owns 42,857 shares of Common Stock. David L. Engel, Esq., a partner at Bingham, Dana & Gould LLP, owns 5,952 shares of Common Stock. Certain legal matters will be passed upon for the Underwriters by Hale and Dorr, Boston, Massachusetts.

                                    EXPERTS

  The balance sheets of the Company as of December 31, 1994 and 1995 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 included in this Prospectus and in the Registration Statement have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

  The statement in this Prospectus under the captions "Risk Factors-- Uncertainty of Patents and Proprietary Rights" and "Business--Patents and Proprietary Rights" have been reviewed and approved by Hamilton, Brook, Smith & Reynolds, P.C. patent counsel to the Company, as experts on such matters, and are included herein in reliance upon that review and approval. David E. Brook, Esq., a shareholder at Hamilton, Brook, Smith & Reynolds, P.C. owns 14,285 shares of Common Stock. Dr. Helen Wendler, an attorney at Hamilton, Brook, Smith & Reynolds, P.C., is the spouse of Dr. Philip Wendler. Dr. Philip Wendler owns 10,285 shares of Common Stock and has stock options exercisable for 26,142 shares of Common Stock.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act") with respect to shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are qualified in all respects by such reference. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and to the exhibits and schedules thereto, which may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: the New York Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Chicago Regional Office located at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material also may be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent public accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                          CUBIST PHARMACEUTICALS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Accountants.........................................  F-2
Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996
 (unaudited) and June 30, 1996 Pro forma Stockholders' Equity
 (unaudited)..............................................................  F-3
Statements of Operations for the years ended December 31, 1993, 1994 and
 1995 and for the (unaudited) six month periods ended June 30, 1995 and
 1996.....................................................................  F-4
Statements of Cash Flows for the years ended December 31, 1993, 1994 and
 1995 and for the (unaudited) six month periods ended June 30, 1995 and
 1996.....................................................................  F-5
Statements of Changes in Stockholders' Equity for the years ended December
 31, 1993, 1994 and 1995 and for the (unaudited) six month period ended
 June 30, 1996............................................................  F-6
Notes to Financial Statements.............................................  F-8

This is the form of the opinion which will be issued upon effectiveness of the stock split described in Note M to the financial statements.

                                          /s/ Coopers & Lybrand L.L.P.
                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts

September 17, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Cubist Pharmaceuticals, Inc.:

  We have audited the accompanying balance sheets of Cubist Pharmaceuticals, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cubist Pharmaceuticals, Inc. as of December 31, 1995 and 1994, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Boston, Massachusetts
January 12, 1996,
except as to the information
in Notes L and M, for which the
date is      , 1996

                          CUBIST PHARMACEUTICALS, INC.

                                 BALANCE SHEETS


                                DECEMBER 31,
                          -------------------------
                                                                     PRO FORMA
                                                                   STOCKHOLDERS'
                                                       JUNE 30,       EQUITY
                             1994          1995          1996      JUNE 30, 1996
                          -----------  ------------  ------------  -------------
                                                            (unaudited)
         ASSETS
Current Assets:
  Cash and cash
   equivalents..........  $ 1,220,983  $  2,049,555  $  4,732,273
  Short-term investments
   .....................          --      1,006,569           --
  Accounts receivable...          --        988,000     1,915,000
  Prepaid expenses and
   other current
   assets...............       82,709        66,996       734,086
                          -----------  ------------  ------------
  Total current assets..    1,303,692     4,111,120     7,381,359
Property and equipment..    3,282,436     3,834,953     4,171,086
  Less: Accumulated
   depreciation and
   amortization.........     (486,246)   (1,056,802)   (1,368,476)
                          -----------  ------------  ------------
  Property and
   equipment, net.......    2,796,190     2,778,151     2,802,610
Other assets............      150,181       158,571       171,260
                          -----------  ------------  ------------
    Total assets........  $ 4,250,063  $  7,047,842  $ 10,355,229
                          ===========  ============  ============
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable......  $   375,270  $    124,856  $    413,266
  Accrued expenses......      647,353       189,663       768,614
  Deferred revenue......          --            --        550,000
  Current portion of
   long-term debt.......       96,997       168,565       177,164
  Current portion of
   capital lease
   obligations..........      276,062       413,223       449,646
                          -----------  ------------  ------------
    Total current
     liabilities........    1,395,682       896,307     2,358,690
Long-term debt, net of
 current portion........      346,943       479,745       389,378
Long-term capital lease
 obligation, net of
 current portion........      684,587       777,017       816,950
Venture capital bridge
 loan payable...........    1,000,000           --            --
                          -----------  ------------  ------------
    Total liabilities...    3,427,212     2,153,069     3,565,018
                          -----------  ------------  ------------
Commitments (Note I)
Stockholders' Equity:
Preferred Stock non-
 cumulative;
 convertible--$.001 par
 value; authorized
 43,000,000 shares;
 issued 1994 19,733,370
 shares; issued 1995
 34,751,183 shares;
 issued June 1996
 37,568,085 shares; and
 no shares issued pro
 forma..................       19,733        34,751        37,568  $        --
Common Stock--$.001 par
 value; authorized
 52,000,000 shares;
 issued 1994 910,027
 shares; issued 1995
 1,016,662 shares;
 issued June 30, 1996
 1,006,154 shares and
 6,373,023 shares pro
 forma..................          910         1,017         1,006         6,373
Additional paid-in
 capital................    7,338,075    16,790,878    20,756,723    20,788,924
Accumulated deficit.....   (6,535,867)  (11,931,873)  (14,005,086)  (14,005,086)
                          -----------  ------------  ------------  ------------
    Total stockholders'
     equity.............      822,851     4,894,773     6,790,211  $  6,790,211
                          -----------  ------------  ------------  ============
    Total liabilities
     and stockholders'
     equity.............  $ 4,250,063  $  7,047,842  $ 10,355,229
                          ===========  ============  ============

    The accompanying notes are an integral part of the financial statements.

                         CUBIST PHARMACEUTICALS, INC.

                           STATEMENTS OF OPERATIONS


                                                                   SIX MONTHS ENDED
                          FOR THE YEARS ENDED DECEMBER 31,             JUNE 30,
                         -------------------------------------  ------------------------
                            1993         1994         1995         1995         1996
                         -----------  -----------  -----------  -----------  -----------
                                                                      (unaudited)
Sponsored research
 revenues............... $       --   $       --   $ 1,271,333  $   100,000  $ 2,046,653
Operating expenses:
  Research and
   development..........   1,169,168    3,309,161    4,964,876    2,594,884    3,182,609
  General and
   administrative.......     546,843    1,448,928    1,708,513      818,977      873,586
                         -----------  -----------  -----------  -----------  -----------
    Total operating
     expenses...........   1,716,011    4,758,089    6,673,389    3,413,861    4,056,195
Interest income.........      45,028      113,338      239,030       90,312       43,232
Interest expense........     (16,911)    (168,284)    (232,980)    (100,806)    (106,903)
                         -----------  -----------  -----------  -----------  -----------
  Net loss.............. $(1,687,894) $(4,813,035) $(5,396,006) $(3,324,355) $(2,073,213)
                         ===========  ===========  ===========  ===========  ===========
Pro forma net loss per
 share (Note B).........                           $     (0.91)              $     (0.32)
                                                   ===========               ===========
Pro forma weighted
 average shares used in
 computing pro forma net
 loss per share (Note
 B).....................                             5,897,640                 6,449,282
                                                   ===========               ===========


   The accompanying notes are an integral part of the financial statements.

                          CUBIST PHARMACEUTICALS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                    SIX MONTHS ENDED
                           FOR THE YEARS ENDED DECEMBER 31,             JUNE 30,
                          -------------------------------------  ------------------------
                             1993         1994         1995         1995         1996
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
Cash flows from
 operating activities:
 Net loss...............  $(1,687,894) $(4,813,035) $(5,396,006) $(3,324,355) $(2,073,213)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation and
   amortization.........      130,269      355,977      570,556      265,914      311,674
  Changes in assets and
   liabilities:
   Accounts receivable..          --           --      (988,000)         --      (927,000)
   Prepaid expenses and
    other current
    assets..............      (69,669)     (12,688)      15,713      (32,279)    (667,090)
   Other assets.........      (58,112)         --        (8,390)         --           --
   Accounts payable and
    accrued expenses....      294,930      716,018     (708,104)    (655,757)     867,360
   Deferred revenue.....          --           --           --           --       550,000
                          -----------  -----------  -----------  -----------  -----------
    Total adjustments...      297,418    1,059,307   (1,118,225)    (422,122)     134,944
                          -----------  -----------  -----------  -----------  -----------
Net cash used in
 operating activities...   (1,390,476)  (3,753,728)  (6,514,231)  (3,746,477)  (1,938,269)
Cash flows from
 investing activities:
 Purchase of equipment..      (86,612)    (150,726)         --      (193,875)    (276,742)
 Leasehold
  improvements..........   (1,183,692)    (688,329)     (99,325)     (88,335)      (4,361)
 Purchase of short-term
  investments...........   (2,612,158)         --    (3,942,610)  (3,379,296)         --
 Redemption of short-
  term investments......          --     2,612,158    2,936,041      443,254    1,006,569
 Redemption of long-term
  investments...........     (511,934)     511,934          --           --           --
                          -----------  -----------  -----------  -----------  -----------
Net cash provided
 by/(used in) investing
 activities.............   (4,394,396)   2,285,037   (1,105,894)  (3,218,252)     725,466
Cash flows from
 financing activities:
 Issuance of stock......    6,709,690      148,314    8,467,928    8,008,850    3,968,651
 Proceeds from venture
  capital bridge loan...          --     1,000,000          --           --           --
 Proceeds from long-term
  debt..................      543,393          --       345,500      345,500          --
 Repayments of long-term
  debt..................      (13,373)     (86,080)    (141,130)     (64,229)     (81,767)
 Proceeds from capital
  lease financing.......          --           --        94,671      286,522      229,216
 Principal payments of
  capital lease
  obligations...........          --      (212,428)    (318,272)    (178,754)    (207,889)
 Deposits relating to
  capital lease
  obligations...........      (42,760)      (5,001)         --       (10,090)     (12,690)
                          -----------  -----------  -----------  -----------  -----------
Net cash provided by
 financing activities...    7,196,950      844,805    8,448,697    8,387,799    3,895,521
                          -----------  -----------  -----------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............    1,412,078     (623,886)     828,572    1,423,070    2,682,718
Cash and cash
 equivalents at
 beginning of year......      432,791    1,844,869    1,220,983    1,220,983    2,049,555
                          -----------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents at end of
 year...................  $ 1,844,869  $ 1,220,983  $ 2,049,555  $ 2,644,053  $ 4,732,273
                          ===========  ===========  ===========  ===========  ===========
Supplemental disclosures
 of cash flow
 information:
 Cash paid during the
  year for interest.....  $    16,911  $   168,284  $   232,980  $   100,806  $   106,903
 Capital lease
  obligations entered
  into..................  $   916,926  $   256,151  $   547,862  $   336,712  $   284,245

Supplemental disclosure of non-cash transaction: Settlement of venture capital bridge loan--Note G.

    The accompanying notes are an integral part of the financial statements.

                          CUBIST PHARMACEUTICALS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

  FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND FOR THE SIX MONTHS
                              ENDED JUNE 30, 1996

                  # OF SHARES # OF SHARES # OF SHARES # OF SHARES # OF SHARES     $       $
                  PREFERRED A PREFERRED B PREFERRED C PREFERRED D   COMMON    PREFERRED COMMON
                  ----------- ----------- ----------- ----------- ----------- --------- ------
12/31/92
Balance.........   5,000,000          --          --        --      444,898    $ 5,000  $  445
                   ---------  ----------  ----------     -----      -------    -------  ------
Common Stock
Issued to
Consultants.....                                                     78,571                 79
Series B
Preferred Stock
par $.001 at
$.50 share......              14,270,000                                        14,270
Notes Receivable
Preferred
Stock...........
MIT Agreement
2% outstanding..                                                     23,170                 23
Exercise of
Common Stock
Options.........                                                        223
Net Loss........
                   ---------  ----------  ----------     -----      -------    -------  ------
12/31/93
Balance.........   5,000,000  14,270,000          --        --      546,862    $19,270  $  547
                   =========  ==========  ==========     =====      =======    =======  ======
Series B
Preferred Stock
par $.001 at
$.50 share......                 463,370                                           463
Common Stock par
$.007 at $.07
and $.35 share..                                                     60,714                 61
Exercise of
Common Stock
Options.........                                                    302,451                302
Notes Receivable
Preferred Series
B...............
Notes Receivable
Common Stock....
Issuance of
Stock Options...
Amortization of
Deferred
Compensation....
Net Loss........
                   ---------  ----------  ----------     -----      -------    -------  ------
12/31/94
Balance.........   5,000,000  14,733,370          --        --      910,027    $19,733  $  910
                   =========  ==========  ==========     =====      =======    =======  ======
                                   $
                      ADDITIONAL PAID-IN CAPITAL
                  ------------------------------------
                                                            $             $
                  ISSUANCE OF   NOTES       DEFERRED   ACCUMULATED  STOCKHOLDERS'
                    SHARES    RECEIVABLE  COMPENSATION   DEFICIT       EQUITY
                  ----------- ----------- ------------ ------------ -------------
12/31/92
Balance.........  $  495,269         --           --   $   (34,938)  $  465,776
                  ----------- ----------- ------------ ------------ -------------
Common Stock
Issued to
Consultants.....         471                                                550
Series B
Preferred Stock
par $.001 at
$.50 share......   7,120,730                                          7,135,000
Notes Receivable
Preferred
Stock...........              $(435,000)                               (435,000)
MIT Agreement
2% outstanding..       9,115                                              9,138
Exercise of
Common Stock
Options.........           2                                                  2
Net Loss........                                        (1,687,894)  (1,687,894)
                  ----------- ----------- ------------ ------------ -------------
12/31/93
Balance.........  $7,625,587  $(435,000)          --   ($1,722,832)  $5,487,572
                  =========== =========== ============ ============ =============
Series B
Preferred Stock
par $.001 at
$.50 share......     231,221                                            231,684
Common Stock par
$.007 at $.07
and $.35 share..      21,189                                             21,250
Exercise of
Common Stock
Options.........      86,485                                             86,787
Notes Receivable
Preferred Series
B...............               (131,685)                               (131,685)
Notes Receivable
Common Stock....                (65,842)                                (65,842)
Issuance of
Stock Options...      17,150                $(17,150)
Amortization of
Deferred
Compensation....                               6,120                      6,120
Net Loss........                                        (4,813,035)  (4,813,035)
                  ----------- ----------- ------------ ------------ ------------- ---
12/31/94
Balance.........  $7,981,632  $(632,527)    $(11,030)  $(6,535,867)  $  822,851
                  =========== =========== ============ ============ =============

    The accompanying notes are an integral part of the financial statements.

                          CUBIST PHARMACEUTICALS, INC.

  FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND FOR THE SIX MONTHS
                              ENDED JUNE 30, 1996

                  # OF SHARES # OF SHARES # OF SHARES # OF SHARES # OF SHARES     $       $
                  PREFERRED A PREFERRED B PREFERRED C PREFERRED D   COMMON    PREFERRED COMMON
                  ----------- ----------- ----------- ----------- ----------- --------- ------
Series C
Preferred Stock
par $.001 at
$.60 share......                          15,017,813                           $15,018
Series C
Preferred Stock
Offering
Expenses........
Common Stock par
$.007 at $.35
and $.42 share..                                                     114,082               114
Exercise of
Common Stock
Options.........                                                         785                 1
Repurchase of
Common Stock....                                                      (8,232)               (8)
Repayment of
Notes Receivable
Preferred Series
B Notes
Receivable
Preferred Series
B...............
Notes Receivable
Common Stock....
Forgiveness of
Promissory
Notes...........
Issuance of
Stock Options...
Amortization of
Deferred
Compensation....
Net Loss
                   ---------  ----------  ----------   ---------   ---------   -------  ------
12/31/95
Balance.........   5,000,000  14,733,370  15,017,813          --   1,016,662   $34,751  $1,017
                   =========  ==========  ==========   =========   =========   =======  ======
Series D
Preferred Stock
par .001 at
$1.42 share.....                                       2,816,902               $ 2,817
Series D
Preferred Stock
Offering
Expenses........
Exercise of
Common Stock
Options.........                                                      19,042                19
Repurchase of
Common Stock....                                                     (29,550)              (30)
Amortization of
Deferred
Compensation....
Net Loss........
                   ---------  ----------  ----------   ---------   ---------   -------  ------
6/30/96 Balance
(unaudited).....   5,000,000  14,733,370  15,017,813   2,816,902   1,006,154   $37,568  $1,006
                   =========  ==========  ==========   =========   =========   =======  ======
                                   $
                      ADDITIONAL PAID-IN CAPITAL
                  -------------------------------------
                                                             $              $
                  ISSUANCE OF    NOTES       DEFERRED   ACCUMULATED   STOCKHOLDERS'
                    SHARES     RECEIVABLE  COMPENSATION   DEFICIT        EQUITY
                  ------------ ----------- ------------ ------------- ------------- ---
Series C
Preferred Stock
par $.001 at
$.60 share......    8,995,670                                           9,010,688
Series C
Preferred Stock
Offering
Expenses........      (45,787)                                            (45,787)
Common Stock par
$.007 at $.35
and $.42 share..       47,274                                              47,388
Exercise of
Common Stock
Options.........          274                                                 275
Repurchase of
Common Stock....       (2,873)                                             (2,881)
Repayment of
Notes Receivable
Preferred Series
B Notes
Receivable
Preferred Series
B...............                 435,000                                  435,000
Notes Receivable
Common Stock....                  (4,989)                                  (4,989)
Forgiveness of
Promissory
Notes...........                  23,615                                   23,615
Issuance of
Stock Options...       28,020                 (28,020)
Amortization of
Deferred
Compensation....                                4,619                       4,619
Net Loss                                                  (5,396,006)  (5,396,006)
                  ------------ ----------- ------------ ------------- ------------- ---
12/31/95
Balance.........  $17,004,210  $(178,901)    $(34,431)  $(11,931,873)  $4,894,773
                  ============ =========== ============ ============= ============= ===
Series D
Preferred Stock
par .001 at
$1.42 share.....    3,997,183                                           4,000,000
Series D
Preferred Stock
Offering
Expenses........     (38,410)                                            (38,410)
Exercise of
Common Stock
Options.........        7,580                                               7,599
Repurchase of
Common Stock....       (9,798)                                             (9,828)
Amortization of
Deferred
Compensation....                                9,290                       9,290
Net Loss........                                          (2,073,213)  (2,073,213)
                  ------------ ----------- ------------ ------------- ------------- ---
6/30/96 Balance
(unaudited).....  $20,960,765  $(178,901)    $(25,141)  $(14,005,086)  $6,790,211
                  ============ =========== ============ ============= ============= ===

    The accompanying notes are an integral part of the financial statements.

                         CUBIST PHARMACEUTICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                  UNAUDITED)

A. NATURE OF BUSINESS

  Cubist Pharmaceuticals, Inc. ("Cubist" or the "Company") is a biopharmaceutical company founded in May 1992 and is engaged in the research, development and commercialization of novel classes of antiinfective drugs to treat infectious diseases caused by bacteria and fungi, primarily those resistant to existing antiinfective drugs. Cubist has established multiple technology licenses and collaborations, has established a network of advisors and collaborators and is located in Cambridge, Massachusetts. Prior to 1995, the Company operated as a development stage enterprise, devoting substantially all of its efforts to establishing the new business and carrying on research and development activities.

B. ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying financial statements are stated on an accrual basis.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, of disclosure of contingent assets and liabilities at the date of the financial statements, and of the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.


 Cash Equivalents

  Cash equivalents consist of short-term interest-bearing instruments (U.S. Government treasuries and money market accounts) with original maturities of three months or less. These investments are carried at cost which approximates market value.

 Short-term Investments

  Short-term investments, with an original maturity of more than three months and less than one year when purchased, consisted entirely of U.S. Government agency securities at December 31, 1995. Short-term investments, all of which are held to maturity, are stated at amortized cost, which approximates market value.

 Pro Forma Stockholders' Equity (Unaudited)

  Upon the closing of the Company's initial public offering, all of the outstanding shares of Series A, B, C, and D Convertible preferred stock (the "Preferred Stock") will automatically convert into 5,366,869 shares of common stock. The unaudited pro forma presentation of stockholders' equity has been prepared assuming the conversion of all the Preferred Stock into Common Stock on June 30, 1996.

 Pro Forma Net Loss Per Common Share (Unaudited)

  The pro forma net loss per common share is computed based upon the weighted average number of common shares and common equivalent shares (using the treasury stock method) outstanding after certain adjustments described below. Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be anti-dilutive, except that, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common and common equivalent shares issued during the

                          CUBIST PHARMACEUTICALS, INC.

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

twelve-month period prior to the filing of the initial public offering, even when anti-dilutive, have been included in the calculation as if they were outstanding for all periods, using the treasury stock method and the expected initial public offering price of $11.00 per share. The pro forma net loss per common share gives effect to the mandatory conversion of all outstanding shares of Preferred Stock into 5,366,869 shares of Common Stock upon the closing of this offering.

 Historical Net Loss Per Common Share

  Net loss per common share on a historical basis is computed in the same manner as pro forma net loss per common share, except that Series A, B, C and D Preferred Stock are not assumed to be converted. Net loss per common share on a historical basis is as follows:

                                                                      SIX MONTHS
                               YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                         -------------------------------------  ------------------------
                            1993         1994         1995         1995         1996
                         -----------  -----------  -----------  -----------  -----------
Net loss to common
 stockholders........... $(1,687,894) $(4,813,035) $(5,396,006) $(3,324,355) $(2,073,213)
Net loss per common
 share..................       (1.79)       (4.40)       (3.73)       (2.34)       (1.41)
Weighted average number
 of common and common
 equivalent shares
 outstanding............     942,306    1,093,181    1,446,914    1,420,923    1,471,562

  Fully diluted net loss per common share is the same as primary net loss per common share.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, generally three years for computer equipment and five years for laboratory equipment, furniture and fixtures. Leasehold improvements are stated at cost and are amortized over the lesser of the life of the lease or their estimated useful lives. The leasehold improvements are also utilized as collateral up to a value of $648,310, which relates to the balance of long-term debt. Maintenance and repairs are charged to expense as incurred, while major betterments are capitalized. When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

 Research and Development

  All research and development costs are expensed as incurred.

 Income Taxes

  Research and experimentation and other tax credits, when utilized, will be recorded using the flow-through method of accounting as a reduction of the current provision for federal and state income taxes.

 Reclassification

  Certain amounts in the 1994 financial statements have been reclassified to conform to the current year presentation.

                         CUBIST PHARMACEUTICALS, INC.

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                  UNAUDITED)
 Interim Financial Statements

  The balance sheet as of June 30, 1996, the statement of operations and cash flows for the six months ended June 30, 1996 and 1995 and the statement of changes in stockholder's equity for the six months ended June 30, 1996 are unaudited, have been prepared on a basis substantially consistent with the audited financial statements and, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods. The results for the six months ended June 30, 1996 are not necessarily indicative of results to be expected for the entire year, although the Company expects to incur a significant loss for the year ending December 31, 1996.

 Recent Accounting Pronouncements

  In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This standard is effective for financial statements for fiscal years beginning after December 15, 1995. The Company's analysis of this new standard indicates that it will not have a material effect on the Company's financial position or results of operations.

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which encourages companies to recognize compensation expense in the statement of operations based on the fair value of the underlying common stock at the date the awards are granted. However, it will permit continued accounting under APB Opinion 25, "Accounting for Stock Issued to Employees," accompanied by a disclosure of the pro forma effects on net income/(loss) and earnings per share had the new accounting rules been applied. The statement is effective for fiscal year 1996. The Company has determined that it will elect the disclosure-only alternative permitted under SFAS No. 123. The Company will be required to disclose pro forma net income and pro forma earnings per share in the footnotes using the fair value based method beginning in 1996 with comparable disclosures for 1995. The Company has not determined the impact of the pro forma adjustments to its net income or earnings per share.

C. PROPERTY AND EQUIPMENT

  At December 31, property and equipment consisted of:

                                                            1994        1995
                                                         ----------  ----------
   Leasehold improvements............................... $1,967,156  $2,066,480
   Laboratory equipment.................................    930,254   1,319,606
   Furniture and fixtures...............................    216,921     226,891
   Computer equipment...................................    168,105     221,976
                                                         ----------  ----------
                                                          3,282,436   3,834,953
   Less accumulated depreciation and amortization.......   (486,246) (1,056,802)
                                                         ----------  ----------
   Property and equipment, net.......................... $2,796,190  $2,778,151
                                                         ==========  ==========

                          CUBIST PHARMACEUTICALS, INC.

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                UNAUDITED)

D. ACCRUED EXPENSES

  At December 31, accrued expenses consisted of:

                                                                1994     1995
                                                              -------- --------
   Payroll and benefits...................................... $ 53,824 $ 57,723
   Vacation..................................................   41,863   40,255
   Construction..............................................  488,000      --
   Legal, audit and patent...................................   63,666   80,185
   Utilities.................................................      --    11,500
                                                              -------- --------
   Total accrued expenses.................................... $647,353 $189,663
                                                              ======== ========

E. LICENSE AGREEMENT

  The Company has entered into two agreements with the Massachusetts Institute of Technology ("MIT"), pursuant to which MIT has granted the Company exclusive worldwide licenses to certain patent rights owned by MIT. The Company has the right to sell or license worldwide any product or process derived from these patent rights. In return for these licenses, the Company has paid to MIT license issue fees of $50,000 and $75,000, respectively. The Company also has paid license maintenance fees of $25,000 in total each year commencing January 1, 1994. In addition, the Company issued shares of common stock equal to 2% of the outstanding common and preferred shares at the completion of the Series B round of financing and will pay royalties from future sales. License fees are expensed as incurred.

F. COLLABORATIVE RESEARCH AGREEMENT

  On December 15, 1995, the Company entered into a collaborative research agreement with Pfizer. Under the terms of the agreement, Pfizer is required to pay the Company a technology licensing fee upon execution and research support payments. These payments are recognized as income earned under the terms of the agreement. In addition, Pfizer will reimburse the Company for expenses related to the screening of Pfizer compounds against the Company's targets and certain milestone payments. These payments are recognized as revenue when the related expenses are incurred. During 1995, the Company included in sponsored research revenues $500,000 for the technology licensing fee and $488,000 for certain research and development revenues in accordance with the agreement. Pfizer also has an option to initiate a drug discovery program using compounds from the drug screening program. Upon initiation of a drug discovery program, Pfizer is obligated to purchase $5,000,000 of the Company's Preferred Stock.

G. STOCKHOLDERS' EQUITY

 Preferred Stock

  In February 1995, the Company sold an aggregate of 9,428,644 shares of its Series C Convertible Preferred Stock at a purchase price of $0.60 per share to a group of existing investors. The purchase price of the Series C Convertible Preferred Stock was paid in part by the conversion and cancellation of $1,000,000 of Convertible Demand Promissory Notes which had been issued in December 1994 to certain existing investors.

  Upon consummation of the reverse stock split of Common Stock described in footnote M, the Company's Convertible Preferred Stock will be convertible to Common Stock at a rate of 1 common share to 7 preferred shares (refer to footnote M) at the option of the shareholder. The Company's Preferred Stock will automatically convert into Common Stock at a rate of 1 common share to 7 preferred shares upon the

                         CUBIST PHARMACEUTICALS, INC.

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                  UNAUDITED)

first public offering where proceeds exceed $15,000,000 and the per share price exceeds $10.92. The Company has also granted warrants to purchase 240,500 shares of Series B Convertible Preferred Stock at a purchase price of $0.50, 92,500 shares of Series C Convertible Preferred Stock at a purchase price of $0.60 and 33,333 shares of Series C Convertible Preferred Stock at a purchase price of $0.90 per share. These warrants expire on either the fifth anniversary of the closing of an initial public offering of the Company's Common Stock or on August 30, 2003, February 28, 2005 and February 26, 2006, respectively, whichever is earlier.

 Common Stock

  As of December 31, 1995, 1,016,662 shares of Common Stock were issued to employees, scientific founders and consultants of the Company. Certain of these shares issued are subject to repurchase, at the Company's option, at the original issuance price in accordance with vesting provisions upon termination of the relationship. At December 31, 1995, 306,350 shares remain subject to repurchase.

 Notes Receivable from Related Parties

  The Company has accepted promissory notes from the Chief Executive Officer in consideration for the Preferred Stock and Common Stock options issued to him. The aggregate principal amount of these notes at December 31, 1995 is $178,901 and is reflected in stockholders' equity as a reduction to paid-in capital. These notes have an annual interest rate of 4% and fall due between July 21, 1996 and November 28, 1997. During 1995, $23,615 of principal and accrued interest under the promissory notes was forgiven and it its expected that additional amounts will be forgiven in 1996 and 1997.

H. STOCK OPTIONS

  The Company has a stock option plan under which options to purchase 571,428 shares of its Common Stock may be granted to employees, directors, officers or consultants. The options are granted at fair market value on the date of the grant as determined by the Board of Directors, vest ratably over a four-year period and expire ten years from the date of grant. In addition, the Company has issued to certain consultants and directors nonqualified stock options to purchase 73,428 shares of its Common Stock. During 1995 and 1994, the Company has allowed employees and consultants to exercise their full grants to take advantage of certain favorable tax benefits. The Company has reserved the right to repurchase any unearned shares at the original purchase price if the employee or consultant does not fulfill their vesting requirement.

                         CUBIST PHARMACEUTICALS, INC.

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                  UNAUDITED)

  From inception to December 31, 1995, the Company granted options for 380,857 shares (net of cancellations and repurchased shares) under its stock option plan at prices ranging from $0.07 to $0.42 per share, of which options for 255,371 shares were exercised at prices ranging from $0.07 to $0.42. There were 25,617 employee shares exercisable at year-end (32,303 shares at December 31, 1994). The Company has granted options for 73,428 shares to consultants and directors under its stock option plan, of which 39,857 options were exercised since inception. Stock option activity is summarized as follows:

                                                            SHARES  OPTION PRICE
                                                            ------- ------------
   Outstanding at December 31, 1993........................ 124,571  $ .07-$.35
     Granted............................................... 227,335  $ .07-$.35
     Exercised............................................. 302,451  $ .07-$.35
     Cancelled.............................................   7,241  $ .07-$.35
                                                            -------  ----------
   Outstanding at December 31, 1994........................  42,214  $ .07-$.35
     Granted............................................... 121,442  $ .07-$.42
     Exercised.............................................     785  $ .07-$.35
     Cancelled.............................................   3,814  $ .07-$.35
                                                            -------  ----------
   Outstanding at December 31, 1995........................ 159,057  $ .07-$.42
     Granted............................................... 384,715  $.42-$5.95
     Exercised.............................................  15,627  $ .35-$.42
     Cancelled.............................................   7,485  $ .35-$.42
                                                            -------  ----------
   Outstanding at June 30, 1996 (unaudited)................ 520,660  $.07-$5.95
                                                            =======  ==========

  During 1995, 8,232 shares of previously exercised options were repurchased because vesting schedules were not fulfilled. These options were originally exercised during 1994.

I. LEASE COMMITMENTS

  The Company leases its facilities under an operating lease agreement which expires on September 15, 2003 and is renewable at the Company's option for one additional five-year period. Under the terms of the lease, the Company is obligated to pay its prorated share of common operating expenses and real estate taxes as well as base rents. In addition, the Company entered into an amendment to the agreement with the landlord under which the landlord provided financing to the Company for a portion of the buildout cost ($543,393) at an interest rate of 12% per year payable in equal monthly installments of $19,773 over five years through October 1998, and $7,685 thereafter through February 2000. At December 31, 1995, the outstanding principal balance was $347,070. The Company also provided a security deposit of $100,000 upon execution of the lease. The security deposit bears interest in a segregated account, and is partially refundable ($79,000 plus interest) upon the fifth anniversary, and fully refundable plus interest within thirty days after the expiration of the lease, provided no event of default has occurred. The Company has also financed an additional $345,500 during the first quarter of 1995 relating to a 6,510 square foot facility expansion completed during the first week of January 1995. This additional debt is payable over five years with an annual interest rate of 12%. No additional security deposit was required. At December 31, 1995, the outstanding principal balance was $301,240.

                         CUBIST PHARMACEUTICALS, INC.

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                  UNAUDITED)

  The Company leases certain laboratory equipment under long-term capital leases. The cost of this equipment included in fixed assets was $1,720,940 at the end of 1995 and $1,173,078 at the end of 1994, with associated accumulated depreciation of $627,366 at December 31, 1995 and $302,621 at December 31, 1994. The Company has an option to purchase all of the leased equipment at a price to be negotiated at lease end. Future lease payments for non-cancelable leases for the respective years ended December 31 are as follows:

                                      OPERATING LEASES                 CAPITAL LEASES
                                      ----------------                 --------------
    1996                                 $  148,615                      $  520,060
    1997                                    148,615                         520,060
    1998                                    157,676                         220,969
    1999                                    179,680                         105,568
    2000                                    179,680                             --
    2001 and thereafter                     486,444                             --
                                         ----------                      ----------
Total minimum lease payments             $1,300,710                       1,366,657
                                         ----------                      ----------
Less amount representing interest payments                                  176,417
                                                                         ----------
Present value of minimum lease payments                                   1,190,240
Less current portion                                                        413,223
                                                                         ----------
Long-term obligation                                                     $  777,017
                                                                         ==========

  Lease payments under operating leases were $207,898 in fiscal year 1995 and $269,991 in fiscal year 1994.

J. EMPLOYEE BENEFITS

  The Company instituted a 401(k) savings plan in 1993, in which substantially all of its permanent employees are eligible to participate. Participants may contribute up to 15% of their annual compensation to the plan, subject to certain limitations. The Company contributes a matching amount of up to 1.5% of a participant's total compensation or $500 annually, whichever is less. The Company contributed $14,072 during 1995 and $9,524 during 1994.

K. INCOME TAXES

  The Company follows the liability method of accounting for income taxes in accordance with the provisions of Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes," whereby a deferred tax liability is measured by the enacted tax rates which will be in effect when any differences between the financial statements and tax basis of assets reverse. The deferred tax liability can be reduced by net operating losses being carried forward for tax purposes.

  At December 31, 1995, the Company had available federal and state net operating loss carryforwards of approximately $11,678,000. The federal and state net operating loss and tax credit carryforwards begin to expire in the years 2007 and 1997, respectively. Research and experimentation tax credits of approximately $325,000 begin to expire in 2008. The net operating loss carryforwards may be subject to an annual limitation in any given year in the event of certain occurrences, including significant changes in ownership. The Company has established a valuation reserve against the deferred tax benefit arising from these carryforwards due to the uncertainty of earning sufficient taxable income to receive the benefit and accordingly has not given recognition to these tax benefits in these financial statements. These carryforwards are also subject to review by the Internal Revenue Service.

                         CUBIST PHARMACEUTICALS, INC.

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                  UNAUDITED)

L. SUBSEQUENT EVENTS

 Collaborative Agreements

  In June 1996, the Company entered into a collaborative research agreement with Bristol-Myers Squibb. Under the terms of the agreement, Bristol-Myers Squibb purchased from the Company $4,000,000 of the Company's Preferred Stock upon execution of the agreement, and has agreed to make payments to the Company upon the achievement of certain milestones. These milestone payments are recognized as income as earned under the terms of the agreement. In addition, Bristol-Myers Squibb will reimburse the Company for research and development expenses relating to the production of certain targets and also for expenses relating to the screening of Bristol-Myers Squibb compounds against the Company's targets over three years, with an option to fund a fourth year. These payments are recognized as revenue when the related expenses are incurred.

  In June 1996, the Company entered into a collaborative research agreement with Merck & Co., Inc. ("Merck"). Under the terms of the agreement, Merck will pay the Company a technology licensing fee upon execution and certain milestone payments. These payments are recognized as income as earned under the terms of the agreement. In addition, Merck will reimburse the Company for research and development expenses relating to the production of certain targets; for expenses relating to the screening of Merck compounds against the Company's targets; and for expenses relating to compound optimization. These payments are recognized as revenue when the related expenses are incurred.

 Common Stock Option Grants

  On May 28, 1996, the Company granted 214,285 incentive stock options to certain employees of the Company at a purchase price of $1.96 per share. In addition, the Company issued 42,857 shares of non-qualified options at an exercise price of $1.96 per share to directors of the Company. On June 11, 1996, the Company granted 4,285 incentive stock options to certain employees of the Company at a purchase price of $5.95 per share, and the Company granted 10,714 nonstatutory stock options to a director and a consultant of the Company at a purchase price of $5.95 per share. In addition, in June 1996, the Company increased the options available for grant under the Amended and Restated 1993 Stock Option Plan to 1,500,000 shares.

 Warrants

  During February 1996, the Company issued a warrant exercisable for 33,333 shares of Series C Convertible Preferred Stock (convertible to Common Stock upon the closing of the Company's initial public offering) to Comdisco, Inc. in conjunction with a $500,000 increase of the Company's equipment lease line over 1996.

M. REVERSE STOCK SPLIT

  The Company anticipates that in September 1996 it will effect a 1-for-7 reverse stock split of the Common Stock. Accordingly, all share and per share amounts have been adjusted to reflect the stock split as though it had occurred at the beginning of the initial period presented.

                   INHIBITION OF AMINOACYL - TRNA SYNTHETASE


       Amino Acid                                     Inhibitor


                      Aminoacyl - tRNA Synthetase

                                         tRNA
                          Charged tRNA                                Inhibited
                                                                      Synthetase

    Protein Synthesis                            Inhibition of Protein
                                                       Synthesis


Binding of an amino acid
to the aminoacyl -tRNA                        Binding of an inhibitor to
synthetase leads to the                       the aminoacyl - tRNA
formation of charged                          synthetase alters the
tRNA and protein                              synthetase structure,
synthesis.                                    blocks amino acid binding
                                              and prevents the formation
                                              of charged tRNA, thereby
                                              inhibiting protein
                                              synthesis.

- --------------------------------------------------------------------------------

             AMINOACYL - TRNA SYNTHETASE TARGETS FOR DRUG DISCOVERY



                                                                         S.
                                                                         aureus
                                                                        E.
                                                                        faecalis
                                                                       C.
                                                                       albicans
                                                                      H.
                                                                      influenzae
                                                                     S.
                                                                     pneumoniae
                                                                    E. coli
     1  2  3  4  5  6  7  8  9  10  11  12  13  14  15  16  17 18 19 20
                          Aminoacyl - tRNA Synthetases

Elevated cubes represent certain screening leads that exhibit significant inhibitory activity against specific aminoacyl - tRNA synthetase targets. Glutamine - tRNA synthetase, shown in black, is not present in certain pathogens.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 No dealer, salesperson, or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.

                                --------------

                               Table of Contents


                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Financial Data..................................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  22
Management...............................................................  46
Certain Transactions.....................................................  52
Principal Stockholders...................................................  54
Description of Capital Stock.............................................  57
Shares Eligible for Future Sale..........................................  60
Underwriting.............................................................  62
Legal Matters............................................................  63
Experts..................................................................  63
Additional Information...................................................  63
Index to Financial Statements............................................ F-1

 Until       , 1996 (25 days after the date of the Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             2,000,000 SHARES

                                   LOGO

                         CUBIST PHARMACEUTICALS, INC.

                                 COMMON STOCK

                             --------------------

                                  PROSPECTUS
                                       , 1996

                             --------------------

                                UBS SECURITIES

                               HAMBRECHT & QUIST

                         PACIFIC GROWTH EQUITIES, INC.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

  SEC Registration Fee............................................... $ 12,888
  NASD Fees..........................................................    4,238
  Nasdaq National Market Listing Fees................................   39,696
  Printing and Engraving Expenses....................................  100,000
  Legal Fees and Expenses............................................  225,000
  Accountants' Fees and Expenses.....................................  125,000
  Expenses of Qualification Under State Securities Laws, Including
   Attorneys' Fees...................................................   20,000
  Transfer Agent and Registrar's Fees................................   10,000
  Miscellaneous Costs................................................   63,178
                                                                      --------
      Total.......................................................... $600,000
                                                                      ========

- --------
ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

  The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, copies of which are filed herein as Exhibit 3.3 and 3.4, provide for advancement of expenses and indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

  Section 9 of the Underwriting Agreement between the Registrant and the Underwriters, a copy of which is filed herein as Exhibit 1.1, will provide for indemnification by the Registrant of the Underwriters and each person, if any, who controls any Underwriter, against certain liabilities and expenses, as stated therein, which may include liabilities under the Securities Act of 1933. The Underwriting Agreement also provides that the Underwriters shall similarly indemnify the Registrant, its directors, officers and controlling persons, as set forth therein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Described below is information regarding all unregistered securities of the Company sold by the Company within the past three years. The share and per share amounts set forth below have been adjusted to reflect the Company's one for seven reverse stock split to occur prior to the consummation of this Offering.

  Between incorporation (May 1992) and June 1996, the Company has issued and sold an aggregate of approximately 459,513 shares of its Common Stock, at prices ranging from $0.007 to $0.42 per share, with an aggregate offering price of approximately $150,601 to certain of its officers, employees and consultants. The offers and sales of these shares were made in reliance upon Rule 701 promulgated under the Securities Act and are deemed to be exempt transactions as sales of an issuer's securities pursuant to a written plan or contract relating to the compensation of such individuals and upon Section 4(2) of the Securities Act as transactions not involving any public offering.

  From its incorporation (May 1992) to June 1996, the Registrant has entered into stock option agreements with certain employees, officers, directors and consultants to the Company covering approximately 827,337 shares of its Common Stock pursuant to the Registrant's Amended and Restated 1993 Stock Option Plan. The purchase price under the options is $0.007 to $5.95 per share based on the fair market value of the Common Stock on the date of grant. These grants and sales were made in reliance upon Rule 701 under the Securities Act and are deemed to be exempt transactions as sales of an issuer's securities pursuant to a written contract relating to the compensation of such individuals.

  In August 1993, the Registrant issued and sold an aggregate of 14,270,000 shares of Series B Convertible Preferred Stock (convertible into 2,038,571 shares of Common Stock) at a purchase price of $0.50 per share ($3.50 per share on an as-converted basis), to a group of investors. The issuance and sales of such shares of Series B Convertible Preferred Stock were made in reliance upon Rule 506 of Regulation D promulgated under the Securities Act and Section 4(2) of the Securities Act.

  In August 1993, the Registrant issued a warrant for the purchase of 240,500 shares of Series B Convertible Preferred Stock (convertible into 34,357 shares of Common Stock) at an exercise price of $0.50 per share to Comdisco ($3.50 per share on an as-converted basis). In January 1994, the Company issued and sold an aggregate of 200,000 shares of Series B Convertible Preferred Stock (convertible into 28,571 shares of Common Stock) at a purchase price of $0.50 per share ($3.50 per share on an as-converted basis) to Comdisco, Inc. The issuance and sale of such warrant and shares for the purchase of Series B Convertible Preferred Stock were made in reliance upon Section 4(2) of the Securities Act.

  In January 1994, the Registrant issued and sold 39,496 shares of Common Stock to the Massachusetts Institute of Technology ("MIT") pursuant to a License Agreement between MIT and the Company. The issuance and sale of such shares of Common Stock were made in reliance upon Section 4(2) of the Securities Act.

  In July 1994, the Registrant issued and sold 263,370 shares of Series B Preferred Stock (convertible into 37,624 shares of Common Stock) at a purchase price of $0.50 per share ($3.50 per share on an as-converted basis) to Dr. Scott M. Rocklage, President, Chief Executive Officer and a director of the Company. The issuance and sale of such shares of Series B Preferred Stock were made in reliance upon Section 4(2) of the Securities Act.

  In December 1994, the Registrant issued $1,000,000 of Convertible Demand Promissory Notes (the "Notes") to a group of investors. The Notes were issued in reliance upon Section 4(2) of the Securities Act. The entire amount of indebtedness was converted to 1,684,644 shares of Series C Convertible Preferred Stock (convertible into approximately 240,663 shares of Common Stock) in connection with an offering of Series C Convertible Preferred Stock in February 1995.

  In February 1995, the Registrant issued and sold an aggregate of 7,744,000 shares of Series C Convertible Preferred Stock (convertible into approximately 1,106,285 shares of Common Stock) to a group of investors, at a purchase price of $0.60 per share ($4.20 per share on an as-converted basis). In addition, the Registrant issued a warrant to Comdisco, Inc. to purchase 92,500 shares (convertible into 13,214 shares of Common Stock) at an exercise price of $0.60 per share ($4.20 per share on an as-converted basis). The issuance and sales of such shares of Series C Convertible Preferred Stock were made in reliance upon Rule 506 of Regulation D promulgated under the Securities Act and Section 4(2) of the Securities Act.

  In May 1995, the Registrant issued and sold an aggregate of 5,589,169 shares of Series C Convertible Preferred Stock (convertible into approximately 798,452 shares of Common Stock) at a purchase price of $0.60 per share ($4.20 per share on an as-converted basis) to a group of investors. In addition, the Registrant issued options to each of Dr. Schimmel and Dr. Rebek, to purchase 120,000 shares of Series C Convertible Preferred Stock (convertible into 17,142 shares of Common Stock) at an exercise price of $0.60 per share ($4.20 per share on an as-converted basis). The issuance and sales of such shares of and options for Series C Convertible Preferred Stock were made in reliance upon Rule 506 of Regulation D promulgated under the Securities Act and Section 4(2) of the Securities Act.

  In February 1996, the Registrant issued a warrant to Comdisco, Inc. for up to 33,333 shares of Series C Convertible Preferred Stock (convertible into 4,761 shares of Common Stock) at an exercise price of $0.90 per share ($6.30 per share on an as-converted basis). The issuance and sale of such shares of Series C Convertible Preferred Stock were made in reliance upon Section 4(2) of the Securities Act.

  In June 1996, the Registrant issued 2,816,902 shares of Series D Convertible Preferred Stock (convertible into 402,414 shares of Common Stock) to Bristol-Myers Squibb Company at a purchase price of $1.42 per share ($9.94 per share on an as-converted basis). The issuance and sale of such shares of Series D Convertible Preferred Stock were made in reliance upon Section 4(2) of the Securities Act. In addition, the Company may issue Common Stock after the closing of this Offering to Bristol-Myers Squibb pursuant to certain antidilution rights of Bristol-Myers Squibb.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

 EXHIBITS
 --------
 *1.1     Proposed Form of Underwriting Agreement.
  3.1     Restated Certificate of Incorporation of the Registrant.
  3.2     Form of Certificate of Amendment to the Restated Certificate of
          Incorporation of the Registrant (to be filed with the Secretary of
          State of the State of Delaware prior to the effectiveness of the
          Registration Statement).
  3.3     Form of Restated Certificate of Incorporation of the Registrant (to
          be filed with the Secretary of State of the State of Delaware upon the closing of the Offering).
  3.4     Amended and Restated By-Laws of the Registrant, as amended to date.
  4.1     Specimen certificate for shares of Common Stock.
 *4.2     Description of Capital Stock (contained in the Restated Certificate of Incorporation of the Corporation of the Registrant, filed as
          Exhibit 3.3).
  5.1     Opinion of Bingham, Dana & Gould LLP, with respect to the legality of the shares being registered.
+10.1     (a) License Agreement between the Registrant and the Massachusetts
          Institute of Technology, dated November 4, 1992, as amended by the
          First Amendment, dated January 20, 1995, and the Second Amendment, dated May 17, 1995.
          (b) Patent License Agreement between the Registrant and the
          Massachusetts Institute of Technology, dated July 21, 1994.
+10.2     License Agreement between the Registrant and the Board of Trustees of the Leland Stanford Junior University, dated April 1, 1994.
*10.3     Employment Agreement between the Registrant and Scott M. Rocklage, dated June 20, 1994.
*10.4     Consulting Agreement between the Registrant and Paul R. Schimmel, dated May 1, 1992.
*10.5     Consulting Agreement between the Registrant and Julius Rebek, Jr., dated May 1, 1992.
 10.6     Amended and Restated 1993 Stock Option Plan.
+10.7     Collaborative Research Agreement between the Registrant and Pfizer
          Inc, dated December 15, 1995.
+10.8     Collaborative Research and License Agreement between the Registrant and Merck & Co., Inc., dated June 13, 1996.
+10.9     Collaborative Research and License Agreement between the Registrant and Bristol-Myers Squibb Company and the Registrant, dated June 25,
          1996.

 EXHIBITS
 --------
   +10.10 Supply and Services Agreement, dated as of November 1, 1995, by and between Terrapin Technologies, Inc. and the Registrant.
   *10.11 Screening Agreement, dated November 28, 1995, between the Registrant and Monsanto Company.
   +10.12 Letter Agreement, dated January 18, 1996, between Pharm-Eco
          Laboratories, Inc. and the Registrant.
   *10.13 Agreement with ArQule, Inc., dated June 4, 1996.
   *10.14 Lease Agreement between Registrant and Harry F. Stimpson III, trustee under the will of Harry F. Stimpson dated April 30, 1993, regarding
          24 Emily Street, Cambridge, MA., as amended by the First Amendment to
          Lease, dated September 19, 1994.
   *10.15 Form of Employee Confidentiality and Non Disclosure Agreement.
   *10.16 Master Lease Agreement between the Registrant and Comdisco, Inc., dated as of August 30, 1993, as amended on February 7, 1995, and as further amended on February 26, 1996.
   *10.17 Series B Convertible Preferred Stock Purchase Warrant between the
          Registrant and Comdisco, Inc., dated August 30, 1993.
   *10.18 Series C Convertible Preferred Stock Purchase Warrants between the
          Registrant and Comdisco, Inc., dated February 28, 1995 and February
          26, 1996.
   *10.19 Form of Series C Convertible Preferred Stock Purchase Option issued to each of Dr. Paul Schimmel and Dr. Julius Rebek, Jr. in May, 1995.
   *10.20 Amended and Restated Shareholders' Rights Agreement by and among the
          Registrant and the parties signatory thereto.
    11    Computation of Income Per Share.
    23.1  Consent of Bingham, Dana & Gould LLP (included in Exhibit 5).
    23.2  Consent of Coopers & Lybrand L.L.P.
    23.3  Consent of Hamilton, Brook, Smith & Reynolds, P.C.
   *24.1  Power of Attorney (included in signature page to Registration
          Statement).
    27    Financial Data Schedule.

- --------
*  Previously filed.

+  Confidential Treatment requested as to certain portions.

  (b) Financial Statement Schedules:

  All financial statement schedules have been omitted because either they are not required, are not applicable, or the information is otherwise set forth in the Financial Statements and Notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes:

    (1) To provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT, CUBIST PHARMACEUTICALS, INC., DULY CAUSED THIS PRE-EFFECTIVE AMENDMENT NO. 2 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CAMBRIDGE, COMMONWEALTH OF MASSACHUSETTS, ON THIS 17TH DAY OF SEPTEMBER, 1996.

                                          Cubist Pharmaceuticals, Inc.

                                                   /s/ Scott M. Rocklage
                                          By: _________________________________
                                                    SCOTT M. ROCKLAGE
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS PRE-EFFECTIVE AMENDMENT NO. 2 HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                         TITLE                DATE

        /s/ Scott M. Rocklage           President, Chief
- -------------------------------------    Executive Officer      September 17,
          SCOTT M. ROCKLAGE              and Director             1996
                                         (Principal
                                         Executive Officer)

                  *                     Treasurer (Principal
- -------------------------------------    Financial and          September 17,
           THOMAS A. SHEA                Accounting Officer)      1996

                  *                     Chairman of the
- -------------------------------------    Board of Directors     September 17,
           JOHN K. CLARKE                                         1996

              SIGNATURE                         TITLE                DATE

                  *                     Director
- -------------------------------------                           September 17,
             BARRY BLOOM                                          1996

                  *                     Director
- -------------------------------------                           September 17,
           GEORGE CONRADES                                        1996

                  *                     Director
- -------------------------------------                           September 17,
           ELLEN M. FEENEY                                        1996

                  *                     Director
- -------------------------------------                           September 17,
         TERRANCE G. MCGUIRE                                      1996

                  *                     Director
- -------------------------------------                           September 17,
          JULIUS REBEK, JR                                        1996

                  *                     Director
- -------------------------------------                           September 17,
          PAUL R. SCHIMMEL                                        1996

        /s/ Scott M. Rocklage
*By: ________________________________
         SCOTT M. ROCKLAGE,
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBITS
 --------
 *1.1     Proposed Form of Underwriting Agreement.
  3.1     Restated Certificate of Incorporation of the Registrant.
  3.2     Form of Certificate of Amendment to the Restated Certificate of
          Incorporation of the Registrant (to be filed with the Secretary of State of the State of Delaware prior to the effectiveness of the Registration Statement).
  3.3     Form of Restated Certificate of Incorporation of the Registrant
          (to be filed with the Secretary of State of the State of
          Delaware upon the closing of the Offering).
  3.4     Amended and Restated By-Laws of the Registrant, as amended to date.
  4.1     Specimen certificate for shares of Common Stock.
 *4.2     Description of Capital Stock (contained in the Restated
          Certificate of Incorporation of the Corporation of the
          Registrant, filed as Exhibit 3.3).
  5.1     Opinion of Bingham, Dana & Gould LLP, with respect to the
          legality of the shares being registered.
+10.1     (a) License Agreement between the Registrant and the
          Massachusetts Institute of Technology, dated November 4, 1992, as amended by the First Amendment, dated January 20, 1995, and the Second Amendment, dated May 17, 1995.
          (b) Patent License Agreement between the Registrant and the
          Massachusetts Institute of Technology, dated July 21, 1994.
+10.2     License Agreement between the Registrant and the Board of
          Trustees of the Leland Stanford Junior University, dated April
          1, 1994.
*10.3     Employment Agreement between the Registrant and Scott M.
          Rocklage, dated June 20, 1994.
*10.4     Consulting Agreement between the Registrant and Paul R.
          Schimmel, dated May 1, 1992.
*10.5     Consulting Agreement between the Registrant and Julius Rebek,
          Jr., dated May 1, 1992.
 10.6     Amended and Restated 1993 Stock Option Plan.
+10.7     Collaborative Research Agreement between the Registrant and
          Pfizer Inc, dated December 15, 1995.
+10.8     Collaborative Research and License Agreement between the
          Registrant and Merck & Co., Inc., dated June 13, 1996.
+10.9     Collaborative Research and License Agreement between the
          Registrant and Bristol-Myers Squibb Company and the Registrant,
          dated June 25, 1996.
+10.10    Supply and Services Agreement, dated as of November 1, 1995, by and between Terrapin Technologies, Inc. and the Registrant.
*10.11    Screening Agreement, dated November 28, 1995, between the
          Registrant and Monsanto Company.
+10.12    Letter Agreement, dated January 18, 1996, between Pharm-Eco
          Laboratories, Inc. and the Registrant.
*10.13    Agreement with ArQule, Inc., dated June 4, 1996.
*10.14    Lease Agreement between Registrant and Harry F. Stimpson III, trustee under the will, of Harry F. Stimpson dated April 30,
          1993, regarding 24 Emily Street, Cambridge, MA., as amended by the First Amendment to Lease, dated September 19, 1994.
*10.15    Form of Employee Confidentiality and Non Disclosure Agreement.

 EXHIBITS
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
  *10.16  Master Lease Agreement between the Registrant and Comdisco, Inc., dated as of August 30, 1993, as amended on February 7, 1995, and as further amended on February 26, 1996.
  *10.17  Series B Convertible Preferred Stock Purchase Warrant between the
          Registrant and Comdisco, Inc., dated August 30, 1993.
  *10.18  Series C Convertible Preferred Stock Purchase Warrants between the
          Registrant and Comdisco, Inc., dated February 28, 1995 and February
          26, 1996.
  *10.19  Form of Series C Convertible Preferred Stock Purchase Option issued to each of Dr. Paul Schimmel and Dr. Julius Rebek, Jr. in May, 1995.
  *10.20  Amended and Restated Shareholders' Rights Agreement by and among the
          Registrant and the parties signatory thereto.
   11     Computation of Income Per Share.
   23.1   Consent of Bingham, Dana & Gould LLP (included in Exhibit 5).
   23.2   Consent of Coopers & Lybrand L.L.P.
   23.3   Consent of Hamilton, Brook, Smith & Reynolds, P.C.
  *24.1   Power of Attorney (included in signature page to Registration
          Statement).
   27     Financial Data Schedule.

- --------
*Previously filed.

+Confidential Treatment requested as to certain portions.